Exhibit 99.8

Budget and Fiscal Plan

2015/16 — 2017/18

February 17, 2015

National Library of Canada Cataloguing in Publication Data

British Columbia.

Budget and fiscal plan. — 2002/03/2004/05-

Annual

Also available on the Internet.

Continues: British Columbia. Ministry of Finance and

Corporate Relations. Budget … reports. ISSN 1207-5841

ISSN 1705-6071 = Budget and fiscal plan — British Columbia.

1. Budget — British Columbia — Periodicals. 2. British

Columbia — Appropriations and expenditures — Periodicals.

I. British Columbia. Ministry of Finance. II. Title.

HJ12.B742 352.48’09711’05 C2003-960048-3

Budget and Fiscal Plan 2015/16 — 2017/18	February 17, 2015

Attestation by the Secretary to Treasury Board

Summary			1

Part 1:	Three Year Fiscal Plan
Introduction			5
Revenue			8
	Major Revenue Sources		10
Expense			18
	Consolidated Revenue Fund Spending		18
	Management of the BC Public Service		24
	Recovered Expenses		24
	Operating Transfers		25
	Service Delivery Agency Spending		25
Capital Spending			26
	Taxpayer-supported Capital Spending		26
	Self-supported Capital Spending		30
	Projects over $50 million		31
Provincial Debt			35
Risks to the Fiscal Plan			37
Tables:
	1.1	Three Year Fiscal Plan	5
	1.2	Comparison of Major Factors Underlying Revenue	9
	1.3	Personal Income Tax Revenue	10
	1.4	Corporate Income Tax Revenue	11
	1.5	Sales Taxes Revenue	11
	1.6	Federal Government Contributions	13
	1.7	Revenue by Source	16
	1.8	Expense by Ministry, Program and Agency	17
	1.9	Health Per Capita Costs and Outcomes: Canadian Comparisons	19
	1.10	Increased Funding for K—12 Education	20
	1.11	Supporting Economic Development	21
	1.12	Benefiting the Environment	22
	1.13	Supporting Families and Individuals in Need	22
	1.14	Capital Spending	26
	1.15	Provincial Transportation Investments	29
	1.16	Capital Expenditure Projects Greater Than $50 million	32
	1.17	Provincial Debt Summary	35
	1.18	Provincial Borrowing Requirements	36
	1.19	Reconciliation of Summary Results to Provincial Debt Changes	36
	1.20	Key Fiscal Sensitivities	37

Budget and Fiscal Plan — 2015/16 to 2017/18

Topic Boxes:
	Managing Fair and Affordable Public Sector Compensation		41
	Strengthening Our Relationship with First Nations: BC’s Response to the Tsilhqot’in Decision		44
	A Pan-Canadian “Renminbi Hub”		46
	Opportunities for British Columbia Liquefied Natural Gas — Update		48
	Strategic Debt Management		50

Part 2:	Tax Measures
Tax Measures — Supplementary Information			54
Tables:
	2.1	Summary of Tax Measures	53

Topic Box:
	Carbon Tax Report and Plan		60

Part 3:	British Columbia Economic Review and Outlook
Summary			63
British Columbia Economic Activity and Outlook			63
	The Labour Market		64
	Consumer Spending and Housing		65
	Business and Government		67
	External Trade and Commodity Markets		67
	Demographics		69
	Inflation		69
Risks to the Economic Outlook			70
External Outlook			70
	United States		70
	Canada		73
	Europe		74
	China		76
Financial Markets			76
	Interest Rates		76
	Exchange Rate		77
Tables:
	3.1	British Columbia Economic Indicators	64
	3.2	US real GDP forecast: Consensus vs Ministry of Finance	73
	3.3	Canadian real GDP forecast: Consensus vs Ministry of Finance	74
	3.4	Private Sector Canadian Interest Rate Forecasts	77
	3.5	Private Sector Exchange Rate Forecasts	78
	3.6.1	Gross Domestic Product: British Columbia	79
	3.6.2	Components of Nominal Income and Expenditure	80
	3.6.3	Labour Market Indicators	80
	3.6.4	Major Economic Assumptions	81
Topic Box:
	The Economic Forecast Council, 2015		82

Budget and Fiscal Plan — 2015/16 to 2017/18

ii

Part 4: 2014/15 Updated Financial Forecast (Third Quarterly Report)
Introduction		87
Revenue		89
Expense		89
Contingencies		89
Government Employment (FTEs)		90
Provincial Capital Spending		90
Provincial Debt		91
Risks to the Fiscal Forecast		92
Supplementary Schedules		92
Tables:
4.1	2014/15 Forecast Update	87
4.2	2014/15 Financial Forecast Changes	88
4.3	2014/15 Capital Spending Update	90
4.4	2014/15 Provincial Debt Update	91
4.5	2014/15 Operating Statement	92
4.6	2014/15 Revenue by Source	93
4.7	2014/15 Expense by Ministry, Program and Agency	94
4.8	2014/15 Expense by Function	95
4.9	2014/15 Capital Spending	96
4.10	2014/15 Provincial Debt	97
4.11	2014/15 Statement of Financial Position	98

Appendix		99

Budget and Fiscal Plan — 2015/16 to 2017/18

iii

February 17, 2015

As required by Section 7(d) of the Budget Transparency and Accountability Act (BTAA), and Section 4a(v) of the Carbon Tax Act, I confirm that Budget 2015 contains the following elements:

•             Fiscal forecasts for 2015/16 to 2017/18 (provided in Part 1) and economic forecasts for 2015 to 2019 (provided in Part 3).

•             A report on the advice received from the Economic Forecast Council (EFC) in early December 2014 (updated January 2015) on the economic growth outlook for British Columbia, including a range of forecasts for 2015 and 2016 (see Part 3, page 82).

•             Material economic, demographic, fiscal, accounting policy and other assumptions and risks underlying Budget 2015 economic and fiscal forecasts In particular:

•             The economic forecast reflects stable economic growth for British Columbia in an environment where the global economic situation remains mixed. While the US economy is improving, Europe’s outlook is uncertain, growth in China is slowing, and the Canadian economy is being impacted by low oil prices. Accordingly, the economic projections assumed in Budget 2015 are more prudent relative to the average of the forecasts provided by the Economic Forecast Council

•             Personal and corporate income tax revenue forecasts include the final 2013 assessments and the latest projections for these taxation revenue sources received from the federal government.

•             Natural gas forecasts continue to reflect the recommendations of an independent consultant on the natural gas price forecast methodology (see Budget 2013) in order to maintain prudence against volatility, but do not reflect any incremental revenue from liquefied natural gas development.

•             Ministry budgets include base increases for the costs of collective agreements signed under government’s current wage mandate, including the recent teachers settlement; however any costs arising from the Economic Stability Dividend portion of the mandate will be addressed in the fiscal plan at such time they are triggered. Any costs arising from the outcome of the appeal regarding the BC Supreme Court decision on the teachers’ contract will be addressed in future fiscal plans

•             Forecast prudence totals $600 million in 2015/16 and $750 million in each of 2016/17 and 2017/18, being the sum of the Contingencies vote and the forecast allowance in each fiscal year.

•             The capital plan includes spending projections for the Site C dam project and initial funding for site preparation costs for the Massey Tunnel replacement project.

•             Revenue and spending forecasts include three-year financial projections for school districts, post-secondary institutions and health authorities, as provided by the Ministries of Education, Advanced Education and Health, respectively, based on plans submitted to the ministries by those entities, and for the other service delivery agencies and the commercial Crown corporations, as submitted directly to the Ministry of Finance by those organizations.

•            A Revenue Neutral Carbon Tax Report for 2013/14 and 2014/15, and the Revenue Neutral Carbon Tax Plan for 2015/16 to 2017/18 (see Part 2: Tax Measures, page 60).

To the best of my knowledge, the three-year fiscal plan contained in Budget 2015 conforms to the standards and guidelines of generally accepted accounting principles for senior government as outlined in Note 1 of the 2013/14 Public Accounts.

/s/ Peter Milburn
Peter Milburn
Deputy Minister and
Secretary to Treasury Board

Budget and Fiscal Plan — 2015/16 to 2017/18

Summary: BUDGET AND FISCAL PLAN — 2015/16 to 2017/18

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2014/15	2015/16	2016/17	2017/18
Revenue	45,772	46,365	47,646	48,617
Expense	(44,793)	(45,831)	(46,920)	(47,868)
Surplus before forecast allowance	979	534	726	749
Forecast allowance	(100)	(250)	(350)	(350)
Surplus	879	284	376	399
Capital spending:
Taxpayer-supported capital spending	3,637	3,731	3,726	3,199
Self-supported capital spending	2,604	2,518	2,527	2,944
	6,241	6,249	6,253	6,143
Provincial Debt:
Taxpayer-supported debt	42,302	43,182	44,126	44,733
Self-supported debt	21,428	22,528	23,769	25,321
Total debt (including forecast allowance)	63,830	65,960	68,245	70,404
Taxpayer-supported debt-to-GDP ratio	17.7%	17.4%	17.1%	16.6%
Taxpayer-supported debt-to-revenue ratio	95.8%	95.4%	95.1%	94.7%
Economic Forecast:	2014	2015	2016	2017
Real GDP growth	2.2%	2.3%	2.4%	2.3%
Nominal GDP growth	3.9%	3.8%	4.3%	4.3%

Disciplined Fiscal Planning

Budget 2015 continues government’s commitment to fiscal prudence by projecting balanced budgets throughout the fiscal plan period. While economic growth remains modest, improving revenue growth has enabled government to provide funding for long term public sector wage settlements and key priorities such as core service caseload pressures.

Revenue is expected to grow by 2.7 per cent annually over the four-year forecast period, while expenses are projected to increase 2.5 per cent annually over the same period. Keeping expense growth below revenue growth ensures the budget remains balanced in the future, which will enable government to continue to support important social and economic outcomes.

In addition to growing its Ministry of Health budget by 2.9 per cent annually, over the next three years government will provide budget increases for some limited key priorities, such as

•    funding the 2014 Economic Stability Mandate compensation increases;

•    measures to support economic and resource development; and

•    additional support for families and individuals in need, including funding for Community

Disciplined fiscal planning

Living BC and the exemption of child support payments from the calculation of income and disability assistance.

Overall, ministry program funding is increasing by $2.3 billion.

In order to achieve social policy and economic development objectives, government will initiate a number of tax policy measures in Budget 2015, including:

•    enhancements to the BC tax reduction credit, effective January 1, 2015;

•    the introduction of a new children’s fitness equipment tax credit, effective January 1, 2015;

Budget and Fiscal Plan — 2015/16 to 2017/18

Summary

•    extension of the BC training tax credits until the end of 2017;

•    extension of the new mine allowance for four years to December 31, 2019; and

•    extension of the BC interactive digital media tax credit for an additional three years to August 31, 2018.

Modest Economic Growth

Following an estimated increase of 2.2 per cent in 2014, the Ministry of Finance forecasts British Columbia’s economy to grow by 2.3 per cent in 2015, 2.4 per cent in 2016 and 2.3 per cent per year in the medium-term.

Ministry forecast more prudent than private sector

The Ministry’s outlook for BC’s real GDP growth is 0.3 percentage points lower in 2015 and 0.4 percentage points lower in 2016 than the outlook provided by the Economic Forecast Council. This prudence acknowledges the downside risks to the economic forecast and is one of the levels of prudence built into the fiscal plan.

Indicators of BC’s economic performance in 2014 reveal increased domestic activity relative to the same period of 2013, and the Ministry’s outlook for 2015 and 2016 is relatively unchanged from Budget 2014.

The outlook for the medium-term is lower than last year due to softer business investment expectations and dampened demand for BC exports as the evolution of the external economic situation has been mixed. While the US outlook is relatively unchanged, expectations for other countries (in particular Canada and China) have worsened.

Downside risks to BC’s economic outlook include:

•             potential for a slowdown in domestic economic activity, including weakness in employment and retail sales;

•             renewed weakness in the US economy, particularly as interest rates increase;

•             fragility in Europe as governments and the financial system deal with elevated sovereign debt amidst a weak economic recovery;

•             slower than anticipated economic activity in Asia, particularly in China, resulting in weaker demand for BC’s exports and downward pressure on global commodity prices;

•             weaker than expected inflation caused in part by lower oil prices; and

•             exchange rate volatility.

Capital Spending

Taxpayer-supported infrastructure spending on hospitals, schools, post-secondary facilities, transit, and roads will total $10.7 billion over the fiscal plan period, and will be financed by $7.6 billion in borrowing with the remainder funded by third parties, such as the federal government, and from internal cash flows.

Self-supported spending on power projects, transportation infrastructure, and other capital assets will total $8.0 billion over the fiscal plan period, and will be financed by $3.9 billion in borrowing, with the remainder funded internally.

Strategic Debt Management

Due to government’s debt management strategy, the taxpayer-supported debt to GDP ratio peaked at17.9 per cent in 2013/14, and is projected to progressively decline to 16.6 per cent by 2017/18.

Debt to GDP trend improved

On average, the debt to GDP ratio track in Budget 2015 is 0.4 percentage points lower in each year compared to the same track in Budget 2014.

Budget and Fiscal Plan — 2015/16 to 2017/18

Summary

Just as significant, the debt to revenue track — a debt metric government has recently added to its debt management strategy — also has assumed a downward trend, with 2013/14 being the pivot year for both ratios.

Debt to revenue trend also improved

The 3.2 percentage point decrease in the debt to revenue ratio in 2017/18 compared to Budget 2014 represents a $1.5 billion improvement in this metric, primarily due to reductions in projected borrowing.

Over the next three years, government will borrow $14.0 billion and retire $7.6 billion in maturing debt. Overall, total provincial debt is projected to increase to $70.4 billion by 2017/18. However, direct operating debt is projected to decline to $4.8 billion, the lowest level since 1990/91.

Risks to the Fiscal Plan

The main risks to the government’s fiscal plan include:

•             risks to the BC economic outlook, largely due to the continued uncertainty surrounding global economic activity;

•             assumptions underlying revenue, including Crown corporation income forecasts, such as economic factors, commodity prices and weather conditions;

•             potential changes to federal government allocations for health and social transfers and cost-sharing agreements, as well as impacts on the provincial income tax bases arising from federal government tax policy changes;

•             utilization rates for government services such as health care, children and family services, and income assistance; and

•             the outcome of litigation, arbitrations, and negotiations with third parties, including the appeal of the BC Supreme Court decision on the teachers’ contract issue.

Government incorporates four main levels of prudence in its projections to mitigate the risks to the fiscal plan:

•             The Ministry outlook for BC’s real GDP growth is lower than the outlook provided by the Economic Forecast Council (0.3 percentage points lower in 2015 and 0.4 percentage points lower in 2016).

•             The natural gas revenue forecast incorporates additional prudence by using a price forecast that is within the lowest 20th percentile of the private sector forecasts.

•             Government has included a forecast allowance of $250 million in 2015/16, and $350 million in each of 2016/17 and 2017/18, to guard against revenue volatility.

•             The fiscal plan includes a Contingencies vote allocation of $350 million in 2015/16, increasing to $400 million in each of 2016/17 and 2017/18, to help manage unexpected pressures and fund priority initiatives.

Conclusion

In summary, Budget 2015:

•             provides a sustainable balanced budget framework built on modest economic growth and disciplined fiscal planning;

•             augments priority program funding in health care, education, social services and economic development;

•             introduces tax measures targeted towards achieving social policy objectives and supporting government’s balanced budget commitment;

•             continues government’s infrastructure program in support of government initiatives and to create jobs over the next three years; and

•             continues strategic debt management in order to achieve lower costs, maintain debt affordability and support a AAA credit rating.

Budget and Fiscal Plan — 2015/16 to 2017/18

Part 1: THREE YEAR FISCAL PLAN

Table 1.1 Three Year Fiscal Plan

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2014/15	2015/16	2016/17	2017/18
Revenue	45,772	46,365	47,646	48,617
Expense	(44,793)	(45,831)	(46,920)	(47,868)
Surplus before forecast allowance	979	534	726	749
Forecast allowance	(100)	(250)	(350)	(350)
Surplus	879	284	376	399
Capital spending:
Taxpayer-supported capital spending	3,637	3,731	3,726	3,199
Self-supported capital spending	2,604	2,518	2,527	2,944
	6,241	6,249	6,253	6,143
Provincial Debt:
Taxpayer-supported debt	42,302	43,182	44,126	44,733
Self-supported debt	21,428	22,528	23,769	25,321
Total debt (including forecast allowance)	63,830	65,960	68,245	70,404
Taxpayer-supported debt-to-GDP ratio	17.7%	17.4%	17.1%	16.6%
Taxpayer-supported debt-to-revenue ratio	95.8%	95.4%	95.1%	94.7%

Introduction

Budget 2015 continues government’s commitment to fiscal prudence by projecting balanced budgets throughout the fiscal plan period. While economic growth remains modest, improving revenue growth has enabled government to provide funding for long term public sector wage settlements and key priorities such as core service caseload pressures. Government also is continuing the debt management strategy outlined in Budget 2014.

Chart 1.1 Disciplined fiscal planning

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Revenue is expected to grow by an average 2.7 per cent annually over the four-year forecast period, while expenses are projected to grow an average 2.5 per cent annually over the same period. Keeping expense growth below revenue growth ensures the budget remains balanced in the future, which will enable government to continue to support important social and economic outcomes.

Included in the expense growth are average annual increases of 2.9 per cent in health funding; increases that reflect government’s commitment to fund collective agreements negotiated under the Economic Stability Mandate; measures to support economic and resource development, diversification, and development of new market opportunities; and an additional $150 million to support families and individuals in need, including funding for Community Living BC and exemption of child support payments from the calculation of income and disability assistance.

Government’s disciplined fiscal planning enables continuing investments in important infrastructure projects while keeping debt affordable. Taxpayer-supported infrastructure spending on hospitals, schools, post-secondary facilities, transit, and roads will total $10.7 billion over the fiscal plan period, and will be financed by $7.6 billion in borrowing with the remainder funded by third parties, such as the federal government, and from internal cash flows.

Self-supported spending on power projects, transportation infrastructure and other capital assets will total $8.0 billion over the fiscal plan period, and will be financed by $3.9 billion in borrowing, with the remainder funded internally. More information on the three year capital spending plan is found on page 26.

Government’s debt management strategy has proven successful. On average, the debt to GDP ratio track in Budget 2015 is 0.4 percentage points lower in each year compared to the same track in Budget 2014. Just as significant, the debt to revenue track — a new metric of debt affordability being monitored by government — also has assumed a downward trend, with 2013/14 being the pivot year for both ratios.

Chart 1.2 Debt to GDP trend improved

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

The 3.2 percentage point decrease in the debt to revenue ratio in 2017/18 compared to Budget 2014 represents a $1.5 billion improvement in this metric, primarily due to reductions in projected borrowing. See the Strategic Debt Management topic box on page 50.

Chart 1.3 Debt to revenue trend also improved

Government borrowing projections include both the support of its operating and capital requirements and the retirement of existing debt that will mature during the fiscal plan period. Over the next three years, government will borrow $14.0 billion and retire $7.6 billion in maturing debt. Overall, total provincial debt is projected to increase to $70.4 billion by 2017/18. However, direct operating debt is projected to decline to $4.8 billion, the lowest level since 1990/91. Additional information on the debt outlook can be found beginning on page 35.

The major risks to the fiscal plan stem from changes in factors that government does not directly control. These include:

•            risks to the BC economic outlook, largely due to the continued uncertainty surrounding global economic activity;

•            assumptions underlying revenue, including commercial Crown corporation forecasts, such as economic factors, commodity prices and weather conditions;

•            potential changes to federal transfer allocations, cost-sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•            utilization rates for government services such as health care, children and family services, and income assistance; and

•            the outcome of litigation, arbitrations, and negotiations with third parties, including the appeal of the BC Supreme Court decision on the teachers’ contract issue.

Government incorporates four main levels of prudence in its projections to mitigate the risks to the fiscal plan:

•            The Ministry outlook for BC’s real GDP growth is lower than the outlook provided by the Economic Forecast Council (0.3 percentage points lower in 2015 and 0.4 percentage points lower in 2016).

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

•            The natural gas revenue forecast incorporates additional prudence by using a price forecast that is within the lowest 20th percentile of the private sector forecasts.

•            Government has included a forecast allowance of $250 million in 2015/16, and $350 million in each of 2016/17 and 2017/18, to guard against revenue volatility.

•            The fiscal plan includes a Contingencies vote allocation of $350 million in 2015/16, increasing to $400 million in each of 2016/17 and 2017/18, to help manage unexpected pressures and fund priority initiatives.

A complete discussion of the risks to the fiscal plan can be found beginning on page 37. Economic risks are discussed in Part 3: British Columbia Economic Review and Outlook.

Revenue

Chart 1.4 Revenue trends

Total revenue growth is expected to average 2.7 per cent annually over the four-year period to 2017/18. This reflects the impacts of 4.1 per cent average annual nominal GDP growth on taxation revenues and projected increases in fees revenues, federal government contributions and commercial Crown net income. These improving revenue sources are partly offset by forecasted declining natural resource revenues mainly due to falling Crown land lease revenue.

In 2014/15, strong projected annual revenue growth of 4.7 per cent is due in part to the impact of recording one-time taxation revenues and ICBC net income results in the year. As a result, annual growth in 2015/16 is forecast to be only 1.3 per cent as the effects of 3.8 per cent nominal GDP growth in 2015 are partly offset by the impacts of lower energy prices and one-time revenues recorded in 2014/15. Over the next two years, average growth is expected to be 2.4 per cent annually reflecting strengthening economic conditions, rising energy prices and increasing federal government transfers and commercial Crown corporation net income.

In 2015/16, taxation revenue is forecast to grow only 0.8 per cent as the impacts of 3.8 per cent nominal GDP growth are partly offset by the effects of one-time income and property transfer tax revenues recorded in 2014/15 that are not expected to carry forward. Taxation revenue is expected to average 3.2 per cent annual growth over the last

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Chart 1.5 Revenue forecast

two years of the fiscal plan, consistent with the Ministry of Finance economic projections for growth in nominal GDP, household income, net operating surplus, consumer expenditures and housing starts. The forecast also includes the impacts of tax measures detailed in Part 2: Tax Measures.

Natural resource revenue is forecast to decline 6.9 per cent in 2015/16 due to lower revenue from natural gas and other energy sources, reflecting lower natural gas, oil and electricity price projections. Over the next two years, natural resource revenue is expected to average a 1.3 per cent annual decline mainly due to falling revenue from Crown land tenures.

Table 1.2 Comparison of Major Factors Underlying Revenue

Calendar Year	February 17, 2015				February 18, 2014
Per cent growth unless otherwise indicated	2014	2015	2016	2017	2014	2015	2016	2017
Real GDP	2.2	2.3	2.4	2.3	2.0	2.3	2.5	2.5
Nominal GDP	3.9	3.8	4.3	4.3	3.6	4.3	4.4	4.5
Household income	3.0	3.5	3.8	4.0	3.3	3.9	4.0	4.1
Net operating surplus	5.3	3.3	6.3	5.8	1.8	6.1	6.7	6.7
Consumer expenditures	4.7	4.3	4.5	4.5	4.2	4.7	4.6	4.7
Consumer expenditures on durable goods	8.3	1.3	1.6	1.5	1.2	1.5	1.6	1.6
Business investment	5.6	3.9	4.5	4.6	4.4	4.0	4.7	4.9
Residential investment	6.0	3.4	4.7	4.9	3.4	3.3	4.7	4.8
Retail sales	5.4	3.3	3.7	3.6	3.0	3.5	3.7	3.7
Employment	0.6	1.0	1.2	1.2	1.0	1.3	1.4	1.4
BC Housing starts	4.8	-2.7	-0.2	-1.9	-7.8	2.0	2.2	0.1
US Housing starts	8.7	-0.6	2.5	2.4	2.9	5.3	2.5	2.4

SPF 2x4 price ($US/thousand board feet)	$353	$344	$340	$340	$345	$335	$335	$335
Pulp ($US/tonne)	$925	$888	$838	$825	$838	$825	$825	$825
Exchange rate (US cents/Canadian dollar)	90.5	85.3	85.5	87.0	93.2	92.7	91.7	91.0

Fiscal Year	2014/15	2015/16	2016/17	2017/18	2014/15	2015/16	2016/17	2017/18
Natural gas price ($Cdn/GJ at plant inlet)	$2.69	$2.09	$2.32	$2.54	$2.45	$2.65	$2.90	$3.28
Bonus bid average bid price per hectare ($)	$2,404	$1,000	$1,025	$1,100	$750	$750	$800	$850
Electricity price ($US/mega-watt hour, Mid-C)	$33	$28	$31	$35	$40	$38	$39	$40
Metallurgical coal price ($US/tonne, fob west coast)	$119	$128	$138	$138	$176	$210	$216	$222
Copper price ($US/lb)	$3.10	$3.02	$3.05	$3.04	$3.16	$3.10	$3.05	$2.99
Crown harvest volumes (million cubic metres)	61.0	63.0	63.0	64.0	65.0	66.0	66.0	66.0

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Excluding Crown land tenures, natural resource revenue is expected to average 7.6 per cent annual growth over the next two years, in line with expected rising commodity prices and forest harvest stumpage rates.

Revenue from fees, investment earnings and other miscellaneous sources is expected to average 2.6 per cent growth annually over the next three years, mainly due to projected Medical Services Plan premium rate increases, higher projections for post-secondary fee revenues and incorporating forecasts provided by ministries and taxpayer-supported service delivery agencies.

Federal government contributions are expected to average 3.6 per cent annual growth over the next three years mainly due to expected increases in the Canada Health Transfer (CHT) and Canada Social Transfer (CST) programs, partly offset by lower transfers in support of other programs.

Commercial Crown net income is expected to decline by 10.4 per cent in 2015/16 from the previous year due to one-time gains in ICBC’s net income in 2014/15. This decline is followed by projected average annual growth of 3.3 per cent in the subsequent two years (2016/17 and 2017/18). More details on Crown corporation net income are provided beginning on page 14.

Major Revenue Sources

Key assumptions and sensitivities relating to revenue are provided in Appendix Table A5. The major revenue components are:

Taxation revenue

Personal income tax base revenue is forecast to average 4.2 per cent annual growth over the next three years, consistent with Budget 2015 projections of household and employee compensation income growth.

Due to the effect of prior-year adjustments in 2014/15, personal income tax revenue is expected to decrease 1.4 per cent in 2015/16, followed by more normalized growth of 2.0 per cent and 4.3 per cent, respectively, in the next two years.

Table 1.3 Personal Income tax Revenue

($ millions)	2014/15	2015/16	2016/17	2017/18
Base personal income tax revenue	7,459	7,753	8,080	8,432
Annual growth	2.5%	3.9%	4.2%	4.4%
Measures:
– personal income tax rate for income over $150,000 with a 2 year limit	227	176	—	—
– Budget 2015 tax mesasures - various credits	(3)	(13)	(10)	(13)
– Federal tax measures	8	32	34	36
Prior-Year adjustment	372	—	—	—
Budget 2014 revenue	8,063	7,948	8,104	8,455
Annual growth	17.5%	-1.4%	2.0%	4.3%

Household income growth (calendar year)	3.0%	3.5%	3.8%	4.0%
Employee compensation income growth (calendar year)	3.4%	3.7%	4.0%	4.1%
Elasticity[1] (calendar year basis, policy neutral)	0.9	1.1	1.1	1.1

1 Per cent growth in current year tax relative to per cent growth in personal income.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

The forecast includes the effects of eliminating the temporary personal income tax rate of 16.8 per cent on individuals with incomes over $150,000, effective January 2016 as well as the federal tax measure enhancing the Universal Child Care benefit, announced in November 2014.

Corporate income tax revenue is recorded on a cash basis and annual estimates reflect BC’s payment share, instalments from the federal government and adjustments for the prior year. The revenue falls slightly in 2015/16 as the increase in instalments is offset by a reduction in the prior-year adjustment settlement payment. Average annual growth over the next two years is forecast at 5.2 per cent reflecting increases in instalments, the payment share and prior-year adjustments. The revenue forecast incorporates the general corporate income tax rate and the small business income tax rate remaining at 11.0 per cent and 2.5 per cent, respectively and calendar-year entitlement is forecast to rise in line with projected growth in the net operating surplus.

Table 1.4 Corporate Income Tax Revenue

($ millions)	2014/15	2015/16	2016/17	2017/18
Advance instalments from the federal government:
– Payment share	11.4%	11.5%	11.5%	11.8%
– Advances	2,562	2,616	2,760	2,849
International Business Activity Act refunds	(20)	(20)	(20)	(20)
Prior-year adjustment	94	34	49	79
Corporate income tax revenue	2,636	2,630	2,789	2,908

Annual per cent growth	8.6%	-0.2%	6.0%	4.3%

Sales tax revenue growth is expected to average 3.9 per cent annually over the next three years (excluding the impact on growth rates from a one-time $94 million HST repayment in 2014/15), in line with the nominal consumer expenditure and the nominal business investment growth.

Table 1.5 Sales Taxes Revenue

($ millions)	2014/15		2015/16	2016/17	2017/18
Provincial sales taxes	5,672	[1]	5,970	6,212	6,468

Annual per cent change (calendar year)	2014	2015	2016	2017
Consumer expenditures	4.7%	4.3%	4.5%	4.5%
Residential investment	6.0%	3.4%	4.7%	4.9%
Government expenditures	3.1%	2.7%	2.7%	2.4%
Nominal GDP	3.9%	3.8%	4.3%	4.3%
Retail sales	5.4%	3.3%	3.7%	3.6%

1 2014/15 includes —$94 million Harmonized Sales Tax related to prior years.

Carbon tax revenue is forecast to increase on average at 1.8 per cent over the next three years. The forecast assumes that purchased volumes of natural gas will grow in line with real GDP and that consumption of gasoline is expected to remain constant. Carbon tax revenue is fully returned to taxpayers through tax reductions and credits. For more details on carbon tax recycling, see the Carbon Tax Report and Plan topic box on page 60.

Property tax revenue is expected to grow by an average of 4.1 per cent annually over the three year plan, in line with the outlook for BC housing starts and the inflation rate and reflects maintaining the threshold for the home owner grant phase-out at $1,100,000 for the 2015 tax year.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Property transfer tax revenue is forecast to decline 10.7 per cent in 2015/16 reflecting an anticipated slowing of market activity as a portion of the strong revenues received in 2014/15 are not assumed to carry forward. This decline is expected to be followed by an average annual decline of 1.0 per cent over the next two years in line with the outlook for BC housing starts.

Details on the tax measures discussed above are in Part 2: Tax Measures.

Natural resource revenue

Natural gas royalties are expected to decline 36.5 per cent in 2015/16 mainly due to lower natural gas prices. The royalties are forecast to increase at a 19.6 per cent average annual rate over the next two years, reflecting higher prices and production volumes partially offset by increased utilization of royalty programs and credits.

The forecast assumes a price of $2.09 ($Cdn/gigajoule, plant inlet) in 2015/16, down from $2.69 in 2014/15. The 2015/16 assumption is within the 20th percentile of the private sector forecasters, continuing the prudence incorporated in recent budgets. Prices are expected to rise in the next two years, averaging $2.32 in 2016/17 and $2.54 in 2017/18, in line with the growth of the average of the private sector forecasters. Natural gas royalty rates are sensitive to price when the prices are between $1.25 and $2.75/gigajoule, therefore, the net effective royalty rate is expected to increase as natural gas prices increase.

See Appendix Table A6 for more details regarding natural gas price forecasts.

Chart 1.6 Revenue from energy, metals and minerals

Other energy, metals and minerals: Over the next three years, revenue from the sale of Crown land tenures is forecast to decline 52 per cent from $835 million in 2014/15 to $400 million in 2017/18. This revenue source consists of bonus bid cash receipts amortized over nine years as well as annual fees. Revenues decline over the forecast period as the amortization of strong cash sales in the 2006/07 to 2008/09 period are replaced with lower cash deferrals over the 2015/16 to 2017/18 period. Revenue from metals and minerals are expected to grow by an average of 14.9 per cent annually over the three years of the fiscal plan mainly due to rising coal prices. Revenue from other energy sources

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

is expected to fall 9.3 per cent in 2015/16 due to a lower outlook for oil and Mid-C electricity prices, followed by an average annual increase of 8.9 per cent over the next two years as prices are forecast to rise.

Forests revenue is forecast to increase at a 6.2 per cent average annual rate over the three years of the fiscal plan mainly due to the impacts of higher stumpage rates.

Other revenue

Fees and licenses: Revenue growth is expected to average 3.4 per cent annually over the three year fiscal plan, mainly due to projected increases to Medical Services Plan premium rates in support of rising healthcare expenditures and increases in post-secondary fees.

Investment earnings are projected to grow at a 3.7 per cent annual rate over the three year fiscal plan, mainly due to increased earnings from fiscal agency loans and sinking funds. Investment income from fiscal agency loans and sinking funds has offsetting expenses resulting in no impact to the bottom line.

Miscellaneous revenue is forecast to average 0.4 per cent annual growth over the next three years. Over the fiscal plan, miscellaneous revenue includes the projected gains on sales of surplus properties, such as the Dogwood-Pearson redevelopment in Vancouver. As well, the transfer of selected lands and buildings to non-profit societies in support of building housing capacity in the non-profit sector and ensuring its long term sustainability will result in the net value of the properties being reported as gains when transferred.

Federal government transfers

Health and social transfers are expected to average 5.1 per cent annual growth over the three years of the fiscal plan, mainly reflecting increasing national cash transfers and a rising BC population share. The plan assumes the national CHT cash transfer increases 6 per cent per year in the first two years of the plan and rises 4.4 per cent in 2017/18. The national CHT cash transfer in 2017/18 is linked to a three year average (2015 to 2017) of Canada’s nominal GDP growth forecast. The national CST cash transfer increases 3 per cent annually, consistent with the federal government forecast.

Table 1.6 Federal Government Contributions

($ millions)	2014/15	2015/16	2016/17	2017/18
Canada Health Transfer (CHT)	4,154	4,443	4,720	4,941
Deferred health equipment grants	17	7	3	—
Canada Social Transfer (CST)	1,641	1,692	1,747	1,804
Total health and social transfers	5,812	6,142	6,470	6,745
Ministry cost recoveries	540	541	528	524
Transfers to post-secondary institutions	502	506	509	506
Transfers to taxpayer-supported Crown corporations	247	230	214	207
Transfers to other SUCH sector agencies	88	83	83	83
Disaster financial assistance contributions	43	8	8	8
Other transfers	147	136	137	137
Total other contributions	1,567	1,504	1,479	1,465
Total Federal Government Contributions	7,379	7,646	7,949	8,210

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Other federal contributions are expected to decline 2.2 per cent annually, on average, over the next three years. Reduced funding includes projected claims for disaster financial assistance, healthcare services for persons infected with Hepatitis C, contributions to the BC Housing Management Commission and ministry vote recoveries.

Commercial Crown corporations

British Columbia Hydro and Power Authority: For 2015/16 and 2016/17, BC Hydro’s net income is projected to be $653 million and $693 million, respectively, reflecting BC Hydro’s 11.84 per cent allowed return on deemed equity in each of those years. After 2016/17, net income will increase at the rate of inflation (for 2017/18, 2 per cent inflation yielding net income of $707 million.) BC Hydro forecasts annual rate increases of 6 per cent, 4 per cent and 3.5 per cent from 2015/16 to 2017/18, in each respective year.

Until 2016/17, BC Hydro will provide an annual dividend to the province of up to 85 per cent of its net income, within the requirement of maintaining at least an 80:20 debt to equity ratio. Beginning in 2017/18, BC Hydro will decrease dividends by $100 million per year over a four year period until they are eliminated in anticipation of the financing requirements for Site C. Over the next three years, BC Hydro’s dividends will be approximately 52 per cent of its net income.

British Columbia Liquor Distribution Branch: LDB’s net income is projected at $881 million in 2015/16, increasing to $910 million by 2017/18. The increase reflects average annual growth of 1.8 per cent in net sales revenue over the fiscal plan period.

British Columbia Lottery Corporation: BCLC’s net income is forecast to average $1.2 billion annually over the fiscal plan period. The projection reflects the moderate compounded annual net income growth in the lottery and casino/community gaming channels (0.2 per cent and 1.2 per cent respectively) and strong growth in eGaming income (19.3 per cent). Net income growth is mainly due to continuing product development (primarily in PlayNow internet gaming), distribution enhancements, and facility improvements to casinos and community gaming centres.

The government will distribute over 20 per cent (on average, $250 million annually) of its gaming income to charities and local governments over the next three years. As well, $147 million of the gaming income retained by government will be allocated each year to the Health Special Account in support of health services.

Insurance Corporation of British Columbia: ICBC’s net income is forecast to average $226 million annually over the fiscal plan period. The outlook assumes average annual growth of 1.7 per cent in the number of insured vehicles and a 2.9 per cent average annual increase in current claims costs. Over the fiscal plan period, ICBC is projected to remit $160 million annually from its Optional insurance earnings to the consolidated revenue fund to support core government services. The annual amount remitted by ICBC is limited by Optional insurance capital requirements.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

ICBC is in its fifth year of a multi-year $400 million Transformation Program that is designed to promote a fairer, customer-based risk pricing model, resulting in better rates for safer drivers; simplified systems and processes to facilitate better support for customers and business partners with less paperwork; and more efficient business practices. The Transformation Program, forecast to be complete in the fall of 2016, is being funded entirely from Optional insurance capital and therefore does not impact Basic insurance rates.

Transportation Investment Corporation: TI Corp manages the construction of the Port Mann/Highway 1 improvement project, which includes the new Port Mann Bridge, highway widening, and interchange improvements between Langley and Vancouver. Construction is nearing completion with finishing work along the corridor continuing through 2015/16. Off-corridor work will continue into 2016/17.

TI Corp also manages the tolling operation for the Port Mann Bridge. While TI Corp’s projections in the fiscal plan reflect net losses in the initial stages of implementing the tolling system, the corporation is projected to turn an annual net profit as traffic volumes mature. Debt accumulated for the project is expected to be fully re-paid by 2050.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Table 1.7 Revenue by Source

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2014/15	2015/16	2016/17	2017/18
Taxation revenue
Personal income	8,063	7,948	8,104	8,455
Corporate income	2,636	2,630	2,789	2,908
Sales [1]	5,672	5,970	6,212	6,468
Fuel	927	934	942	949
Carbon	1,240	1,261	1,284	1,307
Tobacco	770	770	770	770
Property	2,137	2,225	2,312	2,408
Property transfer	1,039	928	923	909
Insurance premium	454	460	465	470
	22,938	23,126	23,801	24,644
Natural resource revenue
Natural gas royalties	542	344	402	492
Forests	757	835	866	907
Other resource [2]	1,663	1,578	1,538	1,285
	2,962	2,757	2,806	2,684
Other revenue
Medical Services Plan premiums	2,277	2,399	2,529	2,666
Other fees [3]	3,131	3,235	3,268	3,307
Investment earnings	1,127	1,137	1,190	1,257
Miscellaneous [4]	2,716	3,161	3,053	2,748
	9,251	9,932	10,040	9,978
Contributions from the federal government
Health and social transfers	5,812	6,142	6,470	6,745
Other federal contributions [5]	1,567	1,504	1,479	1,465
	7,379	7,646	7,949	8,210
Commercial Crown corporation net income
BC Hydro	588	653	693	707
Liquor Distribution Branch	871	881	896	910
BC Lottery Corporation (net of payments to federal government)	1,198	1,206	1,233	1,250
ICBC [6]	600	210	231	237
Transportation Investment Corporation (Port Mann)	(89)	(101)	(102)	(106)
Other [7]	74	55	99	103
	3,242	2,904	3,050	3,101
Total revenue	45,772	46,365	47,646	48,617

1  Includes provincial sales tax, tax on designated property, HST/PST housing transition tax and harmonized sales tax related to prior years.

2  Columbia River Treaty, Crown land tenures, other energy and minerals, water rental and other resources.

3  Post-secondary, healthcare-related, motor vehicle, and other fees.

4  Includes reimbursements for healthcare and other services provided to external agencies, and other recoveries.

5  Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

6  The 2014/15 amount represents ICBC’s projected earnings during government’s fiscal year. On ICBC’s fiscal year basis (December), the forecast for 2014 is $373 million. For 2015/16 to 2017/18, the fiscal year and calendar year projections are assumed to be the same.

7  Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post-secondary institutions self-supported subsidiaries. Also includes gain on the sale of LDB’s liquor distribution warehouse (budget $34 million, actual $37 million).

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Table 1.8 Expense by Ministry, Program and Agency

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2014/15 [1]	2015/16	2016/17	2017/18
Office of the Premier	9	9	9	9
Aboriginal Relations and Reconciliation	84	87	86	88
Advanced Education	1,972	1,961	1,975	2,002
Agriculture	80	80	80	81
Children and Family Development	1,339	1,379	1,385	1,396
Community, Sport and Cultural Development	221	228	259	264
Education	5,397	5,498	5,591	5,648
Energy and Mines	30	28	28	28
Environment	134	150	149	148
Finance	268	220	221	222
Forests, Lands and Natural Resource Operations	835	608	631	637
Health	16,928	17,444	17,934	18,471
International Trade	34	49	49	49
Jobs, Tourism and Skills Training	199	199	199	199
Justice	1,169	1,172	1,178	1,184
Natural Gas Development	401	444	449	455
Social Development and Social Innovation	2,530	2,594	2,646	2,659
Technology, Innovation and Citizens’ Services	491	493	493	495
Transportation and Infrastructure	812	814	814	816
Total ministries and Office of the Premier	32,933	33,457	34,176	34,851
Management of public funds and debt	1,221	1,267	1,338	1,385
Contingencies	300	350	400	400
Funding for capital expenditures	897	1,001	1,394	1,219
Refundable tax credit transfers	848	975	989	1,003
Legislative and other appropriations	133	133	130	136
Total appropriations	36,332	37,183	38,427	38,994
Elimination of transactions between appropriations [2]	(17)	(20)	(24)	(29)
Prior year liability adjustments	(65)	—	—	—
Consolidated revenue fund expense	36,250	37,163	38,403	38,965
Expenses recovered from external entities	2,618	2,675	2,750	2,799
Funding provided to service delivery agencies	(21,746)	(22,477)	(23,186)	(23,239)
Ministry and special office direct program spending	17,122	17,361	17,967	18,525
Service delivery agency expense:
School districts	5,407	5,786	5,806	5,853
Universities	4,177	4,252	4,344	4,484
Colleges and institutes	1,138	1,130	1,147	1,156
Health authorities and hospital societies	13,242	13,446	13,704	13,885
Other service delivery agencies	3,707	3,856	3,952	3,965
Total service delivery agency expense	27,671	28,470	28,953	29,343
Total expense	44,793	45,831	46,920	47,868

1  Restated to reflect government’s current organization and accounting policies.

2  Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Expense

Budget 2015 demonstrates government’s continued commitment to deliver the core services of health care, education, and social services within a prudent fiscal framework. This commitment is managed within an affordable spending growth rate averaging 2.5 per cent per year over the four-year forecast period, with total government expense reaching $47.9 billion by 2017/18.

Chart 1.7 Expense trends

In deficit years, government kept expense growth to 2.3 per cent in order to be able to balance the budget by 2013/14. Since then, revenue growth improvements have allowed government to modestly increase spending growth to accommodate important initiatives, including labour settlements reached under the 2014 bargaining mandate (see topic box on page 41) and core service caseload pressures.

Ongoing expenditure discipline will continue throughout a period of forecasted operating surpluses as a means to manage the impact of revenue volatility and support government’s strategic debt management objectives (see topic box on page 50).

Consolidated Revenue Fund Spending

Budget increases have been targeted to key priorities, such as funding the 2014 Economic Stability Mandate compensation increases, managing growing caseload pressures in health and social services, and supporting economic development. As noted below, the three year average growth rate for the Ministry of Health’s spending is 2.9 per cent, which compares to an average of 1.5 per cent annually for the remaining ministries. Overall, ministry program funding is growing from $32.6 billion to $34.9 billion over the fiscal plan period.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Health Care — Increasing Funding to Accommodate Growing Needs

Incremental to the current 2014/15 base budget for the Ministry of Health of $16,953 million, its annual budget will increase by a further $491 million in 2015/16, and is targeted to reach $18,471 million by 2017/18. The average rate of growth over the three years will be 2.9 per cent, an increase over both the 2.6 per cent three-year average growth estimate in Budget 2014, as well as the 2.3 per cent single-year growth rates in 2013/14 and 2014/15.

Chart 1.8 Ministry of Health budget increases

BC still leads the nation in important health outcomes while maintaining control over cost escalation. BC continues to be only one of three provinces with healthcare costs under $4,000 annually per capita, while again ranking best in terms of Life Expectancy, Cancer Mortality, and Mortality related to Diseases of the Heart and second best for Infant Mortality.

Table 1.9 Health Per Capita Costs and Outcomes: Canadian Comparisons

	2014 Per	Life	Infant Mortality	Cancer Mortality Rate	Diseases of the Heart
	Capita Health	Expectancy at	per 1000 Live	per 100,000	Mortality Rate per
Province	Care Costs ($)	Birth (Years)	Births	Population	100,000 Population

Quebec	3,660	81.2	4.3	170.3	83.6
Ontario	3,768	81.5	4.6	149.0	88.3
British Columbia	3,807	81.7	3.8	138.7	81.9
New Brunswick	4,094	80.2	3.5	155.8	102.0
Prince Edward Island	4,307	80.2	4.2	150.4	106.7
Nova Scotia	4,345	80.1	4.9	179.6	100.7
Manitoba	4,430	79.5	7.7	157.8	108.6
Saskatchewan	4,461	79.6	6.7	154.2	110.8
Alberta	4,699	80.7	5.3	139.8	110.8
Newfoundland	5,087	78.9	6.3	177.8	122.5

Sources: Canadian Institute for Health Information, 2014 (cost data) and Statistics Canada (outcomes data).

Note: Outcomes data for Life Expectancy is of 2009; all other outcome data are as of 2011, which is the most recent data available.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Post-secondary Education — Continuing Efforts to find Efficiencies

Budget 2012 included a fiscal target of $50 million in cost reductions and administrative effciencies in the public post-secondary system over three years, which were not to be found through reductions in education or research programming. The sector has taken a number of measures to meet this target, including joint procurement for some goods/ services, negotiating lower banking and credit card fees, efficiencies in information technology, and cost reductions in other ancillary services. The sector is well on its way to meeting the target.

The Ministry of Advanced Education’s three-year allocations in Budget 2015 have also increased by $92 million over the amounts in Budget 2014, reflecting new funding for the 2014 Economic Stability Mandate compensation lifts within the post-secondary sector.

K–12 Education — Additional Funding and Labour Stability

The Ministry of Education has received a significant increase to its budget — $564 million over the three year fiscal plan — in order to provide increased funding for school districts, as shown in Table 1.10.

Table 1.10 Increased Funding for K–12 Education

($ millions)	2015/16	2016/17	2017/18
Public schools instruction	126	161	198
Public schools administration	(29)	(54)	(54)
Learning Improvement Fund	23	25	25
Other budget adjustments including ministry efficiencies	(14)	68	89
Total	106	200	258

During fiscal year 2014/15, labour settlements were reached with the public school teachers and support workers. The agreements reached in both cases expire on June 30, 2019, providing four years of certainty to students and parents, as well as to K–12 employees. The compensation increases in both agreements are affordable to the fiscal plan and are consistent with other provincial public sector groups bargaining under government’s 2014 Economic Stability Mandate.

In addition to general wage increases for teachers, this additional funding will also pay for seniority improvements to teachers on call (substitute teachers) and additional preparation time for elementary school teachers. Over three years, the increase in public school instruction funding for labour settlements totals $485 million.

In addition to the public schools instruction increase, $73 million over three years is being added to the Learning Improvement Fund (LIF), which by 2016/17 will reach $100 million annually, up from the current $75 million allocated in Budget 2014. The LIF was established as part of Budget 2012 to provide additional resources for complex classroom needs. The additional funding will be used to hire more teachers (or enhance teaching in other ways) and to increase the resources allocated to educational assistants (or for other classroom supports).

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

In Budget 2012, the SUCH sector (school districts, universities, colleges and healthcare organizations) was tasked with identifying administrative and related efficiencies as part of government’s overall plan of expenditure management. The healthcare sector has achieved over $200 million in savings and as noted above, the post-secondary sector has a target of $50 million that was established as part of Budget 2012.

In Budget 2015, the K–12 sector will also be tasked with finding similar efficiencies. In 2015/16, $29 million in savings are targeted, along with a further $25 million in 2016/17 and future years. These savings are to be found in administrative and related areas of school district budgets, and will be similar in nature to the work that school districts already have been doing as part of the 2012 Cooperative Gains Mandate for collective bargaining.

Ministry of Education staff will work closely with district officials to support their efforts, similar to what has occurred in the Ministries of Health and Advanced Education. School Districts will have considerable flexibility in developing their savings plans, with the expectation that savings are to be confined to non-instructional budgets and will not impact the classroom.

Supporting Economic Development

Budget 2015 provides $31 million over three years to support mining and the ongoing development of a liquefied natural gas (LNG) industry in British Columbia, as detailed in Table 1.11.

Table 1.11 Supporting Economic Development

($ millions)	2015/16	2016/17	2017/18
Mining	9	9	9
Liquefied natural gas	2	1	1
Total	11	10	10

Incremental funding to the Ministry of Energy and Mines will maintain improved turnaround times for notice of work permits, support the major mines permitting process by creating a Major Mines Permitting Office, and provide additional staff resources to increase mines inspections and other compliance and enforcement activities. The ministry’s base budget increases by $6.3 million annually. In addition, new Mines Act fees are expected to generate $3 million annually, which will be retained by the ministry.

Budget 2014 provided $35 million over four years to ensure the appropriate management of the province’s LNG strategy and to foster the successful development and growth of the industry. Budget 2015 provides an incremental $4 million over three years to support ongoing activities as oil and gas companies from around the world continue to pursue LNG investment opportunities in British Columbia and work towards making final investment decisions.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Benefiting the Environment

Overall, Budget 2015 provides $47 million over three years for initiatives benefiting the environment, as detailed in Table 1.12.

Table 1.12 Benefiting the Environment

($ millions)	2015/16	2016/17	2017/18
Water Sustainability Act — Ministry of Forests, Lands and Natural Resource Operations	4	8	10
Water Sustainability Act — Ministry of Environment	1	1	1
Temporary incentives for the cement industry	9	7	6
Total	14	16	17

The Water Sustainability Act delivers on government’s commitments to modernize British Columbia’s water laws, regulate groundwater use and strengthen provincial water management in light of growing demands for water and a changing climate. Budget 2015 provides $25 million over three years to support the implementation of the Water Sustainability Act, which will come into effect in January 2016, in a phased approach.

Budget 2015 provides $22 million over three years for an incentive program for the cement industry to produce cement in a cleaner manner. Over the five year life of the program, the Province will offer up to $27 million in conditional incentives to encourage cement producers to meet or beat new emissions intensity benchmarks.

Budget 2015 delivers on government’s commitment to direct all revenues from freshwater fishing licenses to the Freshwater Fisheries Society for conservation activities. This will provide $10 million over three years in incremental funding to the society.

In addition, Budget 2015 reintroduces the Clean Energy Vehicle Incentive Program and a fuelling/charging infrastructure program which will provide British Columbians incentives when considering the variety of clean and green choices for their transportation needs. Additional energy efficiency and conservation initiatives will also be implemented.

Supporting Families and Individuals in Need

Budget 2015 provides an additional $150 million over the next three years to support families and individuals most in need as detailed in Table 1.13.

Table 1.13 Supporting Families and Individuals in Need

($ millions)	2015/16	2016/17	2017/18
Increased contribution provided to Community Living BC	18	29	59
Child support payments fully exempted from income assistance payments	6	9	9
Income Assistance supports for those in need	—	20	—
Total	24	58	68

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Community Living British Columbia

In Budget 2015 government’s contribution to Community Living British Columbia will increase by $106 million over the next three years. An additional $69 million over the next three years is provided to maintain support services for individuals with developmental disabilities and their families, and to address continued caseload growth and demand for services. An additional $37 million over the next three years is provided for general wage increases recently negotiated for front line social services workers under the 2014 Economic Stability Mandate.

Child Support Payments Fully Exempted from Income Assistance

Based on ongoing consultations with families on income and disability assistance as well as interested stakeholders, effective September 1, 2015 government will no longer deduct child support payments from income and disability assistance calculations. Income and disability assistance clients will be able to keep every dollar they receive in child support payments over and above what they receive in income and disability assistance. Approximately 3,200 families and 5,400 children who are currently receiving income and disability assistance will benefit from this change.

Fully exempting child support payments will increase income and disability assistance costs by $13 million annually. This increase will be partially offset by savings of $4 million currently spent on administering the Family Maintenance Program. Government will continue to provide resources to assist income and disability assistance clients in pursuing support orders from non-custodial parents, if they wish to do so. Budget 2015 provides $6 million in additional funding in 2015/16 to implement the change effective September 1, 2015 and an additional $9 million starting in 2016/17 and ongoing.

Income Assistance

Budget 2015 provides net additional funding of $20 million for individuals and families in need of income assistance to address caseload growth in disability income assistance, supplementary assistance and program delivery costs, partially offset by an anticipated reduction in temporary income assistance caseloads.

Policing and Community Safety

In Budget 2015, government will invest an additional $15 million over the next three years to fund increased RCMP costs in support of government’s continued commitment to a strong provincial police force to keep communities safe. In 2015/16, government will provide over $365 million to fund RCMP costs, an increase of almost $5 million from 2014/15.

Strategic Investments to Non-Government Partners

While BC’s budget remains balanced, the margin of the projected surplus continues to be narrow and there remains uncertainty in the future economic situation. Therefore Budget 2015 is accelerating $107 million of grants and other payments to local governments, public libraries, and other non-government agencies into 2014/15, so as to provide more funding certainty to those entities. As a result, there will be reduced requirements for providing such payments through ministry budgets in 2015/16 and 2016/17.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Management of the BC Public Service

Full-time equivalent (FTE) staff utilization is projected to decrease from 26,600 FTEs in 2014/15 to 26,500 FTEs in 2015/16 due mainly to the expectation that the additional seasonal wildfire FTEs required in 2014/15 will not be required in 2015/16.

Chart 1.9 Managing FTEs

Going forward, FTE utilization is projected to remain flat in 2016/17 and 2017/18.

2014 Economic Stability Mandate for Public Sector Compensation

Of the approximately 313,000 unionized employees covered by over 180 collective agreements, over two-thirds have ratified or achieved tentative settlements under the 2014 Economic Stability Mandate (2014 Mandate). For planning purposes, Budget 2014 provided funding for the 2014 Mandate within the Contingencies vote allocations. In Budget 2015, funding has been reallocated from the Contingencies vote to ministry budgets in order to provide for modest wage increases under the 2014 Mandate.

The remaining employees who have yet to conclude new agreements include a significant number of post-secondary staff, nurses, and workers in some of the other service delivery agencies. There is adequate funding in the fiscal plan to accommodate the anticipated settlements for these groups. As well, current allocations to ministries are only for the base increase portion of the settlements; any Economic Stability Dividends will be funded from the Contingencies vote. See the topic box on page 41 for more information on the 2014 Mandate.

Recovered Expenses

Over the fiscal plan period (2015/16 to 2017/18), government projects it will incur $8.2 billion in program spending whose costs will be recovered from third parties.

Recovered costs include an estimated $3.0 billion in interest payments from commercial Crown corporations through the fiscal agency loan program and from sinking fund investment returns.

A total of $1.6 billion will be spent delivering programs on behalf of the federal government, such as the Labour Market Development Agreement, the Canada Jobs Fund, integrated workplace solutions, and child and family support programs.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

$1.2 billion in government spending is supported by other miscellaneous sources. For example, these include hospital expansion costs recovered from regional health boards, MSP and PharmaCare costs paid by agencies and other jurisdictions, and employee health benefits costs collected from participating government agencies.

The remaining $2.4 billion in recovered costs are incurred by a variety of programs, including industry-funded regulatory programs recovered through fees, fees recovered for collections services rendered, and distribution of free Crown grants recovered through the revaluation of the land being distributed.

The offsetting nature of the amounts recovered for the underlying expenses incurred, results in no net impact to government’s fiscal plan.

Operating Transfers

Transfers to service delivery agencies will total $68.9 billion over the fiscal plan period (2015/16 to 2017/18) in support of education, health care, social services, housing, and transportation programs delivered by the agencies on behalf of government. These service delivery agencies include the SUCH sector (schools, universities, colleges and health organizations), Community Living BC, BC Housing Management Commission, BC Transit, and the BC Transportation Financing Authority. Transfers to these organizations comprise over 60 per cent of ministry spending.

Service Delivery Agency Spending

Service delivery agency spending is projected to total $29.3 billion by 2017/18, reflecting an increase of $1.7 billion over the fiscal plan period.

School district spending is projected at $5.8 billion in 2017/18, an increase of $446 million (8.2 per cent) over the three year period. The increase is due to salary and benefits cost increases relating to the recent agreements reached under government’s negotiating mandates, partially offset by savings anticipated in administration.

Spending by the post-secondary institutions sector is forecast to increase by $325 million (6.1 per cent) over the three year period, to a total of $5.6 billion by 2017/18. The increase is largely due to increased salary costs relating to anticipated Economic Stability Mandate agreements, higher amortization costs in line with ongoing capital asset investments, and inflationary pressure on operating costs.

Health authority and hospital society spending is projected to rise from $13.2 billion in 2014/15 to $13.9 billion by 2017/18 — an increase of $643 million, or 4.9 per cent over the three year period. This spending increase is mainly due to additional staffing and operating costs incurred to meet the projected volume growth in healthcare services delivered by these organizations. The staffing cost increase does not reflect the impact of total wage/benefit cost adjustments for the ongoing contract negotiations. The Ministry of Health will be addressing this issue with the health authorities in the coming months.

Projected spending by other service delivery agencies is forecast to increase by $258 million by 2017/18. This 7.0 per cent increase is largely due to increased transportation sector spending and related interest costs.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Capital Spending

In Budget 2015 capital spending on schools, hospitals, roads, bridges, hydro-electric projects and other infrastructure across the province is expected to total $18.7 billion over the fiscal plan period. These investments will support the ongoing implementation of the BC Jobs Plan, and key infrastructure needs in communities across the province.

Table 1.14 Capital Spending

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2014/15	2015/16	2016/17	2017/18
Taxpayer-supported
Education
Schools (K–12)	405	481	541	627
Post-secondary institutions	781	691	739	626
Health	1,004	983	1,084	678
BC Transportation Financing Authority	828	941	706	678
BC Transit	88	119	137	53
Government ministries	392	392	431	383
Other [1]	139	124	88	154
Total taxpayer-supported	3,637	3,731	3,726	3,199
Self-supported
BC Hydro	2,268	2,234	2,277	2,718
Columbia River power projects [2]	36	24	14	16
Transportation Investment Corporation (Port Mann)	95	16	9	—
BC Railway Company	4	5	2	1
ICBC	81	115	50	40
BC Lotteries	90	90	110	110
Liquor Distribution Branch	30	34	65	59
Total self-supported commercial	2,604	2,518	2,527	2,944
Total capital spending	6,241	6,249	6,253	6,143

1 Includes BC Housing Management Commission, Provincial Rental Housing Corporation, and other service delivery agencies.

2 Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

Taxpayer-supported Capital Spending

Taxpayer-supported capital spending over the next three years will total $10.7 billion, and includes completion of existing approved projects along with new investments to expand and sustain provincial infrastructure including schools, universities and hospitals.

Investments in Schools

Over the three years of the capital plan, $1.6 billion will be invested to maintain, replace, renovate or expand K—12 facilities, including continued investment in new school space to accommodate increasing enrolment in growth districts, and continued investment in the program to seismically upgrade or replace schools.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Current and planned capital investments in Budget 2015 include:

•      A new Clayton North Secondary School in Surrey, which will provide 1,500 student spaces and will be complete in 2017. Enrolment in this part of Surrey School District has grown substantially and the new school will alleviate pressures at other district secondary schools, particularly Lord Tweedsmuir which is operating over its capacity.

•      A replacement of Oak Bay High School in Victoria with a 1,300-student-capacity school on the current site, which includes district-funded space for 100 international students. The new school is scheduled to open in September 2015 and includes a theatre, as well as a Neighbourhood Learning Centre with a daycare and programs provided in partnership with Oak Bay Parks and Recreation.

•      A seismic upgrade to Lord Strathcona Elementary will bring Vancouver’s oldest school up to modern day structural seismic standards while preserving the integrity of the original school. It is expected that the project will be completed in 2017.

Spending to Support Post-secondary Education

Budget 2015 includes $2.1 billion in capital spending over the next three years by post-secondary institutions across the province. Projects include the replacement and renewal of existing infrastructure to address deferred maintenance and protect the province’s investment in capital assets.

In addition, investments in priority projects will build capacity and help meet the province’s future workforce needs in key sectors, as outlined in BC’s Skills for Jobs Blueprint. A significant portion of this capital investment is funded through other sources, including foundations, donations, cash balances, federal funding and revenues generated from services.

Current and planned investments in the post-secondary sector include:

•      Renewal and expansion of Camosun College’s Interurban Campus Trades Facilities in Victoria, which will create an efficient, modern learning environment for key Trades disciplines, with a capacity for 370 new and 400 existing students.

•      Expansion and renovation of the existing Trades Campus at Okanagan College in Kelowna, creating fully modernized and retrofitted Trades facilities with a capacity for 128 new and 2,280 existing students.

•      A new campus for Emily Carr University at Great Northern Way in Vancouver, which will include a state-of-the-art visual, media and design art facility with a capacity for 1,800 students.

•      Support for research infrastructure through the British Columbia Knowledge Development Fund, with external funding leveraged from the federal Canada Foundation for Innovation and non-provincial government partners. Key research investments include:

•       Procurement of computational infrastructure at the BC Cancer Research Centre to expand and accelerate data analysis. The research is expected to lead to the development of innovative computational approaches to identify and characterize mutations in cancer, and to improve detection and treatment for a variety of cancers.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

•       Procurement of critical equipment for the Prometheus Project, a province-wide research and commercialization hub for materials science and engineering innovation. The project brings together Simon Fraser University, the University of Victoria, the University of British Columbia and the British Columbia Institute of Technology, with the goal of translating innovative ideas into prototypes and engineered devices that will be commercialized to support economic growth in British Columbia.

Expanding and Upgrading Health Facilities

Capital spending on infrastructure in the health sector will total $2.7 billion over the next three years. These investments support new major construction projects and upgrading of health facilities, medical and diagnostic equipment, and information management/ technology systems. These investments are supported by funding from the province as well as other sources, such as regional hospital districts and foundations.

Key capital investments in the health sector include:

•      Redevelopment of Children’s and Women’s Hospital including the new Teck Acute Care Centre to replace 179 acute care beds and expand service to 221 beds, plus expand the emergency department, maternity, pediatric operating rooms and diagnostic imaging and procedures areas. Construction of the Teck Acute Care Centre is underway with completion planned for summer 2017.

•      Construction of two new hospitals (one located in Courtenay/Comox and one in Campbell River) to replace existing North Island hospitals and provide a total of 248 patient beds, an increase of 62 beds on the North Island. Construction of both hospitals commenced in August 2014 and is scheduled for completion in 2017.

•      A new clinical services building for Royal Inland Hospital in Kamloops, which will include outpatient services and teaching space for medical students along with improved parking and access to the hospital. Opening of the new clinical services building is planned for spring 2016.

•      Construction of the new Joseph and Rosalie Segal Family Health Centre to replace and consolidate specialized mental health services at Vancouver General Hospital.

Supporting the Transportation Investment Plan

Budget 2015 includes continued investments in government’s transportation investment plan. The province has secured federal cost sharing on projects and has also leveraged investments through partnerships with private partners. The public and private sector will provide a total of $2.9 billion for transportation investments over the next three years, including:

•      $2.5 billion of provincial investment in transportation infrastructure; and

•      $0.4 billion of investment leveraged through federal cost sharing and partnerships with private partners, local governments and other agencies.

Further information is provided in Table 1.15.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Table 1.15    Provincial Transportation Investments

	Updated
	Forecast				3-Year
($ millions)	2014/15	2015/16	2016/17	2017/18	Total
Provincial investments:
– Highway rehabilitation	193	213	213	213	639
– Side road improvement program	92	90	90	90	270
– Natural gas road upgrade program	21	20	20	20	60
– Highway 1 (Kamloops to Alberta border)	29	45	46	60	151
– George Massey Tunnel replacement project [1]	18	24	29	—	53
– Okanagan Valley corridor	32	39	29	43	111
– Cariboo connector program	18	36	28	38	102
– Major highway corridors and roads	97	119	103	204	426
– Other transportation programs	27	53	50	58	161
– Transit infrastructure	163	221	200	74	495
Total provincial investment [2]	690	860	808	800	2,468
Investments funded through contributions from other partners	279	298	108	9	415
Total investment in transportation infrastructure	969	1,158	916	809	2,883
Transportation Investment Corporation
– Port Mann Bridge/Highway 1 project	95	16	9	—	25
Total investment in transportation infrastructure including the Port Mann Bridge/Highway 1 project	1,064	1,174	925	809	2,908

1     Subject to Treasury Board approved business plan and funding strategy.

2   Total provincial investment includes operating and capital spending.

Ministry Capital Spending

Budget 2015 includes $1.2 billion in capital spending by government ministries over the plan period. This will support investments in maintaining, upgrading or expanding infrastructure such as courthouses, correctional centres, office buildings, industrial roads, and information systems.

Capital investments made by government ministries include development of the new Okanagan Correctional Centre near Oliver. This facility is expected to be completed in late 2016 and will more than double correctional centre capacity in British Columbia’s Interior.

Capital Project Reserves

The province has included $235 million in project reserves in its three year capital plan as a prudent planning measure. In addition to covering risks from higher than expected costs, the reserves will be used to fund emerging government priorities.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Financing Capital Projects

Provincial capital infrastructure spending is financed through a combination of sources:

•      cash balances within the organizations;

•      partnerships with the private sector (public-private partnerships, or P3s);

•      cost sharing with partners (e.g. federal government, regional hospital districts); and

•      debt.

The sale of BC Transportation Financing Authority sinking funds in 2013/14 provided significant levels cash as a source of capital financing in 2014/15 and 2015/16. The increase in debt financing in 2016/17 reflects the utilization of this resource and the return to historical levels of capital financing from each source.

Chart 1.10 Financing government’s capital plan

Self-supported Capital Spending

Self-supported capital spending is projected to total $8.0 billion over the fiscal plan period. Over the three year period:

•      $7.3 billion (91 per cent) of total self-supported capital spending will be used for electrical generation, transmission and distribution projects to meet growing customer demand and to enhance reliability. Included in this total is initial construction of a third power facility at Site C on the Peace River.

Built between the late 1960s and early 1980s, BC Hydro’s hydroelectric system provides over 95 per cent of the total electricity generated by the corporation. This vast system is ageing and requires a broad range of investments to maintain reliability — from seismic and safety improvements at dams, to expanding and strengthening the transmission system, to upgrading the metering system. Roughly half of power project capital spending represents measures to address ageing infrastructure.

•      $25 million will be used to complete the Port Mann Bridge replacement and Highway 1 improvement project.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

•      $290 million will be used for BC Lottery Corporation projects including the modernization of business systems, expansion of the lottery distribution network, and acquisition of gaming equipment to support lottery, PlayNow internet gaming, casino and community gaming activities.

•      $205 million will be used for ICBC projects including reinvestment in critical business systems as part of its Transformation Program.

•      $158 million will be used to modernize LDB’s operations including updates and improvements to stores, technology-related upgrades, and ongoing equipment replacement.

Table 1.16 provides information on major capital projects, and further details on provincial capital investments are shown in the service plans of ministries and Crown agencies.

Projects Over $50 Million

Approved major capital projects with multi-year budgets from provincial sources totaling $50 million or more are shown in Table 1.16. Annual allocations of the full budget for these projects are included as part of the provincial government’s capital investment spending shown in Table 1.14.

In addition to financing through provincial sources, major projects may be cost shared with the federal government, municipalities and regional districts, and/or the private sector. Total capital spending for these major projects is $28.0 billion, refecting provincial financing of $25.5 billion including internal sources and P3 liabilities, as well as $2.5 billion in contributions from the federal government and other sources including private donations.

Major capital investments include:

•      $1.7 billion for school replacement projects including Centennial Secondary, Kitsilano Secondary, Oak Bay Secondary, Belmont Secondary, Clayton North Secondary, and continuation of the seismic mitigation program;

•      $123 million for the Emily Carr University of Art and Design campus redevelopment project at Great Northern Way;

•      $3.4 billion for health facilities including the Northern Cancer Control Strategy, Lions Gate Hospital redevelopment, the Surrey Memorial Hospital — Emergency Department/Critical Care Tower, the Lakes District Hospital in Burns Lake, the Queen Charlotte/Haida Gwaii Hospital, the North Islands hospitals, Royal Inland Hospital redevelopment, the Interior Heart and Surgical Centre in Kelowna, the Joseph and Rosalie Segal Family Health Centre at Vancouver General Hospital, the Children’s and Women’s Hospital, the Penticton Regional Hospital patient care tower, and the clinical and systems transformation project;

•      $6.2 billion for major transportation capital infrastructure including the South Fraser Perimeter Road, the Evergreen Line Rapid Transit project, the Sierra Yoyo Desan (SYD) Road upgrade, and the Port Mann Bridge/Highway 1 project;

•      $545 million for projects in other sectors including the Integrated Case Management system, the upgrade of 13 Single Room Occupancy hotels in Vancouver’s Downtown Eastside, and the new Okanagan Correctional Centre;

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Table 1.16            Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from the 2014/15 second Quarterly Report released on November 26, 2014.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Dec 31, 2014	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Taxpayer-supported
School districts
Southern Okanagan Secondary [2]	2013	50	—	50	48	—	—	2
Chilliwack Secondary [2]	2013	53	—	53	53	—	—	—
Centennial Secondary	2015	16	45	61	61	—	—	—
Oak Bay Secondary	2015	36	16	52	50	—	—	2
Kitsilano Secondary	2015	17	47	64	60	—	—	4
Belmont Secondary	2015	30	26	56	30	—	—	26
Clayton North Secondary	2017	—	55	55	45	—	—	10
Seismic mitigation program	2023	35	1,265	1,300	1,300	—	—	—
Total school districts		237	1,454	1,691	1,647	—	—	44
Post-secondary institutions
Emily Carr University of Art and Design
– Campus redevelopment at Great Northern Way	2017	5	118	123	102	—	—	21
Health facilities
Northern Cancer Control Strategy [2]
– Direct procurement	2014	28	7	35	32	—	—	3
– P3 contract	2012	71	—	71	54	17	—	—
Lions Gate Hospital (Mental Health)
Redevelopment	2014	45	17	62	38	—	—	24
Lakes District Hospital	2015	40	15	55	46	—	—	9
Queen Charlotte/Haida Gwaii Hospital	2015	11	39	50	31	—	—	19
Surrey Emergency/Critical Care Tower
– Direct procurement	2016	121	73	194	174	—	—	20
– P3 contract	2014	318	—	318	139	179	—	—
Royal Inland Hospital	2016	7	73	80	47	—	—	33
North Island Hospitals
– Direct procurement	2017	26	100	126	73	—	—	53
– P3 contract	2017	27	453	480	60	232	—	188
Interior Heart and Surgical Centre
– Direct procurement	2017	108	140	248	213	—	—	35
– P3 contract	2015	105	28	133	4	79	—	50
Vancouver General Hospital — Joseph and Rosalie Segal Family Health Centre Children’s and Women’s Hospital	2017	9	73	82	57	—	—	25
– Direct procurement	2019	75	234	309	177	—	—	132
– P3 contract	2017	62	307	369	168	187	—	14
Penticton Regional Hospital — Patient Care Tower	2019	—	325	325	168	—	—	157
Clinical and systems transformation	2023	90	390	480	480	—	—	—
Total health facilities		1,143	2,274	3,417	1,961	694	—	762
Transportation
South Fraser Perimeter Road [2]
– Direct procurement	2014	1,071	5	1,076	728	—	348	—
– P3 contract	2014	188	—	188	—	188	—	—
Sierra Yoyo Desan Road upgrade	2015	140	10	150	150	—	—	—
Evergreen Line Rapid Transit
– Direct procurement	2016	253	283	536	321	—	74	141
– P3 contract	2016	571	324	895	—	265	350	280
Total transportation		2,223	622	2,845	1,199	453	772	421

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Table 1.16            Capital Expenditure Projects Greater Than $50 million 1 (continued)

Note: Information in bold type denotes changes from the 2014/15 second Quarterly Report released on November 26, 2014.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Dec 31, 2014	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Other taxpayer-supported
Integrated Case Management system [2]	2014	180	2	182	179	—	3	—
Single Room Occupancy Hotel renewal initiative
– Direct procurement	2016	11	14	25	23	—	2	—
– P3 contract	2016	68	50	118	—	91	27	—
Okanagan Correctional Centre
– Direct procurement	2016	28	63	91	91	—	—	—
– P3 contract	2016	31	98	129	8	121	—	—
Total other		318	227	545	301	212	32	—
Total taxpayer-supported		3,926	4,695	8,621	5,210	1,359	804	1,248
Self-supported

Transportation
Port Mann Bridge / Highway 1	2017	3,265	54	3,319	3,319	—	—	—
Power generation and transmission
BC Hydro
– Vancouver City Central transmission [2]	2014	171	—	171	171	—	—	—
– Mica SF6 gas insulated switchgear replacement [2]	2014	175	24	199	199	—	—	—
– Northwest transmission line [2]	2014	664	52	716	329	—	130	257
– Iskut extension project [2]	2014	167	42	209	140	—	—	69
– Merritt area transmission	2015	42	23	65	65	—	—	—
– Smart metering and infrastructure program	2015	721	209	930	930	—	—	—
– Dawson Creek/Chetwynd area transmission	2015	183	113	296	296	—	—	—
– Interior to Lower Mainland transmission line	2015	574	151	725	725	—	—	—
– GM Shrum units 1 to 5 turbine replacement	2015	144	128	272	272	—	—	—
– Surrey area substation project	2015	39	55	94	94	—	—	—
– Hugh Keenleyside spillway gate reliability upgrade	2015	87	36	123	123	—	—	—
– Upper Columbia capacity additions at Mica units 5 and 6 project	2015	486	228	714	714	—	—	—
– Long Beach area reinforcement	2015	22	34	56	56	—	—	—
– Big Bend substation	2017	18	38	56	56	—	—	—
– Ruskin Dam safety and powerhouse upgrade	2017	283	465	748	748	—	—	—
– John Hart generating station replacement	2019	239	854	1,093	1,093	—	—	—
– Cheakamus Unit 1 and Unit 2 generator replacement	2019	4	70	74	74	—	—	—
– Peace River Site C clean energy project	2024	415	8,360	8,775	8,775	—	—	—
Columbia River power projects
– Waneta Dam power expansion [3]	2015	311	39	350	350	—	—	—
Total power generation and transmission		4,745	10,921	15,666	15,210	—	130	326
Other
British Columbia Lottery Corporation
– Gaming management system	2015	88	10	98	98	—	—	—
Insurance Corporation of British Columbia
– Business transformation program	2016	216	55	271	271	—	—	—
Total other		304	65	369	369	—	—	—
Total self-supported		8,314	11,040	19,354	18,898	—	130	326
Total $50 million projects		12,240	15,735	27,975	24,108	1,359	934	1,574

1 Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

2 Assets have been put into service and only trailing costs remain.

3 Reflects the combined shares of Columbia Power Corporation (32.5 per cent) and Columbia Basin Trust (16.5 per cent) in their partnership with Fortis Inc. for the development of an electricity generating facility at the Waneta Dam south of Trail.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

•             $15.7 billion primarily for power generation and transmission capital projects by BC Hydro and for Columbia River power projects including construction of a dam and generating facilities at Site C on the Peace River and a 49 per cent share in the expansion of the Waneta Dam (a public-private partnership with Fortis Inc.);

•             $98 million for the replacement of the BC Lottery Corporation gaming management system that supports the generation of over $1.6 billion in annual revenue from 35 casinos and community gaming centres operating more than 12,000 slot machines and 500 table games; and

•             $271 million for the capital component of ICBC’s $400 million business transformation program that will completely overhaul its claims, insurance, customer, and business processes and technologies.

The following changes have occurred since the second Quarterly Report:

•             Southern Okanagan Secondary and Chilliwack Secondary were completed under the approved project budgets. The changes represent savings of $4 million and $5 million respectively.

•             The $55 million Clayton North Secondary project has been added in the Education sector.

•             Anticipated costs for the Emily Carr University of Art and Design campus redevelopment have been reduced by $11 million to reflect savings realized during the procurement process.

•             Interior Heart and Surgical Centre spending has been reallocated between direct procurement and P3 components.

•             Completion of the Port Mann Bridge/Highway 1 project has been revised to 2017, reflecting the completion date for the remaining highway infrastructure.

•             The Seymour Arms series capacitor project was completed; the $8.8 billion Site C Peace River dam project has been added; total anticipated spending for the Northwest transmission line has declined $30 million; total spending for the Iskut extension project has increased $29 million (with a corresponding increase in the customer contribution to the project) and the completion date has been advanced to 2014; and the Merritt area transmission project completion date is now 2015.

•             Anticipated spending for the capital portion of ICBC’s business transformation program decreased $26 million reflecting revised cost estimates. The overall program budget which includes both capital and operating components remains unchanged at $400 million.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Provincial Debt

Table 1.17  Provincial Debt Summary 1

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions unless otherwise indicated)	2014/15	2015/16	2016/17	2017/18
Taxpayer-supported debt
Provincial government direct operating	9,441	8,420	6,718	4,767
Other taxpayer-supported debt (mainly capital)
Education	12,135	12,642	13,437	14,331
Health [2]	6,545	7,036	7,721	8,166
Highways and public transit [3]	10,809	11,654	12,517	13,461
Other [4]	3,372	3,430	3,733	4,008
Total other taxpayer-supported debt	32,861	34,762	37,408	39,966
Total taxpayer-supported debt	42,302	43,182	44,126	44,733
Self-supported debt	21,428	22,528	23,769	25,321
Total debt before forecast allowance	63,730	65,710	67,895	70,054
Forecast allowance [5]	100	250	350	350
Total provincial debt	63,830	65,960	68,245	70,404
Debt as a per cent of GDP
Provincial government direct operating	4.0%	3.4%	2.6%	1.8%
Taxpayer-supported	17.7%	17.4%	17.1%	16.6%
Total provincial	26.7%	26.6%	26.4%	26.1%
Taxpayer-supported debt per capita ($)	9,134	9,212	9,294	9,301
Taxpayer-supported interest bite (cents per dollar of revenue)	3.8	3.9	4.1	4.3

1  Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

2  Health facilities’ debt includes public-private partnership obligations of $1,271 million for fiscal 2014/15, $1,439 million for fiscal 2015/16, $1,590 million for fiscal 2016/17, and $1,632 million for fiscal 2017/18.

3  BC Transportation Financing Authority’s debt includes public-private partnership obligations of $1,132 million for fiscal 2014/15, $1,161 million for fiscal 2015/16, $824 million for fiscal 2016/17, and $783 million for fiscal 2017/18.

4  Social housing’s debt includes public-private partnership obligations of $80 million for fiscal 2014/15, $101 million for fiscal 2015/16, $91 million for fiscal 2016/17, and $82 million for fiscal 2017/18.

5  Reflects the operating statement forecast allowance for each year (amounts are not cumulative). Since it is unknown as to which agency would require this debt, the forecast allowance is shown as a separate item over the plan.

Total provincial debt will reach $70.4 billion by 2017/18; however, as a result of strategic debt management, the rate of annual debt growth will decline from 5.2 per cent in 2014/15 to 3.2 per cent in 2017/18.

Government’s borrowing requirement for the next three years totals $14.0 billion, and includes $2.5 billion to retire maturing debt in addition to the $11.5 billion in capital borrowing. A further $5.1 billion in maturing debt will be retired by a combination of government’s debt management strategy and the reduction of P3 liabilities through annual service payments (see Table 1.18).

Taxpayer-supported debt is forecast to increase to $44.7 billion by 2017/18, up $2.4 billion from 2014/15, reflecting the significant investment in capital assets planned over the next three years. This includes a $3.8 billion increase due to capital spending on education and health facilities, a $2.7 billion increase in support of transportation projects, and a $0.6 billion increase for other initiatives. These increases are partially offset by a $4.7 billion reduction in government direct operating debt over the same period, and which by 2017/18 will be at its lowest point since 1990/91.

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Table 1.18  Provincial Borrowing Requirements

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2014/15	2015/16	2016/17	2017/18

Total provincial debt [1] at beginning of year	60,693	63,830	65,960	68,245
New borrowing [2]	5,168	4,613	4,299	4,497
Direct borrowing by Crown corporations and agencies	381	285	178	88
Retirement provision [3] requiring refinancing	(772)	(1,843)	(228)	(390)
Retirement provision [3] funded internally	(1,740)	(1,075)	(2,064)	(2,036)
Change in forecast allowance	100	150	100	—
Net change in total debt	3,137	2,130	2,285	2,159
Total provincial debt [1] at year end	63,830	65,960	68,245	70,404
Annual growth in debt (per cent)	5.2	3.3	3.5	3.2

1    Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest which is reported in the financial statements as an accounts payable.

2    New long-term borrowing plus net change in short-term debt.

3    Sinking fund contributions, sinking fund earnings and net maturities of long-term debt (after deduction of sinking fund balances for maturing issues).

The self-supported debt of commercial Crown corporations is forecast to increase to $25.3 billion by 2017/18, up $3.9 billion from 2014/15. The increase is primarily due to the additional investment in improving and expanding British Columbia’s hydro generation assets ($3.8 billion) and capital spending and operating requirements for other self-supported Crown corporations ($0.1 billion).

Additional details on government’s outstanding debt are provided in Appendix Tables A17 to A19.

Relationship between surplus and debt

In addition to operating results, the change in debt is impacted by reductions in cash and other working capital changes as well as the debt financing requirements of government’s capital plan. Table 1.19 reconciles the forecast surpluses with changes in debt.

Table 1.19  Reconciliation of Summary Results to Provincial Debt Changes

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2014/15	2015/16	2016/17	2017/18

Taxpayer-supported debt:
Annual surplus (before forecast allowance)	(979)	(534)	(726)	(749)
Reduction in cash balances	(9)	(955)	(188)	(193)
Other working capital changes	748	784	262	501
Net increase in capital and other assets	1,474	1,585	1,596	1,048
	1,234	880	944	607
Self-supported debt:
Commercial Crown corporation capital financing	1,802	1,107	1,256	1,570
Other commercial debt	1	(7)	(15)	(18)
	1,803	1,100	1,241	1,552
Annual change in forecast allowance	100	150	100	—
Annual increase in total provincial debt	3,137	2,130	2,285	2,159

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Risks to the Fiscal Plan

Table 1.20 provides the estimated fiscal impacts of the identified sensitivities for some of the key variables in the fiscal plan projections on an individual basis. However, interrelationships between the variables may cause the actual variances to be higher or lower than the estimates shown in the table. For example, an increase in the US/CDN dollar exchange rate may be offset by higher commodity prices.

Table 1.20  Key Fiscal Sensitivities

		Annual Fiscal Impact
Variable	Increases of	($ millions)
Nominal GDP	1%	$150 – $250
Lumber prices (US$/thousand board feet)	$50	$100 – $120[1]
Natural gas prices (Cdn$/gigajoule)	50 cents	$175[2]
US exchange rate (US cent/Cdn $)	1 cent	-$25 to -$50
Interest rates	1 percentage point	-$114
Debt	$500 million	-$15

1    Sensitivity relates to stumpage revenue only. Depending on market conditions, changes in stumpage revenues may be offset by changes in border tax revenues.

2    Sensitivities can vary significantly especially at lower prices.

The assumptions and risk sensitivities for individual revenue sources and major program areas can be found in Appendix Tables A5 and A6, beginning on page 109.

Own Source Revenue

The main areas that may affect own source revenue forecasts are BC’s overall economic performance, the relative health of its major trading partners, the exchange rate and commodity prices.

Revenues are sensitive to economic performance. For example, taxation and other revenue sources are driven by economic factors such as household income, retail sales, employment, population growth and the exchange rate. The revenue forecast contained in the fiscal plan is based on the economic forecast detailed in Part 3: British Columbia Economic Review and Outlook. As well, it incorporates commodity price forecasts developed by the Ministry of Forests, Lands and Natural Resource Operations, the Ministry of Energy and Mines, and the Ministry of Natural Gas Development based on private sector information.

Income tax revenue forecasts are based on projections of household income and net operating surplus. The forecasts are updated from reports on tax assessments provided by the Canada Revenue Agency. As a result, revenue estimates can be affected by timing lags in the reporting of current and prior year tax assessments by the Canada Revenue Agency.

Adjustments to the harmonized sales tax entitlements for the years 2010/11 to 2012/13 will continue until 2019/20. These changes, determined by the federal government could affect the revenue forecast over the three-year plan, however it is expected that the size of changes will diminish over time.

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Revenues in British Columbia can also be volatile, largely due to the influence of the cyclical natural resource sector in the economy and the importance of natural resource revenues in the province’s revenue base. Changes in commodity prices such as natural gas, lumber or coal may have a significant effect on natural resource revenues.

Details on major assumptions and sensitivities resulting from changes to those assumptions are outlined in Appendix Table A5.

Softwood Lumber Agreement

The fiscal plan assumes the continuation of the Softwood Lumber Agreement (SLA 2006) beyond its current expiry date of October 2015 and assumes a full-year entitlement of SLA 2006 border tax revenue in 2015/16 and 2016/17. The outcome relating to the future of the agreement may pose a risk to the plan.

Federal Government Contributions

Potential policy changes regarding federal government allocations, including health and social transfers and cost-sharing agreements, could affect the revenue forecast.

Crown Corporations

Crown corporations have provided their own forecasts. These forecasts, as well as their statements of assumptions, were used to prepare the fiscal plan. The boards of those corporations and agencies have also included these forecasts, along with further details on assumptions and risks, in the service plans being released with the budget.

SUCH Sector

Health authorities have submitted balanced financial plans for 2015/16 to 2017/18 based on policy assumptions provided by the Ministry of Health. These plans have been signed off by the board chairs of the respective health authorities. The Ministry of Health will continue to work with the health authorities to manage any emerging revenue and spending risks and spending pressures.

Forecasts for the universities, colleges, and institutions have been signed off by chairs of the board or audit committee and lead financial officers.

Forecasts for the combined school districts have been compiled by the Ministry of Education based on the requirements of the School Act, the current year plans developed by the school districts, and ministry policy assumptions respecting future funding allocations. Variances from these assumptions could impact the fiscal plan.

Spending

Government funds a number of demand-driven programs, including those delivered through third party delivery agencies, such as health care, K-12 and post-secondary education, income assistance, and community social services. The budgets for these programs reflect reasonable estimates of demand and other factors such as price inflation. If demand is higher than estimated, this will result in a spending pressure to be managed.

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The spending plans for the Ministry of Forests, Lands and Natural Resource Operations and the Ministry of Justice include base amounts to fight wildfires and deal with other emergencies such as floods. Unanticipated or unpredictable occurrences may affect expenses in these ministries.

Details on major assumptions and sensitivities resulting from changes to those assumptions are shown in Appendix Table A7 and in ministry service plans.

Contingencies Vote

The Contingencies vote is a prudent budgeting measure that protects the fiscal plan from unforeseen and unbudgeted costs that may arise as well as pressures for costs that are currently budgeted based on estimates whose final values are impacted by external events or prices.

Budget 2015 includes a Contingencies vote allocation of $350 million in 2015/16, increasing to $400 million in each of 2016/17 and 2017/18, respectively, to help manage unexpected costs and pressures and to fund priority initiatives.

Treaty Negotiations and the New Relationship

BC continues to negotiate treaties and incremental treaty agreements with a number of First Nations. While implementation and settlement costs associated with existing Final Agreements have been accounted for in the fiscal plan, the outcomes of other treaty negotiations and their ratification process would need to be managed within the fiscal plan.

Government is also committed to negotiating new revenue-sharing agreements and other reconciliation agreements with First Nations to streamline consultation on natural resource decisions, provide increased certainty for investors, and provide new economic opportunities to First Nations communities. Where agreements have been concluded, the costs of those agreements have been accounted for in the fiscal plan. Any future agreements will need to be accommodated within the fiscal plan.

The province is also involved in litigation with First Nations relating to aboriginal rights. Settlement of these issues, either in or out of court, may result in additional costs to government.

Capital Risks

The capital spending forecasts included in the fiscal plan may be affected by subsequent planning (i.e. design development) and procurement activities (i.e. receipt/review of bids) resulting in project costs that are higher than the initial approved budgets. For large projects, government will review the budget and scope risks, and the strategies to mitigate these risks.

Other risks impacting capital spending forecasts include:

•             weather and geotechnical conditions, including the outcome of environmental impact studies, causing project delays and/or unexpected costs;

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•             changes in market conditions, including service demand, the impact of inflation on building material costs, the availability of and wage rates for skilled workers, and borrowing costs;

•             the accuracy of capital project budget and construction schedule forecasts;

•             the successful negotiation/timing of cost-sharing agreements with the federal government and other funding partners; and

•             the timing and outcomes of public-private sector partnership negotiations.

Pending Litigation

The spending plan for the Ministry of Justice contains provisions for payments under the Crown Proceeding Act based on estimates of expected claims, judgments, and related costs of settlements likely to be incurred. Litigation developments may occur that are beyond the assumptions used in the plan (for example, higher-than-expected volumes, or size of claim amounts and timing of judgments and settlements). These developments may affect government revenues and/or expenditures in other ministries.

There is a risk to the fiscal plan from the January 27, 2014 BC Supreme Court decision regarding government’s response, as per the Education Improvement Act, 2012, to a previous court ruling which had concluded that government had infringed on the freedom of association of BC Teachers Federation members when it legislated specific provisions out of the teachers’ contract back in 2002. The government is appealing the decision.

Write-downs and Other Adjustments

Ministry budgets provide for anticipated levels of asset or loan write-downs where estimates can be reasonably predicted. The overall spending forecast does not make allowance for extraordinary items other than the amount provided in the Contingencies vote.

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Managing Fair and Affordable Public Sector Compensation

The BC public sector employs approximately 388,000 people across seven sectors and spends about $25.7 billion on compensation, or over 57 per cent of the Province’s annual budget. Managing public sector compensation remains a key priority in sustaining the Province’s balanced budget and high credit rating.

Chart 1 Composition of public sector workforce

Update on 2014 Compensation Bargaining Mandate

In late 2013, the government established a 2014 Economic Stability Mandate (2014 Mandate), which applies to all provincial public sector employees whose collective agreements expired on or after December 31, 2013. Key elements of the 2014 Mandate include:

•      5-year agreements;

•      modest 5.5 per cent total wage increase over the five-year term; and

•      a potential for additional increases if growth in the B.C. economy exceeds the annual forecasts set by the Economic Forecast Council during the last four years of the agreement.

To date, the 2014 Mandate has remained on track and over 200,000 organized public sector employees are now covered by new tentative or ratified agreements under the mandate. This represents over two thirds of all provincial public sector unionized employees. Significant agreements reached in 2014 include:

•      Public service — almost 25,000 employees working in core government ministries and agencies;

•      Teachers — in September 2014, the British Columbia Public School Employers’ Association and the BC Teachers Federation reached a negotiated agreement that ended weeks of strike activity and nearly 43,000 teachers returned to classrooms;

•      Doctors — approximately 10,000 doctors in BC have ratified a five-year agreement that respects the government’s compensation mandate and improves healthcare services for British Columbians;

•      Colleges and universities — 14 colleges and universities in BC have reached agreements with nearly 11,000 unionized employees;

•      Healthcare and social services employees — more than 90,000 healthcare and social services employees in various unions are now covered under ratified agreements;

•      Education support staff — more than 33,000 support staff (approximately 97 per cent of the total education support staff workers in BC) have fully ratified agreements in place; and

•      Crown corporations — more than 3,500 employees at six Crown corporations are now covered by ratified or tentative agreements.

Budget 2015 reflects government’s commitment to fund the 2014 Mandate and funding has been added to agency budgets as appropriate to implement required compensation changes. Additionally, the 2014 Mandate provides the

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potential for four additional general wage increases based on the performance of BC’s economy. The results of BC’s 2014 real GDP growth will be known in late 2015 and will determine the potential for the first Economic Stability Dividend being awarded in 2016. All collective agreements negotiated so far contain these opportunities.

Taxpayer Accountability Principles Guide Public Sector Compensation

In June 2014, government issued the new Taxpayer Accountability Principles. These principles strengthen accountability, promote cost control through appropriate compensation oversight, and help ensure that provincial public sector organizations operate in the best interest of taxpayers. They set standards for cost-consciousness, accountability, appropriate compensation, service, respect and integrity.

Government is providing additional information on accountability and executive compensation disclosure for all provincial public sector employers, board chairs and board members, and human resources staff. It will also work with provincial public sector organizations to build these principles into ongoing operations to help ensure the decisions they make reflect the priorities and values of government and its shareholders — the public.

Managing Compensation in the Public Sector

In July 2012, the government revised its policy on executive compensation in Crown corporations. Compensation for all Crown corporation executives is currently frozen. Where there were bonuses, they are being phased out and replaced with a non-pensionable holdback of up to 20 per cent tied to financial and business results.

In September 2012, government froze compensation for excluded management in the provincial public sector. However, the government recognizes that many of these employees have not had a wage increase since 2009, as well as the challenge public sector employers face in hiring or retaining staff.

In March 2014, excluded management employees in the core public service — except senior executives — received a one-time, three per cent wage increase. Although the increase was less than the increases provided to unionized public service employees, it recognized the past five years of no wage increases. This one-time increase was consistent with the findings of the BC Public Sector Compensation Review report which showed that comparable jobs in the broader public sector are generally paid higher than those in the core public service.

While the current compensation freeze remains in effect, the Public Sector Employers’ Council Secretariat is consulting with broader provincial public sector employers’ associations, individual employers and responsible ministries to further evaluate the effect of the freeze.

Since 2012, government has implemented a managed staffing approach to hiring in the core government public service. Prior to filling positions, each position is closely scrutinized to determine its necessity and to ensure it fits within allocated budgets for staffing. The effect of this measure is being managed by finding and implementing new ways to do business while maintaining or improving public services.

While these more disciplined staffing practices have only been put in place for core government, the broader provincial public sector — Crown corporations, schools, universities, colleges and health sector — is also expected to align with the principle of cost-consciousness in its staffing practices.

BC Public Sector Compensation Review

In September 2014, the government released the BC Public Sector Compensation Review. This report identified different compensation models across the BC public sector and showed a lack of alignment in compensation among government entities and between levels of government.

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The report shows that while both core government and the broader public sector have effectively held the line on compensation since 2009, there is considerable variability in compensation levels. As a result, this creates unnecessary competition between public sector employers and only drives costs up for public entities, and risks placing additional burdens on taxpayers and ratepayers.

Chart 2 Cumulative wage increases

Source: BC Public Sector Compensation Review, 2014

The BC Public Sector Compensation Review report recommended the development of a more standardized compensation philosophy across the broader provincial public sector. Accordingly, the Public Sector Employers’ Council Secretariat is undertaking consultations that focus on collaborative ways government and public sector employers can share information to achieve the report’s recommendations. Before government and public sector boards and employers can consider general raises for their management staff, all need to ensure that the report recommendations are appropriately addressed and that such changes remain consistent with government’s broader commitment to manage public sector compensation costs in a way that balances fair and equitable compensation that is affordable to provincial taxpayers and ratepayers.

Collaboration with Local Government — A One-Taxpayer Approach to Affordability

The BC Public Sector Compensation Review indicated that local government compensation is generally not well aligned with the rest of the public sector.

With only one taxpayer funding multiple levels of government and important public services, the Province and local governments must collaborate to help ensure that public services remain affordable.

The provincial government is pursuing opportunities to work with the Union of BC Municipalities to address the principle of appropriate compensation in a local government context within the broader public sector, promote best practices, and help local government to deliver efficient, effective services for citizens.

The initial focus is on building reliable data to assist local governments to set appropriate compensation levels, and to make existing reporting of local government information more useful, transparent and accessible.

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Strengthening Our Relationship with First Nations:

British Columbia’s Response to the Tsilhqot’in Decision

A key priority of the Province is to foster economic development opportunities and create new jobs by continuing to support resource-based industries such as liquefied natural gas development, mining and forestry. First Nations, more than ever before, want to participate in BC’s growing economy and build healthy, prosperous communities. The Province and First Nations are working together to develop new, innovative strategies for lasting reconciliation aimed at supporting investment in BC while limiting environmental impacts.

Tsilhqot’in Nation versus BC

On June 26, 2014, the Supreme Court of Canada (SCC) awarded Aboriginal title to the Tsilhqot’in Nation for over 1,700 square kilometres of land in the Cariboo-Chilcotin region. The unanimous ruling is the first in Canada to recognize Aboriginal title. The legal process to arrive at a definitive ruling took many years of patience and commitment from the Tsilhqot’in, a nation of six Aboriginal communities comprised of 3,000 people. What makes the SCC decision significant is its rejection of the definition of Aboriginal title as being only site specific. Instead, the court considered how generations of semi-nomadic people used lands and resources through broad tracts of land.

The SCC’s interpretation of Aboriginal title has given the Tsilhqot’in the right to control the land within their title area. This decision has clarified the nature of Aboriginal title, including the First Nations’ ‘ownership’ rights within title areas. The ruling reminds us of the need for the Province and First Nations to work together to negotiate and reach consensus when possible on matters involving Aboriginal rights and title rather than go through the courts. Working through the legal system for decisions on Aboriginal rights and title can be very slow and expensive for both parties; therefore the Province encourages negotiations rather than litigation whenever possible.

Next Steps with the Tsilhqot’in Nation

The Tsilhqot’in people want what all British Columbians want — a prosperous economy and healthy environment that help our communities and families thrive. The Province is working in partnership with the Tsilhqot’in on a framework for reconciliation following the decision. In September 2014, the provincial government and the Tsilhqot’in National Government signed a Letter of Understanding to develop a lasting Protocol Agreement between the two governments. This agreement will outline how the parties will work together to create a shared vision for the future. The process will take time but the intent is to bring the many aspects of the SCC decision to life in a meaningful and mutually-beneficial way.

Although there is still much work to be done, there have been some important successes. For instance, part of our commitment included a long awaited apology to the Tsilhqot’in people for the wrongful hangings of six Tsilhqot’in chiefs following the Chilcotin War; it also included attending the 150th commemoration of the war and meeting with the Tsilhqot’in community members on their new title lands. Success takes time but an early measure is the new level of trust that has been built between the Tsilhqot’in and the Province during these important conversations.

British Columbia’s All Chief’s Meeting

On September 11, 2014, the Premier, Cabinet and First Nations leaders across the province held an historic meeting — the All Chiefs Gathering, which allowed direct discussion among key decision makers. The tone of the meeting was positive and it achieved momentum in moving forward the dialogue on a number of important topics such as land and resource management, resource revenue sharing, social policy, and continuing to build strong business partnerships with First Nations. At the meeting, the province affirmed that the Tsilhqot’in decision offers a new opportunity for First Nations and government to come

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together with a common vision that will bring economic prosperity to First Nations and all British Columbians. There was also a commitment to hold regular annual meetings. The next meeting will likely be held in the fall of 2015.

Benefits Sharing with First Nations

Reconciliation requires government to listen and respond to the particular priorities of specific First Nations, government agencies and the business community. A broad range of agreement types contribute to achieving reconciliation and creating economic opportunities for First Nations. These include: treaties, strategic engagement agreements, economic and community development agreements, reconciliation agreements, revenue-sharing agreements, atmospheric benefit-sharing agreements, amongst others.

The Province and First Nations understand benefit-sharing is our path to partnership. The agreements the Province reaches with First Nations also provide industry with the certainty needed to make investment decisions. British Columbia is the first province in Canada to share provincial revenue from mining, forestry and clean energy projects with First Nations. In the past four years, government has signed more than 200 revenue-sharing agreements with First Nations. In the last few months, we have also signed 11 pipeline benefit agreements with 19 First Nations related to LNG development.

Mining Revenue Sharing

Economic and Community Development Agreements share revenue from new mines and major mine expansions. In 2014/15 alone, $12 million in mining revenue flowed to 19 First Nations through mineral royalties. The agreements cover 13 out of the 18 productive metals and coal mines in BC.

Forestry Revenue Sharing

Forest Consultation and Revenue Sharing Agreements (FCRSA) provide First Nations with economic benefits that return directly to their communities based on harvest activities in their traditional territory. Since 2003, 177 First Nations (87 per cent of the 203 First Nations in BC) have signed forestry agreements with BC. The agreements have provided $369 million in revenue sharing and access to 130 million m3 of timber. As of September 2014, 138 First Nations have an active FCRSA, representing 76 per cent of First Nations eligible for an agreement under the program.

Revenue Sharing on BC’s emerging Liquefied Natural Gas (LNG) Sector

The Province’s priority is to provide the certainty required to create a new LNG industry — and ensure First Nations can share in the benefits. The Province is actively engaged in negotiations with First Nations and has already announced 11 natural gas pipeline agreements which provide initial one-time payments totaling close to $5.1 million for local First Nations on projects such as TransCanada’s proposed Prince Rupert Gas Transmission, Coastal GasLink pipeline projects, and Spectra Energy’s Westcoast Connector Gas Transmission pipeline.

In addition to these pipeline agreements, the Province has signed revenue-sharing agreements with the Lax Kw’alaams and Metlakatla First Nations to share a portion of provincial government revenues from Sole Proponent Agreements related to the Grassy Point lands, and proponents Aurora LNG and Woodside.

What next?

BC wants to take the opportunity presented by the Supreme Court of Canada decision on Tsilhqot’in to advance a fresh approach to achieving reconciliation and enhancing relationships with First Nations. The Province is open to new, innovative ideas with respect to how land and resource decisions are made and First Nations’ rights and title are accommodated. This reconciliation process is a profound opportunity to build a stronger relationship and develop a renewed vision of First Nations as partners in the economic, political and social future of British Columbia. The Province has taken the SCC decision seriously with the goal to ensure First Nations become full, willing partners in BC’s economy.

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A Pan-Canadian “Renminbi Hub”

The Importance of the Renminbi (RMB)

China is now the second largest economy in the world and the largest trading nation. As well, China’s currency — the Renminbi — is now the fifth-largest global -currency in terms of value of payments.

When businesses trade internationally, the currencies involved must be converted to execute the transactions.

Traditionally, the RMB has not been easily or freely convertible to other currencies. For Canadian businesses trading with China, currency conversions have generally been made into US dollars, and then from US dollars into RMB — doubling exchange rate commission costs.

British Columbia has seen the value of its exports to China rise to represent almost 18 per cent of BC’s total exports — a significant increase from 4 per cent only a decade ago. That is why measures to reduce transaction costs will facilitate and improve Canadian and BC trade with China.

BC’s entry into the RMB currency market

Governments and corporations often borrow money by issuing bonds. In November 2013, British Columbia was the first foreign government to issue a bond denominated in China’s Renminbi — the bond raised RMB 2.5 billion (Cdn $428 million equivalent). A second BC issue was launched in late 2014, raising RMB 3 billion (Cdn $559 million equivalent). BC is now the largest foreign government issuer in this market along with the United Kingdom.

In addition to expanding our market for borrowed funds, the bond issues raise the Province’s profile in Asia Pacific financial markets, recognize the internationalization of the RMB, and enhance the trade linkages and relationships between BC and China.

The Significance of RMB Transactions for Business and Investment

The advantages of RMB denominated-trade for BC and Canadian businesses trading with China are significant. A recent study by the Canadian Chamber of Commerce estimated that allowing direct trade in RMB could save Canadian firms up to $6.2 billion over 10 years by reducing transaction costs, and increase exports in the range of $21—$32 billion, and BC would share significantly in these gains.

Significant advantages to the forest industry in particular are likely because it is an industry with highly competitive prices in which the use of RMB could make a significant cost difference in a competitive bid situation. Moreover, Chinese firms express a strong preference for use of their local currency.

To illustrate, consider a significant representative forest company in BC that would export to China, for example, $250 million per year in wood products. Applying HSBC Bank’s expectation that, on average, exporters who trade in RMB derive benefits in the order of 3 per cent, there is potential for additional revenues to this forest company of about $8 million, plus the benefits that can be afforded from a stronger business relationship.

A 3 per cent benefit on the $1.8 billion of wood product sales to China in 2014 would equal $54 million, money that can be usefully put to work by industry to be more productive and competitive.

The Next Step: An RMB Hub in Canada

A currency “hub” is essentially a clearing house for the exchange or conversions of foreign currencies into one another. A modern hub is not necessarily conceived of as a physical location, but more as a computerized trading platform which is managed by private sector financial institutions and which facilitates such transactions quickly and efficiently.

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This past fall, Canada was designated as an international RMB trading hub — one of only 10 in the world and the first in North America. The BC government collaborated extensively with the federal and Ontario governments, as well as the private sector, to support the designation.

Creation of the hub recognizes the international importance of the RMB and its increasing use in international trade. Designation of Canada as an international RMB trading hub plays to BC’s strength as the Canadian province that trades most with China.

Since early 2014, the governments of BC and Ontario, with the support of the Canadian government along with private sector partners such as Advantage BC and the Toronto Financial Services Alliance, have been working to bring an RMB hub to this country — now we have succeeded.

On November 8, 2014, a memorandum of understanding between the Bank of Canada and the People’s Bank of China was signed, which will establish Canada as North America’s first offshore RMB hub. The agreement has the full support of the governments of BC and Ontario. The Hub will offer opportunities for businesses across Canada to undertake RMB-denominated trade, investment and banking. It will also allow Canadian asset managers to purchase, on behalf of their clients, RMB-denominated bonds and equities from Mainland China.

The government intends to coordinate and actively work to promote the use of the hub by the business community over the coming year, and will collaborate with the federal and Ontario governments, as well as industry. The first priority will be to promote the benefits which can flow to Canadian business from RMB-denominated trade and investment. This will require active marketing and education, and the government has set aside a modest budget to support these efforts in British Columbia including sponsorship of key business forums and workshops on how to recognize the economic opportunity and realize it through contractual arrangements with Chinese firms.

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Opportunities for British Columbia

Liquefied Natural Gas — Update

British Columbia continues to meet its commitment to realize the potential for liquefied natural gas development. In the fall of 2014 British Columbia met its commitment to put in place a competitive liquefied natural gas (LNG) income tax as well as world leading greenhouse gas requirements for LNG facilities. Over the last year, the Province has also advanced agreements with First Nations and granted multiple provincial environmental assessment certificates that will help to bring a nascent LNG industry to British Columbia.

LNG Income Tax

In Budget 2014, the Province committed to develop and implement all elements of a competitive tax and policy environment to assist with LNG development in the Province and to introduce an income tax applicable to the LNG industry in the fall of 2014.

As part of Budget 2014, government also committed to introduce the key components of the legislation in the fall of 2014 while other components of the legislation such as the administrative and enforcement provisions were planned for introduction in spring of 2015.

At that time, the LNG Income Tax was intended to be a two rate income tax with a lower rate of 1.5 per cent and a higher rate of up to 7 per cent. The Province committed to review the higher tax rate and specific tax features based on global and local economic conditions to ensure that British Columbia remained competitive.

Based on changing economic conditions and consultation with industry, the Province made the decision to set the higher tax rate at 3.5 per cent (rising to 5 per cent in 2037) and to introduce a Natural Gas Tax Credit under the Income Tax Act.

On October 21, 2014, the Liquefied Natural Gas Income Tax Act (which included an amendment to the British Columbia Income Tax Act to create the Natural Gas Tax Credit) was introduced in the Legislature.

At that time the industry indicated that it was pleased to have certainty on a final British Columbia LNG tax framework.

The LNG Income Tax, which received Royal Assent on November 27, 2014, is effective for taxation years starting in 2017. It imposes a 3.5 per cent tax on net income from liquefaction activities at an LNG facility in British Columbia. This rate rises to 5 per cent in 2037. While a taxpayer is recovering its operating losses and capital investments, the tax rate on net income does not apply. Instead, a 1.5 per cent tax applies to net operating income. Tax at the 1.5 per cent rate is creditable against tax at the higher rate.

The Natural Gas Tax Credit applies to a corporation that is an LNG taxpayer with a permanent establishment in British Columbia. The non-refundable credit is based on the cost under the LNG Income Tax Act of natural gas at the LNG facility inlet. Unused credits earned in a taxation year can be carried forward.

Legislation setting out other components of the legislation including the administration and enforcement provisions of the LNG Income Tax will be introduced in the spring of 2015.

While government continues to meet its LNG commitments and has set the foundation to provide industry with the certainty it needs in evaluating the provincial LNG tax framework, deteriorating global economic conditions in the oil and gas sector may affect the timing of final investment decisions.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Greenhouse Gas

The Greenhouse Gas Industrial Reporting and Control Act received Royal Assent on November 27, 2014 creating a benchmark that will establish British Columbia’s LNG facilities as the cleanest in the world. As well, an LNG Environmental Incentive Program was introduced to provide a pro-rated incentive to facilities as they work toward achieving the established benchmark.

First Nations

The Province is also continuing its consultations with First Nations and local governments as well as with the federal government, as each of them have an important role in the province’s LNG future. Multiple agreements have now been signed ensuring that First Nations communities along pipeline routes will benefit economically.

Environmental Assessment

The Province has high expectations that industrial projects must be responsibly developed and safely operated in this province. This is addressed within the BC Environmental Assessment and permitting processes. To date provincial environmental assessment certificates have been issued for six LNG projects — two export facilities and four natural gas pipelines — with others under review. This is a clear sign of progress in this emerging industry for British Columbia.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Strategic Debt Management

Introduction

In Budget 2014, government outlined its strategy for debt management with the intent of maintaining its AAA credit rating. The strategy’s goals were a continuing decline in the taxpayer-supported debt to GDP ratio and an overall reduction in the level of borrowing, and combined a comprehensive borrowing program with balance sheet management.

Integral to the comprehensive borrowing strategy is the diversification of borrowing sources among the internal capital markets, and in particular, expansion of the number of available capital markets through the establishment of a renminbi trading hub in British Columbia. More information on the renminbi hub can be found in the topic box on page 46.

Balance sheet management involves the review of existing cash balances across all government organizations to identify amounts not required for ongoing operational needs. Government organizations holding surplus cash balances placed them on deposit with the Provincial Treasury rather than their local bank, thereby enabling government to use the cash for debt management purposes until needed by the agencies.

In addition to the surplus cash strategy, government looked at its investment portfolio to identify areas where it made more sense for government to invest in its own bonds rather than the external financial markets, or where a return of equity to government was warranted. Balance sheet management, operating surpluses and capital spending constraints ensure debt affordability, especially in relation to taxpayer-supported debt.

Developments during 2014/15

Since Budget 2014, government has achieved considerable success with its debt management strategy. Taxpayer-supported debt at the end of 2013/14 was $703 million lower than the projection for that year in Budget 2014, almost entirely due to reductions in direct operating debt resulting from balance sheet management. The lower debt resulted in a 0.3 percentage point reduction in the debt to GDP ratio.

The 2013/14 debt improvement carried forward into 2014/15, and was augmented by the cash impacts from the projected higher surplus and lower than anticipated capital spending in 2014/15. These improvements will be partially offset by borrowing in late March for early April financing requirements; nonetheless, overall taxpayer-supported debt is projected to be $773 million lower by the end of 2014/15 than the projection in Budget 2014.

While the above improvements in taxpayer-supported debt levels and debt to GDP ratio support government maintaining its AAA credit rating, rating agencies also monitor another metric — debt to revenue — when determining credit ratings. During 2014/15, government began monitoring its taxpayer-supported debt to revenue ratios more closely and has adopted a declining trend in this ratio as a second metric for gauging the affordability of its debt.

As well, while the current forecast for direct operating debt at the end of 2014/15 is lower than the projection in Budget 2014, at $9.4 billion it is still considerably higher than the $5.7 billion balance at the end of 2008/09. The series of four deficits from 2009/10 to 2012/13 increased direct operating debt by $4.5 billion. Improvements in 2014/15 will repay a portion of this borrowing, but government is committed to repaying the remainder of this increase and resuming its program of eliminating this type of debt.

Budget 2015 Debt Management Initiatives

Balance sheet management continues to be an important facet of strategic debt management. In addition to the $2.6 billion impact identified in Budget 2014, government has identified a further $800 million of cash resources that will be applied to debt reduction.

Budget and Fiscal Plan — 2015/16 to 2017/18

Three Year Fiscal Plan

Change in taxpayer-supported debt

Operating surpluses from 2014/15 to 2017/18 are projected to total $1.9 billion, even after allocations to operating expense for wage settlements and caseload increases. These surpluses combined with balance sheet management are projected to reduce direct operating debt to $4.8 billion, well below 2008/09 levels, eliminating the impact of the deficits incurred as a result of the economic downturn.

As well, government has maintained its taxpayer-supported capital plan at $14.3 billion over the four year period by revisiting existing project schedules and planned spending as necessary to ensure the capital program remains affordable. Overall, government has limited the projected four-year increase in taxpayer-supported debt to $3.7 billion.

Debt to GDP Budget 2015 to Budget 2014 comparison

On average, the debt to GDP ratio track in Budget 2015 is 0.4 percentage points lower in each year compared to the same track in Budget 2014. Just as significant, the debt to revenue track also has assumed a downward trend, with 2013/14 being the pivot year for both ratios. The 3.2 percentage point decrease in the debt to revenue ratio in 2017/18 compared to Budget 2014 represents a $1.5 billion improvement in this metric, primarily due to reductions in projected borrowing.

Debt to Revenue Budget 2015 to Budget 2014 comparison

Summary

Government’s debt management strategy, combining balance sheet management with applying operating surpluses to the reduction of direct operating debt and controlling capital spending, has resulted in significant improvement in its debt metrics. However, more remains to be done.

A third metric to be addressed in future debt management is the level of taxpayer-supported debt itself. Ultimately, government’s intent is to halt the growth of debt and begin paying it down. Realization of this goal is dependent on a number of factors, including the impact of future economic growth on existing revenue sources, ongoing management of future operating cost increases, and further development of an affordable capital plan.

Budget and Fiscal Plan — 2015/16 to 2017/18

Part 2: TAX MEASURES

Table 2.1  Summary of Tax Measures

		Taxpayer Impacts
	Effective Date	2015/16	2016/17
		($ millions)
Income Tax Act
• Enhance BC tax reduction credit	January 1, 2015	(5)	(5)
• Introduce children’s fitness equipment credit	January 1, 2015	(3)	(3)
• Introduce BC education coaching tax credit	January 1, 2015	*	*
• Extend BC training tax credit	January 1, 2015	(31)	(31)
• Extend BC mining flow-through share tax credit	January 1, 2015	(4)	(1)
• Extend BC interactive digital media tax credit	Royal Assent	(50)	(50)
• Expand digital animation or visual effects tax credit	March 1, 2015	(2)	(2)
Medicare Protection Act
• Increase Medical Services Plan premiums and enhance premium assistance	January 1, 2016	24	96
Mineral Tax Act
• Extend new mine allowance	Regulation	—	—
Small Business Venture Capital Act
• Increase equity tax credit budget	Regulation	(3)	—
Carbon Tax Act and Motor Fuel Tax Act
• Further streamline obligations related to fuel imported by ship	Royal Assent	*	*
Motor Fuel Tax Act
• Extend due date for natural gas returns	Regulation	*	*
• Expand authorized use of coloured fuel	July 1, 2015	*	*
• Enhance obligations related to coloured fuel	July 1, 2015	*	*
• Impose additional penalty for the unauthorized use of coloured fuel	Regulation	*	*
Provincial Sales Tax Act
• Clarify taxation of tangible personal property used to make other tangible personal property	February 18, 2015	*	*
• Provide exemption for lift chairs sold on prescription	February 18, 2015	*	*
• Clarify multijurisdictional vehicle tax	January 1, 2015	*	*
• Extend registration obligations	September 1, 2015	*	*
• Increase maximum tax rate for Municipal and Regional District Tax Program [1]	Royal Assent	—	—
Tobacco Tax Act
• Clarify security scheme	Various	*	*
Home Owner Grant Act
• Maintain threshold for home owner grant phase-out	2015 tax year	6	6
School Act
• Set provincial residential school property tax rates	2015 tax year	*	*
• Set provincial non-residential school property tax rates	2015 tax year	*	*
Taxation (Rural Area) Act
• Set provincial rural area property tax rates	2015 tax year	*	*
Total		(68)	10

*              Denotes measures that have no material impact on taxpayers.

1              There is no provincial impact. The Municipal and Regional District Tax Program is a tax payable to municipalities, regional districts and eligible entities on the purchase of accommodation in designated accommodation areas; the Province acts as agent.

Budget and Fiscal Plan — 2015/16 to 2017/18

Tax Measures

Tax Measures — Supplementary Information

For more details on tax changes see:

www.gov.bc.ca/budgettaxchanges

Income Tax Act

BC Tax Reduction Credit Enhanced

Effective for the 2015 tax year, the BC tax reduction credit is increased from $412 to $432 and the credit phase-out threshold is increased from $18,327 to $19,000. The credit phase-out rate is also increased from 3.2 per cent to 3.5 per cent of net income.

The enhancement increases the amount of income an individual can earn before they start paying provincial income tax, benefiting about 500,000 taxpayers.

Children’s Fitness Equipment Credit Introduced

Effective for the 2015 tax year, a new non-refundable children’s fitness equipment credit is introduced.

Parents can already claim the BC children’s fitness credit in respect of registration fees paid for a child’s participation in an eligible program of physical activity. With this budget, a parent can now claim an additional credit in respect of fitness equipment purchased for the child. The new credit is calculated as 50 per cent of the existing BC children’s fitness credit amount claimed. Parents are not required to keep receipts for equipment purchases. The credit provides a benefit of up to $12.65 per child.

BC Education Coaching Tax Credit Introduced

Effective for the 2015 tax year, a new non-refundable BC education coaching tax credit is introduced. The tax credit is available to teachers and teaching assistants who carry out at least ten hours of extracurricular coaching activity in the tax year.

The credit amount is $500, providing a tax benefit of up to $25.30 per eligible taxpayer. The credit is available for the 2015, 2016 and 2017 tax years, at which time the credit will be reviewed.

BC Training Tax Credits Extended

As announced on December 30, 2014, the BC training tax credits are extended for an additional three years to the end of 2017.

BC Mining Flow-Through Share Tax Credit Extended

The BC mining flow-through share tax credit is extended to the end of 2015.

BC Interactive Digital Media Tax Credit Extended

The BC interactive digital media tax credit is extended for an additional three years to August 31, 2018.

Budget and Fiscal Plan — 2015/16 to 2017/18

Tax Measures

Digital Animation or Visual Effects Tax Credit Expanded

The digital animation or visual effects (DAVE) tax credit is expanded to include eligible post-production activities. The credit will apply to eligible post-production expenditures and will be available for productions where principal photography begins on or after March 1, 2015.

Medicare Protection Act

Medical Services Plan Premiums Increased and Premium Assistance Enhanced

Effective January 1, 2016, Medical Services Plan premiums are increased to help fund health care for British Columbians.

Maximum monthly premium rates will increase by about four per cent or by $3.00 per month to a total of $75.00 for single persons, $5.50 per month to a total of $136.00 for two person families and $6.00 per month to a total of $150.00 for families of three or more persons.

Also effective January 1, 2016, premium assistance is enhanced to ensure those receiving assistance will not be affected by the increase. Further details on the premium assistance enhancement will be available later in 2015.

Mineral Tax Act

New Mine Allowance Extended

The new mine allowance is extended for four years to December 31, 2019.

Small Business Venture Capital Act

Equity Tax Credit Budget Increased

The budget for the small business venture capital tax credit is increased by $3 million for direct investments in eligible new corporations, allowing for up to $10 million in additional equity financing for qualifying new corporations in 2015.

This effectively continues the $3 million budget for eligible new corporations, which expired at the end of 2014.

Carbon Tax Act and Motor Fuel Tax Act

Obligations Related to Fuel Imported by Ship Further Streamlined

Building on the amendments made in Budget 2012, the obligations of collectors, retail dealers and purchasers for fuel imported by ship into British Columbia are amended to further streamline the compliance burden on importers.

Budget and Fiscal Plan — 2015/16 to 2017/18

Tax Measures

Motor Fuel Tax Act

Due Date for Natural Gas Returns Extended

The due date for natural gas returns in respect of tax payable on natural gas used in a stationary internal combustion engine during a month is moved from the 15th day of the following month to the last day of the following month.

Authorized Use of Coloured Fuel Expanded

Coloured fuel may only be purchased and used for a specifically authorized purpose. Effective July 1, 2015, use of coloured fuel to operate a locomotive is an authorized coloured fuel purpose.

Obligations Related to Coloured Fuel Enhanced

Effective July 1, 2015, a purchaser of coloured fuel in certain circumstances who fails to provide a declaration, at or before the time of the sale, that the fuel will be used for an authorized coloured fuel purpose, is required to pay the tax that would have been payable on the fuel if it had not been coloured fuel.

A purchaser may be eligible for a refund of the difference between the tax paid and the tax payable on coloured fuel, if they demonstrate the fuel was used for an authorized coloured fuel purpose.

Refunds of security for deputy collectors and retail dealers in respect of coloured fuel are also clarified.

Additional Penalty for the Unauthorized Use of Coloured Fuel Imposed

A person who purchases or uses coloured fuel for an unauthorized purpose may be subject to a penalty equal to the greater of the current penalty of three times the tax that would have been payable on the fuel if it had not been coloured, or a new fixed amount penalty not to exceed $1,000.

Provincial Sales Tax Act

Taxation of Tangible Personal Property Used to Make Other Tangible Personal Property Clarified

Effective February 18, 2015, the use of tangible personal property includes using tangible personal property that is brought, sent or delivered into British Columbia to make other tangible personal property that is then transported outside of British Columbia for the purpose of fulfilling a contract for improvements to real property situated outside of British Columbia. This ensures the same tax treatment for tangible personal property used to make other tangible personal property that is used for the purpose of fulfilling a contract for improvements to real property regardless of whether the tangible personal property is purchased in British Columbia or brought, sent or delivered into British Columbia.

Budget and Fiscal Plan — 2015/16 to 2017/18

Tax Measures

A refund of tax will be provided for tax paid on tangible personal property purchased in British Columbia or brought, sent or delivered into British Columbia that is used to make other tangible personal property that is then transported outside of British Columbia for the purpose of fulfilling a contract for improvements to real property situated outside of British Columbia, if sales tax is paid under the laws of another jurisdiction in respect of the other tangible personal property and there is no eligibility for a refund, credit or rebate.

Exemption for Lift Chairs Sold on Prescription Provided

Effective February 18, 2015, lift chairs designed to facilitate standing up or sitting down are exempt from provincial sales tax if the lift chair is sold on the prescription of a practitioner.

Multijurisdictional Vehicle Tax Clarified

Consistent with full reciprocity under the International Registration Plan, the tax payable on multijurisdictional vehicles licensed on or after January 1, 2015, will be calculated using a set travel ratio for each jurisdiction for new fleets and the actual travel ratio for existing fleets.

Registration Obligations Extended

Effective September 1, 2015, a person located outside of British Columbia that in the ordinary course of business:

•   accepts orders for tangible personal property from a location in British Columbia;

•   sells or provides tangible personal property to a person in British Columbia; and

•   holds that tangible personal property in inventory in British Columbia at the time it is sold;

must be registered for the purposes of levying, collecting and remitting provincial sales tax at the time of the sale.

Voluntary registrations will be accepted before September 1, 2015, and a person may be subject to failure-to-register penalties if they are not registered as required on or after September 1, 2015.

Maximum Tax Rate for Municipal and Regional District Tax Program Increased

The Municipal and Regional District Tax Program imposes tax on the purchase of accommodation in designated accommodation areas to raise revenue for municipalities, regional districts and eligible entities primarily for local tourism marketing, programs and projects.

The maximum tax rate on the purchase of accommodation under the Municipal and Regional District Tax Program that may be imposed in a designated accommodation area is increased from two per cent to three per cent of the purchase price of accommodation.

Budget and Fiscal Plan — 2015/16 to 2017/18

Tax Measures

Municipalities, regional districts and eligible entities will be required to request the government increase the tax rate in their designated accommodation area and details of the application requirements will be made available later in 2015.

Purchasers of accommodation in a designated accommodation area who have received written confirmation of reservation, entered into a written contract for accommodation or paid a deposit, for a specified number of days of accommodation before the effective date of a tax rate increase, may be entitled to a refund of the difference between the tax paid and the tax that would have been payable if the tax rate had not increased.

Tobacco Tax Act

Security Scheme Clarified

Effective February 18, 2015, security is payable on tobacco that a wholesale dealer has brought or sent into British Columbia.

The Tobacco Tax Act is further amended to clarify the application of the security scheme for wholesale and retail dealers.

Home Owner Grant Act

Threshold for Home Owner Grant Phase-out Maintained

The threshold for the phase-out of the home owner grant is maintained at $1,100,000 for the 2015 tax year. For properties valued above the threshold, the grant is reduced by $5 for every $1,000 of assessed value in excess of the threshold.

This year, 93 per cent of homes are below the threshold.

School Act

Provincial Residential School Property Tax Rates Set

The longstanding rate-setting policy is that average residential school property taxes, before application of the home owner grant, increase by the previous year’s provincial inflation rate. This rate-setting policy has been in place since 2003 and will continue in 2015. The rates will be set when revised assessment roll data are available in the spring.

Provincial Non-Residential School Property Tax Rates Set

A single province-wide school tax rate is set for each of the non-residential property classes. Consistent with longstanding policy, the rates for 2015, except the rate for the industrial property classes, will be set so that non-residential school tax revenue will increase by inflation plus new construction. This general approach to setting non-residential school tax rates has been in place since 2005. The rates will be set when revised assessment roll data are available in the spring.

The major industry class tax rate and the light industry class tax rate will be set at the same rate as the business class tax rate, consistent with the policy announced in Budget 2008.

Budget and Fiscal Plan — 2015/16 to 2017/18

Tax Measures

Taxation (Rural Area) Act

Provincial Rural Area Property Tax Rates Set

A single rural area residential property tax rate applies province-wide. The longstanding rate-setting policy that average residential rural property taxes increase by the previous year’s provincial inflation rate will continue for 2015.

Consistent with longstanding policy, non-residential rural area property tax rates will be set so that total non-residential rural area tax revenue will increase by inflation plus new construction. The rates will be set when revised assessment roll data are available in the spring.

Budget and Fiscal Plan — 2015/16 to 2017/18

Tax Measures

Carbon Tax Report and Plan

As required under Part 2 of the Carbon Tax Act, the following tables show the Revenue Neutral Carbon Tax Report for 2013/14 and 2014/15 and the Revenue Neutral Carbon Tax Plan for 2015/16 to 2017/18.

Material Assumptions and Policy Decisions

In the Report and the Plan the estimates and forecasts of carbon tax revenue and the cost of tax reductions to return revenues to taxpayers are consistent with, and have the same material assumptions and policy decisions underlying them, as the revenue estimates and forecasts prepared for Budget 2015. The only material assumption specific to the Revenue Neutral Carbon Tax Report and Plan is that the cost of the revenue reductions due to personal income tax rate cuts increase with increases in personal income tax revenues for each year.

Revenue Neutral Carbon Tax Report

Revenue neutrality means that tax reductions must be provided that fully return the estimated revenue from the carbon tax to taxpayers in each fiscal year. Table 1, Revenue Neutral Carbon Tax Report for 2013/14 and 2014/15, reports the carbon tax revenues

Table 1  Revenue Neutral Carbon Tax Report 2013/14 and 2014/15

		Revised
		Forecast
	2013/14 [1]	2014/15
	$ millions
Carbon tax revenue [2]	1,222	1,240
Reduction in provincial revenues due to designated measures [3]
Personal tax measures:
• Low income climate action tax credit of $115.50 per adult plus $34.50 per child effective July 1, 2011	(194)	(193)
• Reduction of 5% in the first two personal income tax rates	(237)	(269)
• Northern and rural home owner benefit of $200 [4]	(69)	(71)
• BC seniors’ home renovation tax credit	—	—
• Children’s fitness credit and children’s arts credit	(8)	(8)
• Small business venture capital tax credit budget increased	(3)	(3)
• Training tax credit extended - individuals	(11)	(9)
Total personal tax measures	(522)	(553)
Business tax measures:
• General corporate income tax rate reduced from 12% to 11% effective July 1, 2008, to 10.5% effective January 1, 2010, to 10% effective January 1, 2011 and increased to 11% effective April 1, 2013	(200)	(229)
• Small business corporate income tax rate reduced from 4.5% to 3.5% effective July 1, 2008 and to 2.5% effective December 1, 2008	(220)	(216)
• Corporate income tax small business threshold increased from $400,000 to $500,000	(20)	(21)
• Industrial property tax credit of 60% of school property taxes payable by major industry	(23)	(23)
• Industrial property tax credit for school property taxes payable by light industry partially phased out effective January 1, 2013 and eliminated effective January 1, 2014	(20)	—
• School property taxes reduced by 50% for land classified as “farm”	(2)	(2)
• Interactive digital media tax credit	(63)	(37)
• Training tax credit extended - businesses	(8)	(6)
• Scientific research and experimental development tax credit extended in 2014	—	(82)
• Film incentive BC tax credit extended in 2009 and enhanced in 2010	(88)	(78)
• Production services tax credit extended in 2009 and enhanced in 2010 [5]	(66)	(198)
Total business tax measures	(710)	(892)
Total designated revenue measures	(1,232)	(1,445)

1 Based on 2013/14 Public Accounts.

2 The carbon tax applies to fuels and combustibles at rates based on the CO2 equivalent emission of each particular fuel or combustible at $30 per tonne.

3 Designated measures are measures designated to return carbon tax to taxpayers. Designated measures for 2013/14 are set out in the Carbon Tax Plan presented with June Budget Update 2013 and designated measures for 2014/15 are set out in the Carbon Tax Plan presented with Budget 2014.

4 Eligible homeowners are those in areas outside the Capital, Greater Vancouver and Fraser Valley regional districts.

5 For 2013/14, the cost of the extension and enhancement to the production services tax credit is about $79 million. In the table, only a portion of the 2013/14 cost is designated.

Budget and Fiscal Plan — 2015/16 to 2017/18

Tax Measures

and the cost of the tax reductions for the 2013/14 and 2014/15 fiscal years. For the 2013/14 fiscal year, this report is based on the 2013/14 Public Accounts. For the 2014/15 fiscal year, this report is based on preliminary actuals for the fiscal year.

Carbon tax revenues for 2013/14 are $1,222 million. The tax reductions for 2013/14 are those that were designated in the Revenue Neutral Carbon Tax Plan presented with June Update 2013. The personal tax measures are the BC Low Income Climate Action Tax Credit, the five per cent reductions in rates for the first two tax brackets, the Northern and Rural Home Owner Benefit, the BC Seniors’ Home Renovation Tax Credit, the Children’s Fitness Credit and Children’s Arts Credit, the increase in the small business venture capital tax credit, and the extension of the training tax credits for individuals. The business tax measures are the reductions in each of the general and small business corporate income tax rates, the corporate income tax small business threshold increase from $400,000 to $500,000, the industrial school property tax credit, the 50 per cent reduction in school property tax for land classified as “farm,” the interactive digital media tax credit, the extension of the training tax credit for businesses, the 2009 extension and 2010 enhancement of the Film Incentive BC tax credit, and a portion of the 2009 extension and 2010 enhancement of the Production Services tax credit.

The estimated reduction in provincial revenues for 2013/14 as a result of the designated revenue measures is $522 million for the personal tax measures and $710 million for the business tax measures, for a total reduction of $1,232 million. Based on these revenue and tax reduction estimates, revenue neutrality has been met for 2013/14. In fact, the reduction in provincial revenue exceeds the $1,222 million in carbon tax revenue by $10 million.

Carbon tax revenues for 2014/15 are estimated to be $1,240 million.

The tax reductions shown for the 2014/15 fiscal year are those that were designated in the Revenue Neutral Carbon Tax Plan presented with Budget 2014. The personal tax measures are the BC Low Income Climate Action Tax Credit, the five per cent reductions in rates for the first two tax brackets, the Northern and Rural Home Owner Benefit, the Children’s Fitness Credit and Children’s Arts Credit, the increase in the small business venture capital tax credit, and the extension of the training tax credits for individuals. The business tax measures are the reductions in each of the general and small business corporate income tax rates, the corporate income tax small business threshold increase from $400,000 to $500,000, the industrial school property tax credit for major industry, the 50 per cent reduction in school property tax for land classified as “farm,” the interactive digital media tax credit, the extension of the training tax credit for businesses, the Scientific Research and Experimental Development Tax Credit, the 2009 extension and 2010 enhancement of the Film Incentive BC tax credit, and the 2009 extension and 2010 enhancement of the Production Services tax credit.

The estimated reduction in provincial revenues for 2014/15 as a result of the designated revenue measures is $553 million for the personal tax measures and $892 million for the business tax measures, for a total reduction of $1,445 million. Based on these revenue and tax reduction estimates, revenue neutrality has been met for 2014/15. In fact, the reduction in provincial revenue exceeds the $1,240 million in carbon tax revenue by $205 million. The Budget 2016 Revenue Neutral Carbon Tax Report for 2014/15 will be based on actual carbon tax revenues for 2014/15 as reported in the 2014/15 Public Accounts.

Revenue Neutral Carbon Tax Plan

Table 2, the Revenue Neutral Carbon Tax Plan 2015/16 to 2017/18, shows carbon tax revenue and tax reduction cost estimates for the revenue measures designated as those that return the carbon tax revenues to taxpayers for 2015/16 to 2017/18.

Budget and Fiscal Plan — 2015/16 to 2017/18

Tax Measures

Carbon tax revenues for 2015/16 to 2017/18 are now forecast to be slightly higher than estimated when Budget 2014 was prepared.

The three-year fiscal plan for Budget 2015 assumes the cost of tax measures with sunset dates continue, for purposes of the plan, beyond their expiry dates. The Carbon Tax Plan presented in Table 2 reflects this assumption.

As shown in Table 2, revenue from the carbon tax and the cost of the tax reductions are now estimated to be $1,261 million and $1,621 million, respectively, for 2015/16. Carbon tax revenues are now estimated at $1,285 million in 2016/17 and $1,309 million in 2017/18. This means the Carbon Tax Plan is revenue neutral for all years, with the tax cuts in 2016/17 and 2017/18 exceeding the carbon tax revenues by $406 million and $431 million, respectively.

Table 2 Revenue Neutral Carbon Tax Plan 2015/16 to 2017/18

	Forecast
	2015/16	2016/17	2017/18
		$ millions
Carbon tax revenue [1]	1,261	1,285	1,309
Designated revenue measures:[2]
Personal tax measures:
• Low income climate action tax credit of $115.50 per adult plus $34.50 per child effective July 1, 2011	(195)	(195)	(195)
• Reduction of 5% in the first two personal income tax rates	(278)	(283)	(296)
• Northern and rural home owner benefit of up to $200 [3]	(73)	(74)	(74)
• BC seniors’ home renovation tax credit	(2)	(2)	(2)
• Children’s fitness credit and children’s arts credit	(8)	(8)	(8)
• Small business venture capital tax credit budget increased [2]	(3)	(3)	(3)
• Training tax credit extended - individuals [2]	(20)	(20)	(20)
Total personal tax measures	(579)	(585)	(598)
Business tax measures:
• General corporate income tax rate reduced from 12% to 11% effective July 1, 2008, to 10.5% effective January 1, 2010, to 10% effective January 1, 2011 and increased to 11% effective April 1, 2013	(214)	(246)	(253)
• Small business corporate income tax rate reduced from 4.5% to 3.5% effective July 1, 2008 and to 2.5% effective December 1, 2008	(227)	(239)	(248)
• Corporate income tax small business threshold increased from $400,000 to $500,000	(21)	(21)	(21)
• Industrial property tax credit of 60% of school property taxes payable by major industry	(24)	(24)	(24)
• School property taxes reduced by 50% for land classified as “farm”	(2)	(2)	(2)
• Interactive digital media tax credit	(50)	(50)	(50)
• Training tax credit extended — businesses [2]	(11)	(11)	(11)
• Scientific research and experimental development tax credit extended in 2014[2]	(160)	(170)	(180)
• Film incentive BC tax credit extended in 2009 and enhanced in 2010	(80)	(80)	(80)
• Production services tax credit extended in 2009 and enhanced in 2010	(253)	(263)	(273)
Total business tax measures	(1,042)	(1,106)	(1,142)
Total revenue measures	(1,621)	(1,691)	(1,740)

1   The carbon tax applies to fuels and combustibles at rates based on the CO2 equivalent emission of each particular fuel or combustible at $30 per tonne.

2   The Plan assumes that the cost of tax measures with sunset dates continue beyond their expiry dates.

3   Eligible homeowners are those in areas outside the Capital, Greater Vancouver and Fraser Valley regional districts.

Budget and Fiscal Plan — 2015/16 to 2017/18

Part 3: BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK1

Summary

Following an estimated increase of 2.2 per cent in 2014, the Ministry of Finance forecasts British Columbia’s economy to grow by 2.3 per cent in 2015, 2.4 per cent in 2016 and 2.3 per cent per year in the medium-term.

The Ministry’s outlook for BC’s real GDP growth in 2015 is 0.3 percentage points lower than the outlook provided by the Economic Forecast Council. For 2016, the Ministry’s forecast is 0.4 percentage points below the Council’s projection. This prudence acknowledges the downside risks to the economic forecast and is one of the levels of prudence built into the fiscal plan.

Chart 3.1 British Columbia’s economic outlook

Downside risks to BC’s economic outlook include the potential for a slowdown in domestic and US activity, ongoing fragility in Europe, and slower than anticipated Asian demand, particularly in China. Additional risks include a fluctuating Canadian dollar and weak inflation, in part due to lower oil prices.

British Columbia Economic Activity and Outlook

Indicators of BC’s economic performance in 2014 reveal increased domestic activity relative to the same period of 2013 (see Table 3.1). Most indicators show that BC performed well compared to other provinces in 2014 and, as such, an average of six private sector forecasters2 estimate that BC experienced the second strongest growth in real GDP among provinces last year. The same private sector forecasters expect BC’s economic growth to rank second among provinces again in 2015, and then first in 2016 (tied with Ontario). However, provincial outlooks are modest across the country and relative prospects are uncertain, depending in part on the future path and effects of oil prices.

1 Reflects information available as of February 6, 2015, unless otherwise indicated.

2 A subset of the Economic Forecast Council that regularly forecasts economic performance in all provinces (Bank of Montreal, RBC, CIBC, TD, Scotiabank, IHS Global Insight), as of February 6, 2015.

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Table 3.1 British Columbia economic indicators

	Third Quarter	Fourth Quarter	Annual
	Jul. to Sep. 2014	Oct. to Dec. 2014	Jan. to Dec. 2014
Data seasonally adjusted unless	change from	change from	change from
otherwise noted	Apr. to Jun. 2014	Jul. to Sep. 2014	Jan. to Dec. 2013
		Per cent change
Employment	-0.3	0.4	0.6	*
Manufacturing shipments[1]	1.3	0.9	6.5
Exports	-3.9	-1.4	6.3	*
Retail sales[1]	1.2	1.7	5.9
Housing starts	10.3	-9.2	4.8	*
Non-residential building permits	-5.0	72.1	19.4	*

* annual non-seasonally adjusted data      1data to November

The Labour Market

Employment activity in BC continued to grow modestly in 2014 after a 0.1 per cent gain in 2013. BC’s economy created 12,800 jobs in 2014 (an annual increase of 0.6 per cent), with gains of 6,100 full-time jobs and 6,800 part-time jobs. Notable job growth in 2014 was observed in manufacturing (+9,700 jobs), transportation and warehousing (+6,500 jobs), and accommodation and food services (+5,800 jobs), while losses were concentrated in business, building and other support services (-10,900 jobs) and construction (-3,900 jobs).

BC’s unemployment rate averaged 6.1 per cent in 2014, down from 6.6 per cent in 2013. This decline was partly due to slower-than-anticipated labour force growth, which remained relatively flat on the year.

In January 2015, BC employment grew by 6,700 jobs (or 0.3 per cent) compared to the previous month, while the monthly unemployment rate ticked up 0.1 percentage points to 5.6 per cent. BC’s labour force increased by 8,400 persons compared to December 2014.

Chart 3.2 BC employment

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Outlook

The Ministry forecasts employment in BC to increase by 1.0 per cent in 2015, or approximately 22,300 jobs. Employment growth is expected to improve in 2016, with a projected gain of 1.2 per cent, or about 28,400 jobs. In the medium-term, employment is forecast to continue increasing by 1.2 per cent each year from 2017 to 2019. The province’s unemployment rate is expected to reach 6.2 per cent in 2015 and 6.4 per cent in 2016. The rate is then forecast to level of at 6.6 per cent over the medium-term.

Consumer Spending and Housing

Retail sales in BC saw solid gains year-to-date to November 2014, with sales increasing by 5.9 per cent during the first eleven months of 2014 compared to the same period of 2013. Growth was widespread across the entire retail sector, with the largest increases occurring in sales at motor vehicle and parts dealers, food and beverage stores and general merchandise stores. Despite modest employment growth last year, consumer spending was relatively strong partly due to increased tourism and interprovincial migration to the province during the year, and a release of pent up demand following annual BC retail sales growth of just 2.4 per cent in 2013.

Chart 3.3 BC retail sales

After contracting 1.5 per cent in 2013, BC housing starts advanced 4.8 per cent in 2014 to reach about 28,400 units, roughly in line with the average rate of construction observed over the past couple of decades. Annual growth was largely driven by single-detached houses, while starts of multiple-unit dwellings (such as condominiums) experienced smaller gains compared to 2013. Residential building permits, a leading indicator of future home construction, improved by 6.8 per cent on the year.

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Chart 3.4 BC housing starts

Like new home construction, home sales in BC benefitted from a low interest rate environment in 2014. Home sales grew by 15.2 per cent in 2014 after registering a 7.8 per cent annual increase in 2013. Meanwhile, home prices averaged about $568,400 in 2014, an increase of 5.8 per cent over the average annual price of about $537,400 the previous year. Home price increases were widespread across the province in 2014, with the largest gains recorded in the Northern region (+7.6 per cent), Okanagan-Mainline (+5.9 per cent), Greater Vancouver (+5.8 per cent) and the Fraser Valley (+5.6 per cent). Though improving housing activity has helped support the provincial economy over the past year, momentum is expected to ease when interest rates eventually rise.

The value of non-residential building permits, which tends to be volatile, increased 19.4 per cent in 2014 compared to 2013. The largest contributor to this increase was the institutional and government category, which jumped 47.6 per cent on the year, while commercial permits increased 16.1 per cent and industrial permits fell 17.7 per cent.

Outlook

The Ministry forecasts real household consumption of goods and services to increase by 2.7 per cent in 2015 after growing by an estimated 3.7 per cent in 2014. A 2.6 per cent increase in real household spending is expected for 2016, followed by further annual gains of around 2.6 per cent over the medium-term.

Following an estimated 5.4 per cent annual increase in BC retail sales last year, a gain of 3.3 per cent is forecast for 2015. Retail sales are then expected to grow by 3.7 per cent in 2016 and by 3.6 per cent per year from 2017 to 2019.

A slight moderation in residential construction activity is projected this year, as the Ministry forecasts housing starts to total about 27,600 units in 2015 — a decrease of 2.7 per cent from 2014. Starts are expected to slow further in 2016, reaching about 27,500 units, and then average around 27,000 units per year from 2017 to 2019.

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Business and Government

Real business investment is estimated to have grown by 2.5 per cent in 2014, due to steady gains in residential, non-residential and machinery and equipment investment and a small increase in intellectual property investment.

Total real expenditures by federal, provincial and municipal governments are estimated to have increased by 1.7 per cent in 2014, following a gain of 0.6 per cent in 2013.

Outlook

Real business investment is projected to rise by 2.4 per cent in 2015, supported by gains in all investment categories: residential, non-residential, machinery and equipment, and intellectual property. Total business investment is forecast to increase by 3.4 per cent in 2016, followed by similar annual gains in the medium-term.

The Ministry expects the net operating surplus of corporations to grow by 3.3 per cent in 2015, after an estimated increase of 5.3 per cent in 2014. Stronger annual growth of 6.3 per cent is forecast in 2016, followed by 5.8 per cent growth each year from 2017 to 2019.

Combined real spending by the three levels of government (federal, provincial and municipal) on goods and services is expected to increase by 1.3 per cent in 2015, followed by a gain of 1.1 per cent in 2016. Government spending is then projected to grow on average by about 0.9 per cent annually in the medium-term.

External Trade and Commodity Markets

Despite unbalanced global demand, the value of BC international merchandise exports grew 6.3 per cent in 2014 compared to 2013. This increase was driven by exports to the US, as exports to several of BC’s other major trading partners (such as China and Japan) declined over the same period. The annual contrast between the US and the rest of the world was particularly visible for energy exports, which were up 33.5 per cent to the US but down 23.6 per cent to other countries. Altogether, energy products experienced the largest decline among BC’s export commodities on the year (largely due to falling coal exports), while metallic mineral products led the province’s export growth. Going forward, the lower Canadian dollar is expected to support BC exports in the near-term.

Chart 3.5 BC exports

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Shipments of manufactured goods from BC increased 6.5 per cent through the first eleven months of 2014 compared to the same period of 2013. Notable year-to-date gains were recorded in shipments of paper products (+10.1 per cent) and food (+6.0 per cent). During the same period, year-to-date losses occurred in electrical equipment, appliance and components (-7.5 per cent) and primary metal products (-6.0 per cent).

On average, lumber prices moderated slightly in 2014 compared to 2013, with Western spruce-pine-fir (SPF) 2×4 prices averaging $353 US/000 board feet (a decline of 1.5 per cent). Prices began the year at $375 US/000 board feet, fell to $325 US/000 board feet in June and finished the year at $338 US/000 board feet in December.

The price of pulp rose steadily through 2014, starting at $910 US per tonne in January and reaching $933 US per tonne in December. Overall, the pulp price averaged $925 US per tonne in 2014, an increase of 8.0 per cent over 2013.

Oil prices dropped more than 50 per cent from mid-June 2014 through early 2015, due to a surging supply of oil in the global market alongside slowing energy demand. While a lower price for oil decreases energy costs for BC businesses and households, it may also put downward pressure on interprovincial exports to Alberta and Saskatchewan (where investment plans in the energy sector have been curtailed in recent months). On average, the daily West Texas Intermediate crude oil price averaged $93.17 US/barrel in 2014, a decrease of $4.81 US/barrel compared to 2013. As of February 2, 2015, the price of oil was $49.25 US/barrel.

The Plant Inlet price of natural gas averaged $3.10 C/GJ in 2014, up $1.07 compared to 2013. Natural gas prices spiked during the cold winter months of early 2014 and then dropped fairly steadily through the course of the year. Meanwhile, the prices of most metals and minerals fell in 2014 compared to 2013. Annual declines were observed in prices for silver (-19.6 per cent), gold (-10.1 per cent), aluminum (-9.3 per cent), copper (-5.1 per cent), and lead (-2.0 per cent). However, prices increased for zinc (+13.5 per cent) and molybdenum (+10.3 per cent) on the year.

Outlook

Real exports of goods and services are forecast to rise by 3.3 per cent in 2015, following an estimated increase of 2.1 per cent in 2014. Real exports are then expected to grow by 2.7 per cent in 2016 and around 2.8 per cent per year over the medium-term.

Commodity prices may be volatile in the near-term due to ongoing global economic uncertainty, the potential for further slowing of the Chinese economy, and fluctuations in petroleum markets.

The lumber price is projected to decrease in 2015, averaging $344 US/000 board feet for the year. The price is then forecast to average $340 US/000 board feet per year from 2016 to 2019.

The price of natural gas is expected to drop to $2.09 C/GJ this fiscal year and then rise gradually over the rest of the forecast horizon, reaching $3.11 C/GJ in 2019/20.

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Demographics

BC’s population on July 1, 2014 was 4.63 million people, 1.1 per cent higher than the 4.58 million people counted on the same date in 2013. In the first three quarters of 2014, BC saw a net inflow of 44,521 people, as the province welcomed 37,035 individuals from other countries and 7,486 individuals from other provinces. Prior to this net interprovincial inflow, BC experienced annual net outflows of people to other provinces for two consecutive years.

Outlook

The Ministry forecast calls for BC’s July 1st population to increase by 1.2 per cent in 2015, to reach a total of 4.69 million people, and by a further 1.3 per cent each year from 2016 to 2019.

Total net migration is expected to rise in 2015 to reach a net inflow of about 46,600 persons. Net entry of about 10,000 people from other provinces is forecast in 2015, along with an anticipated net gain of about 36,600 people from other countries. In 2016, the Ministry forecasts a total net inflow of around 50,800 individuals, followed by net inflows of around 52,200 individuals per year over the medium term.

Inflation

Consumer prices in BC rose by 1.0 per cent in 2014 compared to the previous year, as prices increased for non-durables, semi-durables and services but remained fat for durable goods. Rising furniture and clothing prices drove the increase in semi-durables, while higher prices for traveller accommodations and education provided upward inflationary pressure on the services side. The aggregate price for non-durables also increased in 2014, as rising prices for items such as food and electricity offset falling gasoline prices (which declined steadily in the latter half of the year and experienced a particularly steep 9.9 per cent drop in December due to falling oil prices). At the same time, prices for durables remained unchanged in 2014 as lower prices for items such as household appliances offset higher prices for items such as passenger vehicles.

Chart 3.6 BC inflation

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Outlook

While the lower price of oil is dampening inflation heading into 2015, BC’s rate of inflation is expected to increase going forward. Consumer price inflation in BC is forecast to be 1.6 per cent in 2015, 1.9 per cent in 2016 and 2.0 per cent per year in the medium-term. The Canadian rate of inflation is assumed to match BC’s rate in 2015, then increase to 2.0 per cent annually from 2016 to 2019 (in line with the Bank of Canada’s inflation target).

Risks to the Economic Outlook

Risks to the BC economic outlook continue to be weighted to the downside. The main risks to the current outlook include the following:

•      potential for a slowdown in domestic economic activity, including weakness in employment and retail sales;

•      renewed weakness in the US economy, particularly as interest rates increase;

•      fragility in Europe as governments and the financial system deal with elevated sovereign debt amidst a weak economic recovery;

•      slower than anticipated economic activity in Asia, particularly in China, resulting in weaker demand for BC’s exports and downward pressure on global commodity prices;

•      weaker than expected inflation caused in part by lower oil prices; and

•      exchange rate volatility.

External Outlook

United States

US economic growth fluctuated significantly in 2014, with a weather-related contraction of 2.1 per cent in the January to March quarter followed by an outsized 5.0 per cent expansion two quarters later. Most recently, US real GDP grew by an annualized 2.6 per cent in the October to December quarter of 2014, with a strong gain in consumer spending and an uptick in inventory accumulation. However, net exports subtracted from growth during the period, likely due to sluggish external demand and a strong currency (which may continue to put downward pressure on US growth going forward). For 2014 as a whole, US real GDP grew by 2.4 per cent, up slightly from the 2.2 per cent annual gain observed in 2013.

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Chart 3.7 US economic growth

US employment grew steadily last year as the economy finally regained all of the jobs that were lost during the 2008/09 recession. About 260,000 jobs were created on average each month in 2014, resulting in a 1.9 per cent increase in annual employment over 2013 levels. In addition, public sector employment (the total number of federal, state and local government jobs) registered the first annual increase since 2009. However, although the annual unemployment rate fell 1.2 percentage points to 6.2 per cent in 2014, the participation rate also fell to its lowest rate since 1977, with only 62.9 per cent of Americans who were eligible to work choosing to participate in the labour market. Furthermore, wage growth has been moderate in recent months and barely kept pace with consumer price inflation through 2014, an indication of ongoing slack in the US economy.

Chart 3.8 US housing starts

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

The American housing market continued its slow recovery in 2014. Builders broke ground on 1.01 million new homes in 2014, a gain of 8.7 per cent over 2013. However, the monthly pace of homebuilding was relatively flat from late 2013 through the end of 2014 and housing market activity remained very low by historical standards. In addition, the number of residential building permits issued in the US decreased month-over-month in both November and December 2014, suggesting the potential for a slowdown in homebuilding going into 2015.

US home sales struggled in 2014, with little or no growth in both the new home and resale markets. New home sales averaged 435,000 units on the year, a slight 1.2 per cent increase from 2013, while sales of existing homes fell by 3.1 per cent. Despite soft sales, home prices grew 6.8 per cent year-to-date to November 2014 compared to the same period in 2013 and the share of mortgages with negative equity (where the value of a home is lower than the amount owed on a mortgage) continued to retreat towards normal levels.

US retail activity gained ground in 2014, advancing 4.0 per cent compared to 2013. After being hit hard by the recession, motor vehicle and parts dealers led US retail sales growth in 2014, while sales at gasoline stations fell for a second straight year in part due to lower prices at the pump. Confidence among American consumers also improved in 2014 alongside firming labour market conditions.

Chart 3.9 US Consensus outlook for 2015

Source: Consensus Economics

The chart above represents forecasts for real GDP growth in 2015 as polled on specific dates. For example, forecasters surveyed on January 13, 2014 had an average 2015 US growth forecast of 3.0 per cent, while on January 12, 2015 they forecast 2015 US growth at 3.2 per cent.

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Outlook

The January 2015 Consensus forecasts the US economy to grow by 3.2 per cent this year, a slight increase from previous forecasts due in part to positive data revisions, an improving labour market, and the anticipated benefits from lower oil prices. For 2016, Consensus pegs US growth at 2.8 per cent.

In recognition of global risks, the Ministry’s assumptions for US growth are prudent compared to the January 2015 Consensus. The Ministry assumes that US real GDP will expand by 2.5 per cent per year throughout the forecast horizon.

Table 3.2   US real GDP forecast: Consensus vs Ministry of Finance

	2015	2016
	Per cent change in real GDP
Ministry of Finance	2.5	2.5
Consensus Economics (January 2015)	3.2	2.8

Canada

On an annualized basis, the Canadian economy grew by 2.8 per cent in the July to September quarter of 2014, following 3.6 per cent growth the prior quarter. In both periods, healthy gains in exports and investment in residential structures supported real GDP growth, in part a reflection of the ongoing US economic recovery and accommodative interest rates, respectively. At the same time, government spending and business investment in non-residential structures were among the weakest components of Canadian real GDP growth.

Canada’s domestic economy grew modestly in 2014. Employment increased by 111,100 jobs (or 0.6 per cent) in 2014 compared to 2013, making 2014 the slowest year for Canadian job creation since 2009, while the national unemployment rate fell to 6.9 per cent in 2014 from 7.1 per cent in 2013. In January 2015, Canadian employment improved by 35,400 jobs compared to the previous month and the monthly unemployment rate fell 0.1 percentage points to 6.6 per cent. Retail sales were up 4.7 per cent year-to-date to November 2014 compared to the same period in 2013, after increasing 3.2 per cent the year before. Meanwhile, builders began construction on around 189,400 new homes in Canada in 2014, a slight increase of 0.8 per cent compared to 2013. Canadian resale activity also advanced in 2014 despite monthly declines in November and December, with annual home sales up 5.1 per cent and prices up 6.7 per cent compared to the previous year.

Improving demand south of the border and a reduced exchange rate helped lift Canadian exports in 2014, with total Canadian merchandise exports growing by 10.8 per cent compared the previous year. This increase was led by advances in exports of energy products (+16.4 per cent), consumer goods (+12.8 per cent) and motor vehicles and parts (+8.8 per cent), while slower growth was observed for exports of metal ores and non-metallic minerals (+1.2 per cent). Canadian manufacturing shipments increased 5.2 per cent year-to-date to November compared to the same period of 2013, partly due to sizeable gains in shipments of primary metals (+10.0 per cent) and transportation equipment (+8.1 per cent).

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Chart 3.10 Consensus outlook for Canada in 2015

Source: Consensus Economics

The chart above represents forecasts for real GDP growth in 2015 as polled on specific dates. For example, forecasters surveyed on January 13, 2014 had an average 2015 Canadian real GDP growth forecast of 2.5 per cent, while on January 12, 2015 they forecast 2015 Canadian real GDP to grow by 2.3 per cent.

Outlook

Consensus forecasts for Canadian real GDP growth in 2015 were steady throughout 2014 at 2.5 per cent. However, in January 2015, the forecast dropped to 2.3 per cent due to the anticipated effect of lower oil prices on Canadian economic activity. Also in January 2015, Consensus released its first forecasts for 2016 and pegged Canadian real GDP growth at 2.2 per cent for the year.

Due to the potential for greater than anticipated near-term weakness, the Ministry assumes that the Canadian economy will expand by 2.0 per cent in both 2015 and 2016, and then by 2.2 per cent per year over the medium-term.

Table 3.3   Canadian real GDP forecast: Consensus vs Ministry of Finance

	2015	2016
	Per cent change in real GDP
Ministry of Finance	2.0	2.0
Consensus Economics (January 2015)	2.3	2.2

Europe

Ongoing troubles in Europe weighed on global economic growth and confidence throughout 2014. After growing by just 0.1 per cent in the April to June quarter, real GDP in the euro zone advanced 0.2 per cent the following quarter. Italy and France showed particular weakness over this period, with the Italian economy in recession and the French economy barely growing, amid concerns about the slow pace of structural reform in both countries. Furthermore, growth in Germany’s economy also faltered in recent quarters (despite the country’s relatively sound fiscal and competitive position) due to its close economic ties across the region.

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

With an economy weakened by falling oil prices and international sanctions, Russian officials aggressively hiked interest rates in December to stem capital flight then announced targeted spending measures and a slight interest rate cut in January to stimulate the economy. Despite these actions, their sovereign debt was downgraded by Standard and Poor’s credit rating agency near the end of the month. Also in January, early elections in Greece brought to power the Syriza party which has pledged to renegotiate the country’s 240 billion euro bailout, a sign of further uncertainty in the region. Meanwhile, euro zone unemployment remained near record highs throughout 2014 and the region slipped into deflation in December.

In response to worsening economic conditions in Europe, the European Central Bank introduced a quantitative easing program in late January. The program, combined with previous stimulus measures, involves the purchase of 60 billion euros worth of European assets each month until at least September 2016, with an aim to revive the region’s ailing economy and ward off a prolonged period of deflation.

Chart 3.11 Consensus outlook for euro zone in 2015

Source: Consensus Economics

The chart above represents forecasts for real GDP growth in 2015 as polled on specific dates. For example, forecasters surveyed on January 13, 2014 had an average 2015 euro zone growth forecast of 1.4 per cent, while on January 12, 2015 they forecast euro zone growth of 1.1 per cent in 2015.

Outlook

Consensus expected euro zone economic growth of around 1.5 per cent in 2015 throughout most of last year, but revised its outlook down considerably in recent months as conditions weakened. The January 2015 Consensus expects euro zone real GDP to grow by 1.1 per cent in 2015 and 1.6 per cent in 2016. In light of the ongoing uncertainty and risks surrounding the euro zone outlook, the Ministry assumes euro zone real GDP growth of 0.7 per cent in 2015, followed by 1.2 per cent growth the following year.

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

China

The Chinese economy cooled somewhat in 2014 yet continued to grow at an enviable pace compared to other major economies. Chinese real GDP advanced by 7.4 per cent on the year (slightly below the official target of around 7.5 per cent) after growing by 7.7 per cent in 2013. In the October to December quarter, real GDP grew by 7.3 per cent relative to the same period in 2013, supported by strong retail sales and industrial production towards the end of the year. However, China’s real estate sector continued to moderate over this period and annual growth in property investment dropped to a five-year low. Some analysts expect that the Chinese government may follow up the stimulus measures introduced in 2014 and early 2015 (including an interest rate cut in November) with further monetary policy initiatives in 2015 to help boost the slowing economy.

Outlook

The January 2015 Consensus forecasts China’s real GDP to grow by 7.0 per cent in 2015 and 6.9 per cent in 2016. Meanwhile, the Ministry prudently assumes that China’s real GDP will expand by 6.7 per cent in 2015 and then 6.6 per cent the following year.

Financial Markets

Interest rates

On January 21, 2015, the Bank of Canada unexpectedly lowered its target for the overnight rate to 0.75 per cent from 1.00 per cent (where the rate had remained since September 2010). The steep drop in oil prices, with its negative impacts on Canadian economic growth and inflation, was the predominant factor behind this decision. The Bank stated that the country exhibited solid growth in the latter half of 2014 but cautioned that the oil shock has created considerable uncertainty in the outlook. The Bank of Canada now expects inflation to slow to 0.3 per cent in the April to June quarter of 2015 before accelerating in the second half of the year and finally returning to its target rate of 2.0 per cent by the end of 2016.

The US Federal Reserve (the Fed) has held its intended federal funds rate in the 0.00 to 0.25 per cent range since December 2008. At its January 2015 meeting, the Fed noted strengthening labour conditions, positive effects of lower energy prices on American households’ purchasing power, and advancing business investment. However, declining inflation, the slow pace of the housing market recovery, and the need to assess international developments were also discussed. As such, the Fed reiterated its intent to take a balanced and patient approach when making future monetary policy decisions.

Outlook

The Ministry assumes that the Bank of Canada’s overnight target rate will average 1.1 per cent in 2015 and 1.7 per cent in 2016. These assumptions are based on the average of six private sector forecasts as of January 2, 2015 and do not reflect the Bank of Canada’s rate cut on January 21, 2015.

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Chart 3.12 Interest rate forecasts

Sources: Bank of Canada, US Federal Reserve and BC Ministry of Finance forecasts.

The same six private sector forecasters anticipate that the federal funds rate will remain in the 0.00 to 0.25 per cent range until the April to June quarter of 2015. They forecast the federal funds rate to average 0.5 per cent in 2015 and 1.6 per cent in 2016.

Canadian three month Treasury bill interest rates are expected to average 1.1 per cent in 2015 and 1.8 per cent in 2016, according to the same six private sector forecasters. Meanwhile, ten-year Government of Canada bond rates are pegged at 2.5 per cent in 2015 and 3.1 per cent in 2016 on average.

Table 3.4   Private sector Canadian interest rate forecasts

	3-month Treasury Bill		10-year Government Bond
Average annual interest rate (per cent)	2015	2016	2015	2016
IHS Global Insight	1.0	1.9	3.1	3.7
CIBC	1.0	1.4	2.3	2.7
Bank of Montreal	1.0	na	2.2	na
Scotiabank	1.1	2.0	2.5	3.0
TD Economics	1.0	1.6	2.3	3.2
RBC Capital Markets	1.2	2.2	2.5	3.3
Average (as of January 2, 2015)	1.1	1.8	2.5	3.1

Exchange rate

The Canadian dollar averaged 90.5 US cents in 2014, down 6.6 US cents from 2013 (the largest annual drop since the late 1970s). This depreciation continued a trend underway since late 2012 when the dollar was near parity with its US counterpart, but intensified in the final months of 2014 alongside slumping oil prices. More recently, the loonie experienced its largest single-day decline in over three years after the Bank of Canada announced its interest rate cut on January 21, 2015, with the currency landing at 80.8 US cents. Since that time, the loonie has fallen slightly further to reach 79.9 US cents as of February 6, 2015.

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Chart 3.13 Private sector expectations for the Canadian dollar

Sources: Bank of Canada and BC Ministry of Finance forecasts

* Based on the average of private sector forecasts. Budget 2015 as of January 2, 2015 and First Quarterly Report 2014 as of July 21, 2014.

Outlook

On average, six private sector forecasters as of January 2, 2015 expect the Canadian dollar to average 85.3 US cents in 2015 and 85.5 US cents in 2016. The Ministry’s exchange rate outlook is based on these private sector forecasts.

Table 3.5   Private sector exchange rate forecasts

Average annual exchange rate (US cents/Can $)	2015	2016
IHS Global Insight	85.7	86.8
CIBC	83.6	84.6
Bank of Montreal	85.3	85.6
Scotiabank	86.0	84.4
TD Economics	85.4	87.9
RBC Capital Markets	85.8	83.7
Average (as of January 2, 2015)	85.3	85.5

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Table 3.6.1   Gross Domestic Product: British Columbia

			Forecast
	2013	2014 [e]	2015	2016	2017	2018	2019
BRITISH COLUMBIA:
Gross Domestic Product at Market Prices:
– Real (2007 $ billion; chain-weighted)	215.2	220.0	225.2	230.5	235.9	241.5	247.1
(% change)	1.9	2.2	2.3	2.4	2.3	2.3	2.3

– Current dollar ($ billion)	229.7	238.7	247.9	258.5	269.7	281.4	293.7
(% change)	3.2	3.9	3.8	4.3	4.3	4.3	4.3

– GDP price deflator (2007 = 100)	106.7	108.5	110.1	112.1	114.3	116.6	118.8
(% change)	1.2	1.7	1.5	1.9	2.0	2.0	2.0

Real GDP per person
(2007 $; chain-weighted)	46,964	47,510	48,034	48,554	49,054	49,567	50,089
(% change)	1.0	1.2	1.1	1.1	1.0	1.0	1.1

Real GDP per employed person
(% change)	1.8	1.7	1.3	1.1	1.1	1.1	1.1

Unit labour cost[1] (% change)	2.0	1.1	1.3	1.6	1.7	1.7	1.7
Components of British Columbia Real GDP at Market Prices ($2007 billions; chain-weighted)
Household expenditure on Goods and services	134.6	139.7	143.5	147.2	150.9	154.8	158.8
(% change)	2.5	3.7	2.7	2.6	2.5	2.6	2.6

– Goods	54.3	56.6	57.8	59.2	60.4	61.7	63.0
(% change)	2.2	4.2	2.2	2.4	2.1	2.1	2.1

– Services	80.2	83.0	85.5	87.9	90.3	92.9	95.6
(% change)	2.7	3.4	3.1	2.8	2.8	2.9	2.9

NPISH[2] expenditure on
Goods and services	3.4	3.4	3.4	3.5	3.5	3.5	3.6
(% change)	2.4	-0.9	0.7	0.8	0.9	0.9	0.9

Government current expenditures on Goods and services	40.4	41.1	41.6	42.0	42.3	42.7	43.1
(% change)	0.6	1.7	1.3	1.1	0.7	1.0	1.0

Investment in fixed capital	51.3	52.8	53.7	55.0	56.7	58.3	60.0
(% change)	-1.2	3.0	1.7	2.3	3.1	2.9	2.9

Final domestic demand	229.7	236.8	242.1	247.5	253.1	259.1	265.1
(% change)	1.3	3.1	2.2	2.2	2.3	2.4	2.3

Exports goods and services	84.9	86.6	89.5	92.0	94.5	97.2	100.0
(% change)	2.5	2.1	3.3	2.7	2.8	2.8	2.9

Imports goods and services	99.4	102.8	105.8	108.5	111.3	114.4	117.7
(% change)	0.8	3.4	2.9	2.6	2.6	2.8	2.9

Inventory change	0.7	-0.1	-0.2	0.0	0.0	0.0	0.0

Statistical discrepancy	0.1	0.1	0.1	0.1	0.1	0.1	0.1

Real GDP at market prices	215.2	220.0	225.2	230.5	235.9	241.5	247.1
(% change)	1.9	2.2	2.3	2.4	2.3	2.3	2.3

1   Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.

2   Non-profit institutions serving households

e    Ministry of Finance estimate.

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Table 3.6.2   Components of Nominal Income and Expenditure

				Forecast
	2013	2014		2015	2016	2017	2018	2019
Compensation of employees[1] ($ million)	114,898	118,820	[e]	123,190	128,080	133,284	138,720	144,408
(% change)	4.0	3.4		3.7	4.0	4.1	4.1	4.1

Household income ($ million)	195,457	201,243	[e]	208,192	216,044	224,580	233,463	242,690
(% change)	4.6	3.0		3.5	3.8	4.0	4.0	4.0

Net operating surplus ($ million)	21,849	23,010	[e]	23,777	25,287	26,746	28,306	29,947
(% change)	-5.4	5.3		3.3	6.3	5.8	5.8	5.8

Retail sales ($ million)	62,734	66,149	[e]	68,303	70,841	73,366	75,989	78,720
(% change)	2.4	5.4		3.3	3.7	3.6	3.6	3.6

Housing starts	27,054	28,356		27,598	27,543	27,008	27,007	27,005
(% change)	-1.5	4.8		-2.7	-0.2	-1.9	0.0	0.0

BC consumer price index (2002 = 100)	117.7	118.9		120.9	123.1	125.6	128.1	130.7
(% change)	-0.1	1.0		1.6	1.9	2.0	2.0	2.0

1 Domestic basis; wages, salaries and employers’ social contributions.

e Ministry of Finance estimate.

Table 3.6.3   Labour Marker Indicators

				Forecast
	2013	2014		2015	2016	2017	2018	2019
Population (on July 1) (000’s)	4,583	4,631		4,688	4,748	4,809	4,871	4,933
(% change)	0.9	1.1		1.2	1.3	1.3	1.3	1.3
Labour force population, 15+ Years (000’s)	3,787	3,830		3,879	3,931	3,984	4,037	4,089
(% change)	1.1	1.1		1.3	1.4	1.3	1.3	1.3

Net in-migration (000’s)

– International[1,3]	34.5	33.5	[e]	36.6	40.3	40.7	40.9	41.1
– Interprovincial[3]	-0.8	9.5	[e]	10.0	10.5	11.0	11.5	11.5
– Total	33.6	43.0	[e]	46.6	50.8	51.7	52.4	52.6

Participation rate[2] (%)	64.0	63.3		63.2	63.3	63.3	63.3	63.2

Labour force (000’s)	2,425	2,425		2,453	2,488	2,523	2,555	2,585
(% change)	-0.1	0.0		1.2	1.4	1.4	1.3	1.2

Employment (000’s)	2,266	2,278		2,301	2,329	2,357	2,386	2,415
(% change)	0.1	0.6		1.0	1.2	1.2	1.2	1.2

Unemployment rate (%)	6.6	6.1		6.2	6.4	6.6	6.6	6.6

1   International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.

2   Percentage of the population 15 years of age and over in the labour force.

3   Components may not sum to total due to rounding.

e    BC Stats estimate.

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Table 3.6.4 Major Economic Assumptions

				Forecast
	2013	2014		2015	2016	2017	2018	2019
GDP (billions)
Canada real (2007 $; chain-weighted)	1,706	1,746	[e]	1,781	1,816	1,856	1,897	1,939
(% change)	2.0	2.3		2.0	2.0	2.2	2.2	2.2
US real (2009 US$; chain-weighted)	15,710	16,090		16,499	16,903	17,326	17,759	18,203
(% change)	2.2	2.4		2.5	2.5	2.5	2.5	2.5
Japan real (2005 Yen; chain-weighted)	527,397	527,651	[e]	531,633	535,886	541,245	546,657	552,124
(% change)	1.6	0.0		0.8	0.8	1.0	1.0	1.0
Europe real[1] (% change)	-0.4	0.7	[e]	0.7	1.2	1.4	1.4	1.4
China real (2005 US$)	4,864	5,224		5,574	5,942	6,334	6,752	7,198
(% change)	7.7	7.4		6.7	6.6	6.6	6.6	6.6

Industrial production index
US (2007 = 100)	99.9	104.2		106.9	109.7	112.5	115.5	118.5
(% change)	2.9	4.3		2.6	2.6	2.6	2.6	2.6
Japan (2010 = 100)	96.9	98.7		99.6	100.6	101.6	102.6	103.6
(% change)	-0.6	1.9		0.9	1.0	1.0	1.0	1.0
Europe[1] (2010 = 100)	100.2	100.8	[e]	101.5	102.7	104.2	105.6	107.1
(% change)	-0.7	0.6		0.7	1.2	1.4	1.4	1.4
China (% change)	9.7	8.3		7.5	7.5	7.5	7.5	7.5

Housing starts[2] (000’s)
Canada	188	189		175	175	180	180	180
(% change)	-12.5	0.8		-7.6	0.0	2.9	0.0	0.0
US	925	1,006		1,000	1,025	1,050	1,050	1,050
(% change)	18.5	8.7		-0.6	2.5	2.4	0.0	0.0
Japan	980	892		850	850	850	850	850
(% change)	11.0	-9.0		-4.7	0.0	0.0	0.0	0.0

Consumer price index
Canada (2002 = 100)	122.8	125.2		127.2	129.7	132.3	135.0	137.7
(% change)	0.9	2.0		1.6	2.0	2.0	2.0	2.0

Canadian interest rates (%)
3-Month treasury bills	1.0	0.9		1.1	1.8	2.3	3.1	3.9
10-year government bonds	2.3	2.2		2.5	3.1	3.8	4.4	5.0

United States interest rates (%)
3-Month treasury bills	0.1	0.0		0.4	1.6	2.3	2.9	3.6
10-year government bonds	2.4	2.5		2.8	3.4	3.8	4.4	5.0

Exchange rate (US cents / Canadian $)	97.1	90.5		85.3	85.5	87.0	87.2	87.3

British Columbia goods and services
Export price deflator (% change)	2.3	4.8	[e]	3.5	3.5	3.0	2.8	2.6

1  Euro zone (18) is Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Latvia, Luxembourg, Malta, Netherlands, Portugal, Slovakia, Slovenia and Spain.

2  British Columbia housing starts appear in Table 3.6.2.

e  Ministry of Finance estimate.

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

The Economic Forecast Council, 2015

Introduction

The Budget Transparency and Accountability Act requires the Minister of Finance, in preparing each year’s provincial budget, to consult the Economic Forecast Council (the Council) on British Columbia’s economic outlook. The Council is comprised of 14 leading economists from several of Canada’s major banks and private research institutions.

The most recent meeting between the Minister and Council occurred on December 5, 2014, with forecasters presenting their estimates for economic performance in 2014 as well as their forecasts for 2015 and beyond. The main issues discussed by the Council included BC’s labour and housing markets, the critical role of migration in the provincial economy, BC’s prospective liquefied natural gas (LNG) industry as well as broader resource development in the province, the effects of lower oil prices, and the uneven performance of external economies.

Subsequent to December’s meeting, participants were permitted to submit revised forecasts until January 7, 2015 (9 of the 14 members chose to revise). Forecast details from the Council surveys are summarized in the table at the end of this topic box.

British Columbia Outlook

Council members’ estimates for BC’s economic growth in 2014 averaged 2.3 per cent, while forecasts for future expansion averaged 2.6 per cent in 2015, 2.8 per cent in 2016, and 2.5 per cent per year from 2017 to 2019. In the previous survey from one year ago, the Council projected average increases of 2.3 per cent in 2014, 2.7 per cent in 2015 and 2.7 per cent annually from 2016 to 2018 (see Chart 1). Some members indicated that the decline in their medium-term expectations reflected an anticipated reduction in potential output (or productive capacity) of the BC economy in those years, in part due to aging demographics.

Chart 1 — EFC Outlook for the BC Economy

Source: Average of Economic Forecast Council forecasts

NOTE: Forecast from December 2013 EFC for 2016 and 2017-2019 is average growth for the years 2016-2018.

Council members, on average, expect BC’s annual economic growth to equal Canada’s in 2014, and then exceed Canada’s in 2015, 2016, and on average over the medium-term (see Chart 2).

Chart 2 — EFC Outlook for BC and Canada

Source: Average of Economic Forecast Council forecasts

BC’s labour market was discussed at length by the Council. While some members acknowledged that job growth has been modest in the province over the past couple of years, most indicated that the employment situation may be stronger than headline job numbers from the Labour Force Survey suggest. Many members noted that data from the Survey of Employment, Payroll and Hours reveal stable job growth in BC over the past two years and align better with trends observed in retail sales and housing construction in the province over this period.

Participants cited potential labour shortages as an ongoing issue in the economic outlook. Members explained that the province’s aging

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

workforce and anticipated skill shortages arising from major projects (such as LNG facilities) may impede BC businesses’ ability to meet their labour needs. As such, BC’s skills training initiatives and interprovincial and international migration were identified as critical components to the ongoing success of the province’s resource industries and overall economy.

As in previous years, Council members assessed BC’s housing market as being reasonably healthy. Most members expected the BC and Canadian housing markets to moderate slightly in the coming years, while a couple of members stated that this “soft landing” has already materialized and that the outlook for housing activity remains firm. However, several members noted that household debt levels in the province remain an issue and that British Columbians may be more sensitive than other Canadians to eventual interest rate increases due to comparatively larger mortgages in the province (a result of higher home prices).

The Council identified LNG prospects as a key source of optimism and uncertainty in BC’s economic outlook. Council members noted various possible benefits to the province if LNG facilities are developed, including increased exports, employment, natural gas exploration and government tax revenues. However, some members cautioned that the economic benefits to BC in the short term could be dampened depending on the import content of LNG plants (as imports of goods and services from other jurisdictions subtract from domestic GDP). Risks of delays and competition from other natural gas suppliers in countries such as Russia, the US and Australia were also discussed. Nevertheless, the Council was generally encouraged about LNG prospects in the province.

A timely topic of discussion at the meeting was the recent fall in oil prices. Some members noted that weakness in oil prices has been largely caused by increased supply as opposed to reduced demand. The Council agreed that, though lower oil prices hurt major oil-producing economies such as Alberta and Canada as a whole, they generally have a positive impact on global economic growth and particularly on economies that are net importers of oil (such as BC and the US).

Other pertinent topics raised by the Council included risks to BC’s mining industry given recent commodity price volatility as well as future fiber supply constraints in BC’s forestry industry. In addition, some members

British Columbia Economic Forecast Council:

Summary of BC real GDP Forecasts, annual per cent change

					Average
Participant	Organization	2014	2015	2016	2017-2019
Doug Porter	Bank of Montreal[1]	2.3	2.4	2.4	2.0
Cameron Muir	BC Real Estate Association[1]	2.3	2.7	2.7	2.9
Ken Peacock	Business Council of BC	2.3	2.6	3.1	2.9
Helmut Pastrick	Central 1 Credit Union[1]	2.5	2.7	3.8	3.1
Avery Shenfeld	CIBC[1]	2.4	2.5	2.7	2.5
Marie-Christine Bernard	Conference Board	2.2	2.6	2.5	2.6
Arlene Kish	IHS Global Insight	2.3	2.7	2.6	2.4
Sébastien Lavoie	Laurentian Bank Securities[1]	2.2	2.5	2.5	2.9
Stéfane Marion	National Bank[1]	2.3	2.5	2.5	na
Craig Wright	RBC[1]	2.8	2.9	2.5	2.1
Warren Jestin	Scotiabank[1]	2.1	2.5	2.7	2.9
Ernie Stokes	Stokes Economic Consulting	2.2	2.9	4.0	2.3
Derek Burleton	TD1	2.3	2.5	2.4	1.9
David Baxter	Urban Futures Institute	2.3	2.2	2.6	2.5
Average		2.3	2.6	2.8	2.5
Standard Deviation		0.2	0.2	0.5	0.4

1  Updated subsequent to the December 5, 2014 meeting.

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

mentioned the need to manage rising healthcare costs, address consultation and accommodation issues with First Nations, and maintain a competitive tax system in the province.

Canadian Outlook

The Council estimates, on average, that Canada’s economy grew by 2.3 per cent in 2014, and expects Canadian real GDP growth to be 2.3 per cent per year in both 2015 and 2016, and 2.2 per cent on average during the 2017 to 2019 period.

Members identified a number of reasons why Canada’s economic performance is expected to lag behind BC’s over the forecast horizon. Some members expected fiscal policy to be a drag on economic growth in several Canadian provinces and commended the BC government’s relative fiscal strength. Members also discussed the net negative impact of lower oil prices on the overall Canadian economy (with several members revising down their near-term Canadian forecasts between December 2014 and January 2015 as oil prices continued to slide). Furthermore, some Council members mentioned an ongoing trend towards the western provinces as main destinations for migrants and drivers of national economic growth.

International Outlook

On average, Council members estimate that US real GDP increased by 2.3 per cent in 2014 and forecast growth of 3.1 per cent for 2015, 2.8 per cent for 2016 and 2.6 per cent annually from 2017 to 2019.

The Council agreed that US economic growth seems to have finally gained traction after the financial crisis and severe recession in 2008/09. As evidence of this apparent turnaround, members pointed to substantial job gains over the past year, strengthening household balance sheets, and ongoing improvements in the US housing market. A couple of members also noted that the economic drag from fiscal restraint by federal, state and local governments over the past several years has now largely dissipated. Risks remain, however, as some members questioned the underlying resiliency of the US economy going forward, particularly as interest rates begin to rise. Regardless, the current strength in the US economy was characterized as an anomaly in the international landscape and a welcome offset to widespread weakness in other major economies.

Participants noted that the recent slowdown in China has negatively impacted BC businesses, both through reduced exports and increased commodity price volatility. Most expected the slowdown to continue, but agreed that substantial opportunities remain for BC (including for service industries such as tourism) as the Chinese economy evolves towards consumer driven growth.

Members also noted the enduring problems in Europe and significant political and economic risks surrounding Russia. At the conclusion of the meeting, various participants warned that substantial uncertainty continues to cloud the global and domestic economic outlook and stressed the need for continued prudence in BC’s fiscal planning.

Canadian Dollar

As usual, participants produced divergent forecasts for the value of the Canadian dollar in 2015, with estimates ranging from 83.0 US cents to 90.5 US cents. For 2016, projections ranged from 81.3 US cents to 92.0 US cents, and from 80.6 US cents to 95.0 US cents over the 2017 to 2019 period.

Chart 3 — EFC Outlook for the Dollar

Budget and Fiscal Plan — 2015/16 to 2017/18

British Columbia Economic Review and Outlook

Forecast Survey — Participants’ Opinions

All figures are based	2014			2015		2016		2017 to 2019
on annual averages	Range	Average [1]		Range	Average [1]	Range	Average [1]	Range	Average [2]

British Columbia

Real GDP (% change)	2.1 – 2.8	2.3 (14)	[3]	2.2 – 2.9	2.6 (14)	2.4 – 4.0	2.8 (14)	1.9 – 3.1	2.5 (13)
Nominal GDP (% change)	3.5 – 4.8	4.1 (13)		3.4 – 5.2	4.1 (13)	4.1 – 6.0	4.8 (13)	3.9 – 5.2	4.6 (12)
GDP Deflator (% change)	1.0 – 2.6	1.8 (13)		1.0 – 2.5	1.5 (13)	1.6 – 2.5	2.0 (13)	1.9 – 2.7	2.1 (12)
Real business non-residential
investment (% change)	-8.0 – 5.3	-0.9 (8)		1.1 – 13.0	4.1 (8)	2.4 – 26.7	9.3 (8)	-1.2 – 8.0	4.1 (8)
Real business machinery and
equipment investment (%change)	-3.9 – 7.0	1.3 (7)		-0.1 – 13.0	4.1 (7)	3.0 – 27.7	11.1 (7)	3.5 – 10.5	6.2 (7)
Household Income (% change)	3.0 – 4.1	3.6 (9)		3.6 – 4.6	4.1 (9)	3.7 – 6.0	4.6 (9)	3.9 – 4.9	4.3 (9)
Net Migration (thousand
persons)	37.9 – 45.2	40.6 (11)		34.7 – 50.9	42.1 (11)	40.0 – 50.0	45.2 (11)	42.7 – 54.2	48.0 (11)
Employment (% change)	0.7 – 1.5	0.9 (14)		1.1 – 1.8	1.4 (14)	1.0 – 2.5	1.5 (14)	0.7 – 1.8	1.3 (13)
Unemployment rate (%)	6.0 – 6.1	6.1 (14)		5.6 – 6.2	5.9 (14)	5.2 – 6.2	5.8 (14)	5.0 – 6.1	5.6 (13)
Net operating surplus
of corporations (% change)	-2.1 – 20.9	8.1 (8)		1.4 – 8.5	5.1 (8)	1.3 – 7.5	4.6 (8)	-1.5 – 6.5	4.0 (8)
Housing starts (thousand
units)	27.0 – 28.9	28.2 (14)		26.0 – 29.3	28.1 (14)	25.0 – 30.6	27.9 (14)	24.0 – 32.1	27.7 (13)
Retail sales (% change)	4.9 – 5.8	5.5 (12)		3.3 – 4.6	3.9 (12)	3.0 – 7.3	4.4 (12)	3.2 – 5.9	4.2 (12)
Consumer price index (% chg)	1.0 – 1.3	1.1 (14)		0.9 – 2.1	1.4 (14)	1.6 – 2.2	1.9 (14)	1.8 – 2.2	2.0 (13)

United States

Real GDP (% change)	2.0 – 2.8	2.3 (14)		2.2 – 3.5	3.1 (14)	2.3 - 3.2	2.8 (14)	2.2 - 3.1	2.6 (13)
Intended Federal Funds
rate (%)	0.09 – 0.25	0.16 (13)		0.25 – 0.75	0.47 (13)	0.50 – 2.00	1.40 (13)	1.00 – 3.61	2.68 (12)
Housing starts (million units)	0.98 – 1.04	1.00 (12)		1.10 – 1.36	1.21 (12)	1.10 – 1.67	1.36 (12)	1.10 – 1.80	1.48 (12)
Canada

Real GDP (% change)	2.1 – 2.5	2.3 (14)		2.0 - 2.7	2.3 (14)	2.0 - 2.7	2.3 (14)	1.8 - 2.6	2.2 (13)
Bank of Canada overnight target rate (%)	0.92 – 1.00	0.99 (13)		1.00 – 1.25	1.09 (13)	1.40 – 2.10	1.71 (13)	1.75 – 3.39	2.76 (12)
Exchange rate (US cents/C$)	90.0 – 91.1	90.7 (14)		83.0 – 90.5	86.2 (14)	81.3 – 92.0	87.1 (14)	80.6 – 95.0	87.7 (13)
Housing starts (million units)	0.19 – 0.19	0.19 (14)		0.18 – 0.20	0.19 (14)	0.18 – 0.22	0.19 (14)	0.18 – 0.22	0.19 (13)
Consumer price index (% chg)	1.9 – 2.1	1.9 (13)		0.6 – 2.2	1.5 (13)	2.0 – 2.5	2.1 (13)	1.9 – 2.2	2.1 (12)

1  Based on responses from participants providing forecasts.

2  Participants provided an average forecast for 2017 to 2019.

3  Number of respondents shown in parenthesis.

Budget and Fiscal Plan — 2015/16 to 2017/18

Part 4: 2014/15 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)

Introduction

Table 4.1 2014/15 Forecast Update

		First	Second	Third
	Budget	Quarterly	Quarterly	Quarterly
($ millions)	2014	Report	Report	Report
Revenue	44,800	45,315	45,509	45,772
Expense	(44,416)	(44,849)	(44,865)	(44,793)
Surplus before forecast allowance	384	466	644	979
Forecast allowance	(200)	(200)	(200)	(100)
Surplus	184	266	444	879
Capital spending:
Taxpayer-supported capital spending	4,030	4,198	4,012	3,637
Self-supported capital spending	2,590	2,651	2,651	2,604
	6,620	6,849	6,663	6,241
Provincial Debt:
Taxpayer-supported debt	43,075	42,290	41,990	42,302
Self-supported debt	21,463	21,257	21,253	21,428
Total debt (including forecast allowance)	64,738	63,747	63,443	63,830
Taxpayer-supported debt-to-GDP ratio:
As previously forecast	18.4%	18.1%
Impact of Statistics Canada update [1]	-0.3%	-0.3%
Restated and quarterly projections	18.1%	17.8%	17.7%	17.7%

1 See Provincial Economic Accounts Update topic box on page 40 of the second Quarterly Report.

The third quarter fiscal outlook for 2014/15 forecasts a surplus of $879 million — $435 million higher than the projection in the second Quarterly Report. The improved outlook is largely due to increased forecasted taxation revenue and commercial Crown corporations net income. Offsetting impacts include lower natural resource revenues as well as a small overall increase in government’s spending for the year.

Chart 4.1   2014/15 operating results — changes from second Quarterly Report

$ millions

Surplus increased by $435 million

Budget and Fiscal Plan — 2015/16 to 2017/18

2014/15 Updated Financial Forecast (Third Quarterly Report)

Table 4.2 2014/15 Financial Forecast Changes

	($ millions)
2014/15 surplus — Budget 2014 (February 18, 2014)	184			184
2014/15 surplus — first Quarterly Report (September 9, 2014)		266
2014/15 surplus — second Quarterly Report (November 26, 2014)			444

	Q1	Q2	Q3	Total
	Update	Update	Update	Changes
Revenue changes:
Personal income tax — mainly higher 2013 tax assessments	337	—	235	572
Corporate income tax — increased federal government instalments and prior-year adjustment, reflecting higher 2013 tax assessments	119	18	151	288
Provincial sales tax — carry forward impact of lower 2013/14 results	(218)	—	20	(198)
Harmonized sales tax — prior year results	—	—	(94)	(94)
Property transfer tax — stronger year-to-date sales results	50	100	85	235
Other taxation sources	(13)	(11)	2	(22)
Natural gas royalties — mainly higher prices, partially offset by lower production volumes and higher utilization of royalty programs	202	12	(113)	101
Forests — mainly reduced harvest volumes	46	(31)	(43)	(28)
Coal, metals and minerals — lower coal prices and mining profits	(98)	(8)	(12)	(118)
Other natural resources	6	(11)	2	(3)
Fees — mainly improved SUCH sector projections	44	8	20	72
Investment earnings — higher SUCH and taxpayer supported Crown agencies’ forecasts	5	22	9	36
Miscellaneous — reduced SUCH sector outlook and reprofiling property transfers to non-profit societies to support building capacity in the non-profit sector	(100)	17	(80)	(163)
Release of surplus assets — reprofiling to 2015/16	—	—	(79)	(79)
Federal government contributions — mainly higher revenue from SUCH sector agencies, partly offset by lower health and social transfers in respect of prior years	14	9	(7)	16
Commercial Crown agencies operating results:
ICBC — mainly claims cost savings and higher investment income	111	71	166	348
Other commercial Crown agencies changes	10	(2)	1	9
Total revenue changes	515	194	263	972
Less: expense increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending:
Direct fire costs	287	(50)	—	237
Emergency program flood-related costs	14	1	—	15
Teachers’ Pension Plan liability adjustment	66	—	—	66
BC Training and Education Savings Program - higher eligibility volumes	8	—	—	8
Innovative Clean Energy Fund	—	—	9	9
Elections BC	3	—	—	3
BC Timber Sales	—	3	2	5
Other statutory spending	—	—	4	4
Refundable tax credit transfers	(6)	46	30	70
Prior year liability adjustments	—	(15)	(50)	(65)
Management of public debt (net) — reflects lower interest rates and revisions to scheduled borrowing	(15)	(14)	(36)	(65)
Spending funded by third party recoveries	8	13	(2)	19
(Increase) decrease in operating transfers to service delivery agencies	34	91	(6)	119
Changes in spending profile of service delivery agencies:
School districts — lower operating expenses due to job action	(163)	(97)	—	(260)
Universities — higher amortization, grants to third parties and wage settlements	14	(1)	12	25
Colleges — primarily higher amortization costs	(10)	20	3	13
Health authorities and hospital societies — increasing demand for healthcare services	110	26	(2)	134
Other service delivery agencies	7	(7)	(36)	(36)
Removal of expenditure management targets from fiscal plan	76	—	—	76
Total expense increases (decreases)	433	16	(72)	377
Subtotal	82	178	335	595
Reduction in forecast allowance	—	—	100	100
Total changes	82	178	435	695
2014/15 surplus — first Quarterly Report	266
2014/15 surplus — second Quarterly Report		444
2014/15 surplus — third Quarterly Report			879	879

Budget and Fiscal Plan — 2015/16 to 2017/18

2014/15 Updated Financial Forecast (Third Quarterly Report)

Other changes from the second Quarterly Report include capital spending reductions of $422 million, a $312 million increase in taxpayer-supported debt, and a $100 million reduction in the forecast allowance reflecting minimized risks for the remainder of the fiscal year.

Revenue

Total government revenue is now forecast to be $263 million higher than the second Quarterly Report. Major changes include:

•      a $399 million improvement in taxation revenue, mainly in personal and corporate income tax revenue from finalization of the 2013 tax assessments and in property transfer tax due to stronger sales, partially offset by a reduced HST entitlement for prior years;

•      a $166 million reduction in natural resource revenue, mainly for natural gas, but also lower for forests;

•      a $137 million reduction in fees and other revenue, mainly due to re-profiling assets sales to 2015/16 to ensure maximum value for taxpayers is obtained; and

•      a $167 million increase in commercial Crown corporations operating surplus, mainly due to improvements in ICBC’s investment income.

Table 4.2 provides a detailed breakdown of changes in the revenue by quarter from Budget 2014.

Expense

Total government spending is now forecast to be $72 million lower than the second Quarterly Report. Lower spending is due mainly to:

•      $36 million reduction in debt servicing costs due to improved timing of borrowing;

•      $50 million in prior year liability adjustments;

•      $23 million in net reductions across government service delivery agencies, primarily in the transportation sector; and

•      $8 million in other savings.

These reductions were partially offset by:

•      $30 million increase in refundable tax credits; and

•      $15 million higher statutory spending, mainly in relation to the Innovative Clean Energy Fund.

In addition to the changes above, the remaining Core Review saving target has been allocated to the Ministry of Health ($25 million) and Ministry of Advanced Education ($1 million) to reflect savings anticipated by the end of the fiscal year.

Table 4.2 provides a detailed breakdown of changes in the operating results by quarter from Budget 2014.

Contingencies

Budget 2014 included a Contingencies vote allocation of $300 million in 2014/15 to help manage unexpected costs and pressures as well as fund priority initiatives. This allocation is unchanged in the third Quarterly Report forecast.

Budget and Fiscal Plan — 2015/16 to 2017/18

2014/15 Updated Financial Forecast (Third Quarterly Report)

Government Employment (FTEs)

The projection of government employment for 2014/15 has been increased by 180 FTEs from 26,420 to 26,600 since the second Quarterly Report based on government’s commitment to filling positions which are critical to front line service delivery.

Provincial Capital Spending

Capital spending is projected to total $6.2 billion in 2014/15 — $422 million lower than the forecast in the second Quarterly Report (see Table 4.3).

The reduction mainly relates to construction schedule adjustments on taxpayer-supported projects (primarily in the areas of education and transportation projects) and lower forecast spending on self-funded health and post-secondary institution projects.

Self-supported capital spending is also down $47 million from the second Quarterly Report forecast mainly due to deferred spending for the Port Mann Bridge/Highway 1 and Waneta Dam expansion projects.

Table 4.3 2014/15 Capital Spending Update

	($ millions)
2014/15 capital spending — Budget 2014 (February 18, 2014)	6,620			6,620
2014/15 capital spending — first Quarterly Report (September 9, 2014)		6,849
2014/15 capital spending — second Quarterly Report (November 26, 2014)			6,663

	Q1	Q2	Q3	Total
	Update	Update	Update	Changes
Taxpayer-supported changes:
Health project approvals since Budget 2014	94	—	—	94
Changes in internally-financed spending:
– health authorities	129	(27)	(18)	84
– post-secondary institutions	(9)	(57)	(37)	(103)
Project scheduling changes:
– health facilities	—	(7)	(11)	(18)
– school projects	(5)	—	(100)	(105)
– transportation projects	(29)	(68)	(168)	(265)
– other	(12)	(27)	(41)	(80)
Total taxpayer-supported	168	(186)	(375)	(393)

Self-supported changes:
Carry-over of prior year budgeted spending, partially offset by delayed spending:
– Port Mann Bridge/Highway 1	37	—	(25)	12
– Columbia River power projects — Waneta Dam expansion	26	—	(16)	10
Other	(2)	—	(6)	(8)
Total self-supported	61	—	(47)	14
Total changes	229	(186)	(422)	(379)
2014/15 capital spending — first Quarterly Report	6,849
2014/15 capital spending — second Quarterly Report		6,663
2014/15 capital spending — third Quarterly Report			6,241	6,241

Budget and Fiscal Plan — 2015/16 to 2017/18

2014/15 Updated Financial Forecast (Third Quarterly Report)

Provincial Debt

The provincial debt, including the $100 million forecast allowance, is projected to total $63.8 billion by the end of the fiscal year — $387 million higher than the projection in the second Quarterly Report.

Table 4.4 2014/15 Provincial Debt Update

	($ millions)
2014/15 provincial debt — Budget 2014 (February 18, 2014)	64,738
Change in 2013/14 actual results from Budget 2014 forecast [1]	(950)
Updated Budget 2014 projection [2]	63,788			63,788
2014/15 provincial debt — first Quarterly Report (September 9, 2014)		63,747
2014/15 provincial debt — second Quarterly Report (November 26, 2014)			63,443

	Q1	Q2	Q3	Total
	Update	Update	Update	Changes
Taxpayer-supported changes:
Government operating:
– cash management strategy target adjustment	307	(100)	(93)	114
– higher revenue cash receipts	(321)	(102)	(277)	(700)
– other changes	(87)	21	18	(48)
– financing requirements prior to year-end	—	—	950	950
	(101)	(181)	598	316
Capital debt:
– change in capital spending	168	(186)	(375)	(393)
– change in contributions from external parties	(25)	11	(137)	(151)
– change in internal financing	(20)	56	226	262
Total capital debt changes	123	(119)	(286)	(282)
Total taxpayer-supported	22	(300)	312	34
Self-supported changes:
– change in capital spending	61	—	(47)	14
– increase in internal financing	(124)	(4)	222	94
Total self-supported	(63)	(4)	175	108
Forecast allowance changes:
Adjustment for forecast allowance	—	—	(100)	(100)
Total changes	(41)	(304)	387	42
2014/15 provincial debt — first Quarterly Report	63,747
2014/15 provincial debt — second Quarterly Report		63,443
2014/15 provincial debt — third Quarterly Report			63,830	63,830

1 Excludes unused portion of the forecast allowance.

2 The Budget 2014 projection is based on an increase in debt for 2014/15 over a forecasted result for 2013/14. The revised projection reflects the same projected increase over the actual results for 2013/14.

Taxpayer-supported debt is projected to be $42.3 billion — $312 million higher than the projection in the second Quarterly Report. The increase reflects higher direct operating debt ($598 million increase), primarily due to anticipated financing prior to year-end in anticipation of early April requirements, partially offset by debt reductions resulting from the higher surplus and government’s cash management strategy.

The decrease in taxpayer-supported capital debt (down $286 million) is mainly due to reduced capital financing requirements — i.e. lower capital spending net of changes to contributions from external parties and internal financing of capital.

Budget and Fiscal Plan — 2015/16 to 2017/18

2014/15 Updated Financial Forecast (Third Quarterly Report)

Self-supported debt is projected to be $21.4 billion — $175 million higher than the projection in the second Quarterly Report mainly due to lower capital spending offset by increased borrowing requirements for operating cash flows.

The forecast allowance is down $100 million from the second Quarterly Report to mirror the operating statement forecast allowance.

Details on changes in provincial debt by quarter are shown in Table 4.4.

Risks to the Fiscal Forecast

There are a number of risks and pressures to the fiscal plan — in some instances reflecting risks to the BC economic outlook, which are largely due to the continued uncertainty surrounding global economic activity.

Revenues in British Columbia can be volatile, largely due to the influence of the cyclical nature of the natural resource sector in the economy. Changes in energy or commodity prices, such as natural gas and lumber, may have a significant effect on revenue and the fiscal forecast.

The spending forecast contained in the fiscal plan is based on ministry and service delivery agency plans and strategies. Changes to planning assumptions, such as utilization or demand rates for government services in the health care, education, or community social services sectors, and costs associated with natural disaster response represent the main spending risks.

The potential fiscal impact from these risks is covered by the $300 million Contingencies vote and the $100 million forecast allowance.

Supplementary Schedules

The following tables provide the financial results for the nine months ended December 31, 2014 and the 2014/15 full-year forecast.

Table 4.5 2014/15 Operating Statement

	Year-to-Date to December 31				Full Year
	2014/15			Actual	2014/15			Actual
($ millions)	Budget	Actual	Variance	2013/14	Budget	Forecast	Variance	2013/14
Revenue	32,961	33,749	788	32,363	44,800	45,772	972	43,728
Expense	(32,176)	(32,017)	159	(31,668)	(44,416)	(44,793)	(377)	(43,375)
Surplus before forecast allowance	785	1,732	947	695	384	979	595	353
Forecast allowance	—	—	—	—	(200)	(100)	100	—
Surplus	785	1,732	947	695	184	879	695	353
Accumulated surplus beginning of the year	1,748	1,654	(94)	1,301	1,748	2,135	387	1,301
Accumulated surplus before comprehensive income	2,533	3,386	853	1,996	1,932	3,014	1,082	1,654
Accumulated other comprehensive income from self-supported Crown agencies	131	62	(69)	279	(175)	(412)	(237)	481
Accumulated surplus end of period	2,664	3,448	784	2,275	1,757	2,602	845	2,135

Budget and Fiscal Plan — 2015/16 to 2017/18

2014/15 Updated Financial Forecast (Third Quarterly Report)

Table 4.6                                           2014/15 Revenue by Source

	Year-to-Date to December 31				Full Year
	2014/15			Actual	2014/15			Actual
($ millions)	Budget	Actual	Variance	2013/14	Budget	Forecast	Variance	2013/14
Taxation
Personal income	5,553	5,900	347	4,995	7,491	8,063	572	6,862
Corporate income	1,562	1,698	136	1,570	2,348	2,636	288	2,427
Sales [1]	4,636	4,389	(247)	4,281	5,964	5,672	(292)	5,303
Fuel	722	714	(8)	718	936	927	(9)	917
Carbon	870	873	3	872	1,228	1,240	12	1,222
Tobacco	599	583	(16)	555	780	770	(10)	724
Property	1,597	1,577	(20)	1,526	2,156	2,137	(19)	2,080
Property transfer	641	847	206	737	804	1,039	235	937
Insurance premium and other	344	343	(1)	342	450	454	4	458
	16,524	16,924	400	15,596	22,157	22,938	781	20,930
Natural resources
Natural gas royalties	309	439	130	252	441	542	101	445
Forests	524	506	(18)	483	785	757	(28)	719
Other natural resource [2]	1,323	1,281	(42)	1,343	1,784	1,663	(121)	1,791
	2,156	2,226	70	2,078	3,010	2,962	(48)	2,955
Other revenue
Medical Services Plan premiums	1,694	1,691	(3)	1,606	2,271	2,277	6	2,158
Other fees [3]	2,189	2,236	47	2,209	3,065	3,131	66	3,052
Investment earnings	910	862	(48)	988	1,091	1,127	36	1,113
Miscellaneous [4]	1,878	1,858	(20)	2,055	2,758	2,595	(163)	2,884
Release of surplus assets	146	48	(98)	145	200	121	(79)	433
	6,817	6,695	(122)	7,003	9,385	9,251	(134)	9,640
Contributions from the federal government
Health and social transfers	4,380	4,366	(14)	4,385	5,840	5,812	(28)	5,869
Other federal contributions [5]	1,025	966	(59)	1,042	1,523	1,567	44	1,633
	5,405	5,332	(73)	5,427	7,363	7,379	16	7,502
Commercial Crown corporation net income
BC Hydro	302	368	66	373	582	588	6	549
Liquor Distribution Branch	695	725	30	695	862	871	9	877
BC Lotteries (net of payments to the federal government)	898	929	31	894	1,183	1,198	15	1,165
ICBC [6]	149	533	384	296	252	600	348	136
Transportation Investment Corporation (Port Mann)	(57)	(59)	(2)	(49)	(79)	(89)	(10)	(88)
Other [7]	72	76	4	50	85	74	(11)	62
	2,059	2,572	513	2,259	2,885	3,242	357	2,701
Total revenue	32,961	33,749	788	32,363	44,800	45,772	972	43,728

1 Includes provincial sales tax and harmonised sales tax/social services tax/hotel room tax related to prior years.

2 Columbia River Treaty, other energy and minerals, water rental and other resources.

3 Post-secondary, healthcare-related, motor vehicle, and other fees.

4 Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

5 Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

6 The 2014/15 forecast amount represents ICBC’s projected earnings during government’s fiscal year. On ICBC’s fiscal year basis (December), the forecast for 2014 is $373 million.

7 Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post secondary institutions self-supported subsidiaries. Also includes gain on the sale of LDB’s liquor distribution warehouse (budget $34 million, actual $37 million).

Budget and Fiscal Plan — 2015/16 to 2017/18

2014/15 Updated Financial Forecast (Third Quarterly Report)

Table 4.7  2014/15 Expense by Ministry, Program and Agency 1

	Year-to-Date to December 31				Full Year
	2014/15			Actual	2014/15			Actual
($ millions)	Budget	Actual	Variance	2013/14 [2]	Budget	Forecast	Variance	2013/14 [2]
Office of the Premier	7	7	—	7	9	9	—	9
Aboriginal Relations and Reconciliation	56	65	9	53	82	84	2	105
Advanced Education	1,445	1,443	(2)	1,458	1,973	1,972	(1)	1,950
Agriculture	70	65	(5)	64	80	80	—	76
Children and Family Development	993	991	(2)	974	1,356	1,356	—	1,343
Community, Sport and Cultural Development	191	189	(2)	131	221	221	—	181
Education	4,018	3,894	(124)	3,963	5,387	5,397	10	5,412
Energy and Mines	16	21	5	23	21	30	9	39
Environment	98	95	(3)	90	134	134	—	131
Finance	144	96	(48)	75	202	268	66	242
Forests, Lands and Natural Resource Operations	455	637	182	462	593	835	242	621
Health	12,653	12,462	(191)	12,177	16,936	16,911	(25)	16,387
International Trade	25	38	13	33	34	34	—	48
Jobs, Tourism and Skills Training	142	142	—	163	199	199	—	207
Justice	872	840	(32)	838	1,155	1,170	15	1,170
Natural Gas Development	301	299	(2)	282	401	401	—	371
Social Development and Social Innovation	1,889	1,898	9	1,851	2,530	2,530	—	2,509
Technology, Innovation and Citizens’ Services	360	351	(9)	345	490	490	—	525
Transportation and Infrastructure	595	594	(1)	594	812	812	—	806
Total ministries and Office of the Premier	24,330	24,127	(203)	23,583	32,615	32,933	318	32,132
Management of public funds and debt	981	924	(57)	937	1,286	1,221	(65)	1,237
Contingencies	—	—	—	12	300	300	—	60
Funding for capital expenditures	578	509	(69)	426	1,048	897	(151)	740
Refundable tax credit transfers	581	619	38	620	778	848	70	730
Legislative and other appropriations	95	87	(8)	118	130	133	3	153
Subtotal	26,565	26,266	(299)	25,696	36,157	36,332	175	35,052
Elimination of transactions between appropriations [3]	(10)	(28)	(18)	—	(17)	(17)	—	(2)
Prior year liability adjustments	—	(17)	(17)	(7)	—	(65)	(65)	(159)
Consolidated revenue fund expense	26,555	26,221	(334)	25,689	36,140	36,250	110	34,891
Expenses recovered from external entities	1,806	1,854	48	2,199	2,599	2,618	19	2,760
Funding provided to service delivery agencies	(16,225)	(15,847)	378	(15,854)	(22,016)	(21,746)	270	(21,503)
Total direct program spending	12,136	12,228	92	12,034	16,723	17,122	399	16,148
Service delivery agency expense
School districts	4,062	3,687	(375)	4,058	5,667	5,407	(260)	5,661
Universities	2,952	2,976	24	2,900	4,152	4,177	25	4,079
Colleges and institutes	809	821	12	818	1,125	1,138	13	1,137
Health authorities and hospital societies	9,661	9,670	9	9,435	13,108	13,242	134	12,802
Other service delivery agencies	2,556	2,635	79	2,423	3,743	3,707	(36)	3,548
Total service delivery agency expense	20,040	19,789	(251)	19,634	27,795	27,671	(124)	27,227
Subtotal expense	32,176	32,017	(159)	31,668	44,518	44,793	275	43,375
Expenditure management	—	—	—	—	(76)	—	76	—
Core Review	—	—	—	—	(26)	—	26	—
Total expense	32,176	32,017	(159)	31,668	44,416	44,793	377	43,375

1 Reflects government’s organization that was in effect at December 31, 2014.

2 Restated to reflect government’s current accounting policies.

3 Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

Budget and Fiscal Plan — 2015/16 to 2017/18

2014/15 Updated Financial Forecast (Third Quarterly Report)

Table 4.8                                           2014/15 Expense By Function

	Year-to-Date to December 31				Full Year
	2014/15			Actual	2014/15			Actual
($ millions)	Budget	Actual	Variance	2013/14 [1]	Budget	Forecast	Variance	2013/14 [1]
Health:
Medical Services Plan	3,033	3,013	(20)	3,007	4,220	4,177	(43)	4,114
Pharmacare	904	887	(17)	901	1,120	1,121	1	1,130
Regional services	9,299	9,158	(141)	8,862	12,483	12,394	(89)	11,960
Other healthcare expenses [2]	553	520	(33)	510	860	852	(8)	658
	13,789	13,578	(211)	13,280	18,683	18,544	(139)	17,862
Education:
Elementary and secondary	4,224	4,149	(75)	4,294	6,125	6,113	(12)	6,133
Post-secondary	3,734	3,729	(5)	3,714	5,317	5,384	67	5,284
Other education expenses [3]	345	291	(54)	244	457	464	7	410
	8,303	8,169	(134)	8,252	11,899	11,961	62	11,827
Social services:
Social assistance [2,3]	1,193	1,196	3	1,187	1,576	1,575	(1)	1,572
Child welfare [2]	794	814	20	807	1,015	1,013	(2)	1,097
Low income tax credit transfers	185	183	(2)	202	247	234	(13)	279
Community living and other services	687	649	(38)	603	865	888	23	857
	2,859	2,842	(17)	2,799	3,703	3,710	7	3,805
Protection of persons and property	1,045	1,034	(11)	1,065	1,393	1,419	26	1,520
Transportation	1,137	1,152	15	1,117	1,629	1,601	(28)	1,554
Natural resources and economic development	1,526	1,475	(51)	1,316	1,757	2,029	272	1,755
Other	817	912	95	821	1,294	1,309	15	1,184
Contingencies	—	—	—	12	300	300	—	—
General government	818	982	164	946	1,180	1,408	228	1,386
Debt servicing	1,882	1,873	(9)	2,060	2,578	2,512	(66)	2,482

Total expense	32,176	32,017	(159)	31,668	44,416	44,793	377	43,375

1 Restated to reflect government’s current organization and accounting policies.

2 Payments for healthcare services by the Ministry of Social Development and Social Innovation and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.

3 Payments for training costs by the Ministry of Social Development and Social Innovation made on behalf of its clients are reported in the Education function.

Budget and Fiscal Plan — 2015/16 to 2017/18

2014/15 Updated Financial Forecast (Third Quarterly Report)

Table 4.9                                           2014/15 Capital Spending

	Year-to-Date to December 31				Full Year
	2014/15			Actual	2014/15			Actual
($ millions)	Budget	Actual	Variance	2013/14	Budget	Forecast	Variance	2013/14
Taxpayer-supported
Education
School districts	383	318	(65)	333	511	405	(106)	466
Post-secondary institutions	662	382	(280)	289	883	781	(102)	507
Health	635	471	(164)	328	847	1,004	157	690
BC Transportation Financing Authority	783	673	(110)	881	1,044	828	(216)	1,017
BC Transit	102	47	(55)	45	136	88	(48)	80
Government operating (ministries)	287	198	(89)	188	432	392	(40)	298
Other [1]	124	87	(37)	50	177	139	(38)	93
Total taxpayer-supported	2,976	2,176	(800)	2,114	4,030	3,637	(393)	3,151

Self-supported
BC Hydro	1,753	1,589	(164)	1,510	2,262	2,268	6	2,036
Columbia River power projects [2]	20	26	6	38	26	36	10	52
Transportation Investment Corporation (Port Mann)	63	66	3	187	83	95	12	202
BC Rail	6	3	(3)	3	8	4	(4)	8
ICBC	90	66	(24)	66	91	81	(10)	82
BC Lottery Corporation	69	47	(22)	58	90	90	—	100
Liquor Distribution Branch	22	13	(9)	6	30	30	—	13
Other [3]	—	—	—	—	—	—	—	26

Total self-supported	2,023	1,810	(213)	1,868	2,590	2,604	14	2,519

Total capital spending	4,999	3,986	(1,013)	3,982	6,620	6,241	(379)	5,670

1 Includes BC Housing Management Commission, Provincial Rental Housing Corporation and other service delivery agencies.

2 Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

3 Includes post-secondary institutions self-supported subsidiaries.

Budget and Fiscal Plan — 2015/16 to 2017/18

2014/15 Updated Financial Forecast (Third Quarterly Report)

Table 4.10 2014/15 Provincial Debt 1

	Year-to-Date to December 31				Full Year
	2014/15			Actual	2014/15			Actual
($ millions)	Budget	Actual	Variance	2013/14	Budget	Forecast	Variance	2013/14
Taxpayer-supported debt
Provincial government operating	9,628	8,055	(1,573)	10,214	9,828	9,441	(387)	10,223
Other taxpayer-supported debt (mainly capital)
Education [2]
School districts	7,643	7,497	(146)	7,157	7,756	7,612	(144)	7,245
Post-secondary institutions	4,476	4,445	(31)	4,354	4,509	4,523	14	4,386
	12,119	11,942	(177)	11,511	12,265	12,135	(130)	11,631
Health [2,3]	6,396	6,312	(84)	5,872	6,516	6,545	29	6,038
Highways and public transit
BC Transportation Financing Authority	8,491	8,393	(98)	7,878	8,711	8,512	(199)	7,912
Public transit	1,000	1,000	—	1,000	1,000	1,000	—	1,000
SkyTrain extension	1,174	1,174	—	1,174	1,174	1,174	—	1,174
BC Transit	160	126	(34)	145	163	123	(40)	143
	10,825	10,693	(132)	10,197	11,048	10,809	(239)	10,229
Other
Social housing [5]	784	774	(10)	664	796	786	(10)	719
Provincial government general capital	1,671	1,564	(107)	1,235	1,766	1,743	(23)	1,371
BC Pavilion Corporation	382	381	(1)	382	380	380	—	383
BC Immigrant Investment Fund	444	433	(11)	429	441	433	(8)	440
Other [6]	33	30	(3)	36	35	30	(5)	34
	3,314	3,182	(132)	2,746	3,418	3,372	(46)	2,947
Total other taxpayer-supported	32,654	32,129	(525)	30,326	33,247	32,861	(386)	30,845
Total taxpayer-supported debt	42,282	40,184	(2,098)	40,540	43,075	42,302	(773)	41,068
Self-supported debt
Commercial Crown corporations
BC Hydro	16,439	16,599	160	15,681	16,856	16,940	84	15,559
Columbia Power Corporation	300	300	—	—	300	299	(1)	—
Columbia River power projects [7]	464	464	—	470	464	464	—	470
BC Lotteries	174	156	(18)	180	182	155	(27)	155
Transportation Investment Corporation (Port Mann)	3,384	3,328	(56)	3,216	3,420	3,329	(91)	3,209
Post secondary institutions’ subsidiaries	208	200	(8)	208	208	198	(10)	198
Other	34	44	10	34	33	43	10	34
	21,003	21,091	88	19,789	21,463	21,428	(35)	19,625
Warehouse borrowing program	—	—	—	—	—	—	—	—
Total self-supported debt	21,003	21,091	88	19,789	21,463	21,428	(35)	19,625
Forecast allowance	—	—	—	—	200	100	(100)	—

Total provincial debt	63,285	61,275	(2,010)	60,329	64,738	63,830	(908)	60,693

1 Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

2 Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), and debt directly incurred by these entities.

3 Health facilities’ debt includes public-private partnership obligations of $1,144 million for the nine months ended December 31, 2013, $1,233 million for the nine months ended December 31, 2014, $1,158 million for fiscal 2013/14 and $1,271 million for fiscal 2014/15.

4 BC Transportation Financing Authority debt includes public-private partnership obligations of $1,005 million for the nine months ended December 31, 2013, $1,104 million for the nine months ended December 31, 2014, $1,041 million for fiscal 2013/14 and $1,132 million for fiscal 2014/15.

5 Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation. Social housing debt includes public-private partnership obligations of $29 million for the nine months ended December 31, 2013, $61 million for the nine months ended December 31, 2014, $45 million for fiscal 2013/14 and $80 million for fiscal 2014/15.

6 Includes service delivery agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs and loan guarantee provisions.

7 Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

Budget and Fiscal Plan — 2015/16 to 2017/18

2014/15 Updated Financial Forecast (Third Quarterly Report)

Table 4.11  2014/15 Statement of Financial Position

	Actual	Year-to-Date	Forecast
	March 31,	December 31,	March 31,
($ millions)	2014	2014	2015
Financial assets
Cash and temporary investments	2,802	2,536	2,793
Other financial assets	9,336	8,621	9,372
Sinking funds	835	912	911
Investments in commercial Crown corporations:
Retained earnings	7,839	8,079	8,195
Recoverable capital loans	18,921	20,382	20,723
	26,760	28,461	28,918
	39,733	40,530	41,994
Liabilities
Accounts payable and accrued liabilities	8,024	7,149	7,938
Deferred revenue	9,684	9,998	9,824
Debt:
Taxpayer-supported debt	41,068	40,184	42,302
Self-supported debt	19,625	21,091	21,428
Forecast allowance	—	—	100
Total provincial debt	60,693	61,275	63,830
Add: debt offset by sinking funds	835	912	911
Less : guarantees and non-guaranteed debt	(726)	(728)	(725)
Financial statement debt	60,802	61,459	64,016
	78,510	78,606	81,778
Net liabilities	(38,777)	(38,076)	(39,784)
Capital and other non-financial assets
Tangible capital assets	37,778	38,463	39,308
Other non-financial assets	3,134	3,061	3,078
	40,912	41,524	42,386
Accumulated surplus	2,135	3,448	2,602

Changes in Financial Position

	Year-to-Date	Forecast
	December 31,	March 31,
($ millions)	2014	2015

(Surplus) deficit for the period	(1,732)	(879)
Comprehensive income (increase) decrease	419	412
(Increase) decrease in accumulated surplus	(1,313)	(467)
Capital and other non-financial asset changes:
Increase in taxpayer-supported capital investments	2,176	3,637
Less: amortization and other accounting changes	(1,491)	(2,107)
Change in net capital assets	685	1,530
Increase (decrease) in other non-financial assets	(73)	(56)
	612	1,474
Increase (decrease) in net liabilities	(701)	1,007
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	(266)	(9)
Increase in total investment in commercial Crown corporations:
Increase (decrease) in retained earnings	240	356
Self-supported capital investments	1,810	2,604
Less: loan repayments and other accounting changes	(349)	(802)
	1,701	2,158
Other working capital changes	(77)	58
	1,358	2,207
Increase (decrease) in financial statement debt	657	3,214
(Increase) decrease in sinking fund debt	(77)	(76)
Increase (decrease) in guarantees and non-guaranteed debt	2	(1)
Increase (decrease) in total provincial debt	582	3,137

Budget and Fiscal Plan — 2015/16 to 2017/18

APPENDIX

A1	Tax Expenditures	100
A1.1	Personal Income Tax — Tax Expenditures	102
A1.2	Corporate Income Tax — Tax Expenditures	103
A1.3	Property Taxes — Tax Expenditures	103
A1.4	Consumption Taxes — Tax Expenditures	104
A2	Interprovincial Comparisons of Tax Rates — 2015	105
A3	Comparison of Provincial and Federal Taxes by Province — 2015	106
A4	Interprovincial Comparisons of Provincial Personal Income Taxes Payable — 2015	108
A5	Material Assumptions — Revenue	109
A6	Natural Gas Price Forecasts: 2015/16 to 2017/18	114
A7	Material Assumptions — Expense	115
A8	Operating Statement — 2008/09 to 2017/18	117
A9	Revenue by Source — 2008/09 to 2017/18	118
A10	Revenue by Source Supplementary Information — 2008/09 to 2017/18	119
A11	Expense by Function — 2008/09 to 2017/18	120
A12	Expense by Function Supplementary Information — 2008/09 to 2017/18	121
A13	Full-Time Equivalents (FTEs) 2008/09 to 2017/18	122
A14	Capital Spending — 2008/09 to 2017/18	123
A15	Statement of Financial Position — 2008/09 to 2017/18	124
A16	Changes in Financial Position — 2008/09 to 2017/18	125
A17	Provincial Debt — 2008/09 to 2017/18	126
A18	Provincial Debt Supplementary Information — 2008/09 to 2017/18	127
A19	Key Provincial Debt Indicators — 2008/09 to 2017/18	128

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

A1: Tax Expenditures

Introduction

A tax expenditure is the reduction in revenues from delivering government programs or benefits through the tax system. Tax expenditures are usually made by offering special tax rates, exemptions, or tax credits. Governments introduce tax expenditures primarily to achieve social policy objectives such as transfers to lower-income families or to promote economic development and job creation.

Reporting tax expenditures improves government accountability by providing a more complete picture of government activities. The tax expenditure appendix does not include tax expenditures introduced or expanded in Budget 2015. These are described in Part 2: Tax Measures. Beginning with Budget 2012, refundable tax transfers are accounted for in a voted appropriation. This change does not affect the reporting of tax expenditure costs in the following tables.

The Role of Tax Expenditure Programs

Using the tax system to deliver programs can reduce administration costs and compliance costs for recipients. In certain situations, the tax system allows intended beneficiaries to be readily identified from information that is already collected. In these cases, setting up a separate expenditure program would result in costly overlap and duplication of effort. An example is the BC low income climate action tax credit, which is delivered through the income tax system. If this were a direct provincial expenditure program, a provincial agency or office would have to be established to duplicate much of the work already done by the Canada Revenue Agency. In addition, it would require individuals to undertake a separate, time-consuming application process to qualify for the benefit.

There are, however, several potential drawbacks to tax expenditure programs. First, their overall cost often receives less public scrutiny than is the case for spending programs because annual budget appropriations by the legislature are not typically required. Second, tax expenditure programs do not always effectively target those who are intended to benefit from them. Some tax expenditure programs that are intended to provide tax relief for low-income earners may, in reality, confer the greatest benefit on high-income earners who pay the most taxes. Finally, costs are often more difficult to control under a tax expenditure program because the benefits tend to be more open-ended and enforcement is often more difficult than for spending programs.

Tax Expenditure Reporting

Not all tax reductions, credits and exemptions are classed as tax expenditures.

The emphasis is on tax reductions, exemptions and refunds that are close equivalents to spending programs. By implication, the list does not include tax measures designed to meet broad tax policy objectives such as improving fairness in the tax system, or measures designed to simplify the administration of the tax. The list also does not include anything that is not intended to be part of a tax base.

Tax expenditures that cost less than $2 million are generally not included. Where practical, smaller items have been presented together as an aggregate figure.

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

British Columbia Tax Expenditures

The following tables report tax expenditure estimates.

The cost of individual tax expenditures cannot be added together to reach a total tax expenditure figure for two reasons:

•        in some cases the programs interact with one another so that eliminating one program could increase or decrease the cost of another; and

•        eliminating certain tax expenditure programs could change the choices taxpayers make, which in turn would affect the cost estimates.

The estimates for each tax expenditure are based on a static analysis of the costs and do not take into account any behavioural changes, which could change the costs over time. In addition, estimates are generally recalculated each year using current data sources and using refinements to the methods of estimation that can result in significant changes to the value of a given tax expenditure from prior years’ reports.

In Table A1.1, Personal Income Tax — Tax Expenditures, the list of tax expenditures delivered through the income tax system has been separated into two sub-categories.

•        Provincial Measures: This includes all major tax expenditures that are under provincial policy control.

•        Federal Measures: British Columbia shares the cost of some federal income tax expenditure programs because, under the tax collection agreement between British Columbia and the federal government, the province has agreed to maintain a consistent income tax base with the federal government in the interest of reducing administration and compliance costs.

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A1.1   Personal Income Tax — Tax Expenditures

			2014/15
			Estimated Cost
			($ millions)
	Personal Income Tax
	Provincial Measures
	BC low income climate action tax credit		193
	Sales tax credit		41
	Training tax credit		9
	Venture capital tax credit		23
	Employee venture capital tax credit		1
	BC mining flow-through share tax credit		10
	Political contributions tax credit		4
	BC seniors’ home renovation tax credit		2
	Provincial non-refundable credits: [1]
	• Charitable donations tax credit		187
	• Tax credits for tuition and education		4
	• Tax credits for persons with disability and medical expenses		72
	• Pension income tax credit		24
	• Credit for persons older than 65 years		65
	• Married and equivalent-to-married credits		98
	• Tax credit for Canada Pension Plan contributions		154
	• Tax credit for Employment Insurance premiums paid		52
	• Children’s fitness and arts tax credits		8
	Federal Measures [2]
	• Pension income splitting.		60
	• Child care expense deduction		45
	• Exemption from capital gains up to $750,000 for small businesses and family farms		69
	• Deduction for residents of northern and isolated areas		9
	• Non-taxation of business-paid health and dental benefits		97
	• Tax-Free Savings Accounts		23
	• Registered Retirement Savings Plans: [3]
• exemption for	– contributions	377
	– investment earnings	481
• taxation of	– withdrawals	(252)
	Total		616
	• Registered Pension Plans: [3]
• exemption for	– contributions	648
	– investment earnings	644
• taxation of	– withdrawals	(392)
	Total		900

1   Provincial non-refundable credits are generally based on estimates of credit claims by British Columbia residents.

2   These measures are federal measures but the estimates show only the provincial revenue loss. Each measure is calculated from the 2013 federal costs as reported in Government of Canada: Tax Expenditures and Evaluations, 2013, by applying British Columbia residents’ share of the measure and the relevant tax rates, and increasing by projected household income growth. Certain tax expenditure items have been excluded where no data were available or the amounts were immaterial.

3   Registered retirement savings plans and registered pension plans are treated in the same way as in the federal tax expenditure report. The tax expenditure associated with these plans is presented as the amount of tax that would otherwise be paid in the year of deferral, were the deferral not available. However, this type of estimate overstates the true costs of these preferences because taxes are eventually paid, including tax on investment earnings. An estimate that does not overstate these costs would, however, be difficult to develop and would require some largely speculative assumptions.

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A1.2   Corporate Income Tax — Tax Expenditures

		2014/15
		Estimated Cost
		($ millions)
Corporate Income Tax *
Charitable donations deduction [1]		44
Training tax credit		6
Film and television tax credits
• Film and video tax credit [2]	78
• Production services tax credit [3]	265
Total		343
International business activities tax refund [4]		20
Scientific research and experimental development tax credit		140
Mining exploration tax credit		104
Interactive digital media tax credit		37

*  Includes prior year adjustments for refundable tax credits.

1     The deduction offered for corporate charitable donations is a federal measure, but the estimate shows only the provincial revenue loss. This is calculated from the 2013 federal cost as reported in Government of Canada: Tax Expenditures and Evaluations, 2013 by applying British Columbia’s share of corporate taxable income and the relevant tax rates to the federal estimate and increasing it by corporate income tax revenue growth.

2     Includes prior year adjustment of -$2 million.

3     Includes prior year adjustment of +$30 million.

4     Includes employee income tax refunds.

Table A1.3  Property Taxes — Tax Expenditures

2014/15
Estimated Cost
($ millions)
School and Rural Area Property Tax
Assessment exemption of $10,000 for industrial and business properties [1]	8
Overnight tourist accommodation assessment relief [1]	4
Home owner grant [2]	814

Property Transfer Tax
Exemption for first-time home buyers	80
Exemptions for the following:
• Property transfers between related individuals	85
• Property transfers to municipalities, regional districts, hospital districts, library boards, school boards, water districts and educational institutions	8
• Property transfers to charities registered under the Income Tax Act (Canada)	5

1   Estimates are for the 2014 calendar year and include only school and rural area property taxes levied by the Province.

2   The home owner grant includes the northern and rural home owner benefit. The cost shown is for the 2014/15 fiscal year.

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A1.4  Consumption Taxes — Tax Expenditures

2014/15
Estimated Cost
($ millions)
Fuel Tax [1]
Tax exemption for alternative fuels	15
Tax exemption for international flights (jet fuel)	20
Tax exemption for farmers	9
Provincial Sales Tax [1]
Exemptions for the following items:
• Food (basic groceries, snack foods, candies, soft drinks and restaurant meals)	1,085
• Residential fuels (electricity, natural gas, fuel oil, etc.)	235
• Prescription and non-prescription drugs, vitamins and certain other health care products	195
• Children’s clothing and footwear	42
• Clothing patterns, fabrics and notions	8
• Specified school supplies	24
• Books, magazines and newspapers	38
• Basic telephone and cable service	75
• “1-800” and equivalent telephone services	10
• Specified safety equipment	15
• Labour to repair major household appliances, clothing and footwear	8
• Livestock for human consumption and feed, seed and fertilizer	53
• Specified energy conservation equipment	13
• Bicycles	11

1  Estimates are based on Statistics Canada data and/or administrative data.

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A2 Interprovincial Comparisons of Tax Rates — 2015

(Rates known and in effect of February 1, 2015)

									Prince	Newfound-
	British		Saskat-				New	Nova	Edward	land and
Tax	Columbia	Alberta	chewan	Manitoba	Ontario	Quebec	Brunswick	Scotia	Island	Labrador
Corporation income tax (per cent of taxable income)
General rate	11	10	12	12	11.5	11.9	12	16	16	14
Manufacturing rate [1]	11	10	10	12	10	11.9	12	16	16	5
Small business rate	2.5	3	2	0	4.5	8	4	3	4.5	3
Small business threshold ($000s)	500	500	500	425	500	500	500	350	500	500
Corporation capital tax
Non-financial	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Financial	Nil	Nil	.7/3.25	5	Nil	Nil	4	4	5	4
Health care premiums/month [2]
Individual/family	72/144	Nil	Nil	Nil	Nil	up to	Nil	Nil	Nil	Nil
						83/167
Payroll tax (per cent) [3]	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2.0
Insurance premium tax (per cent) [4]	2-4.4	2-3	3-4	2-3	2-3.5	2.3-3.3	2-3	3-4	3.5	4
Fuel tax (cents per litre) [5]
Gasoline	21.17	9.0	15.0	14.0	21.1	27.9	20.0	23.5	20.4	23.5
Diesel	22.67	9.0	15.0	14.0	22.2	30.7	27.3	24.7	28.6	24.8
Sales tax (per cent) [6]
General rate	7	Nil	5	8	8	9.975	8	10	9	8
Tobacco tax (dollars per carton of 200 cigarettes) [7]	47.80	40.00	55.00	66.64	34.19	29.80	45.04	56.75	53.55	54.76

1  In British Columbia (and some other provinces) the general rate applies to income from manufacturing and processing. In Quebec, the rate for manufacturing corporations eligible for the small business rate is 6%; the rate for other manufacturing corporations is 11.9%.

2   British Columbia has a two-person rate of $130.50; rates will increase effective January 1, 2016 to $75.00 per month for single persons, $136.00 for two-person families, and $150.00 for families of three or more persons. British Columbia provides premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families. Quebec levies a health contribution that varies with income and is capped at a maximum of $1,000 annually per adult for high income earners. Ontario levies a health premium as part of its provincial personal income tax system.

3   Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec also levies a compensation tax of up to 4.48 per cent on salaries and wages paid by financial institutions.

4   The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland and Labrador, specific sales taxes also apply to insurance premiums, except those related to individual life and health.

5   Tax rate is for regular fuel used on highways and includes all provincial taxes payable by consumers at the pump. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 6.67 cents per litre for gasoline and 7.67 cents per litre for diesel. The British Columbia rates do not include regional taxes that effectively increase the gasoline and diesel tax rates by 11 cents per litre in the South Coast British Columbia transportation service region and by 3.5 cents per litre in the Capital Regional District. The tax rates for Ontario, Quebec, New Brunswick, Nova Scotia, Newfoundland and Labrador, and Prince Edward Island include provincial sales tax based on average pump prices as of January 2014. Quebec’s tax rates do not include increased or reduced regional tax rates, such as an additional tax of 3 cents per litre on gasoline for the Montreal area.

6   The rates shown are statutory rates. Ontario, Quebec, Nova Scotia, New Brunswick, Newfoundland and Labrador, and Prince Edward Island have harmonized their sales taxes with the federal GST. Alberta imposes a four per cent tax on short-term rental accomodation.

7   Includes estimated provincial sales tax in all provinces except Alberta, British Columbia and Quebec.

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A3 Comparison of Provincial and Federal Taxes by Province — 2015

										New-
									Prince	foundland
			Saskat-				New	Nova	Edward	and
Tax	British Columbia	Alberta	chewan	Manitoba	Ontario	Quebec	Brunswick	Scotia	Island	Labrador
	($)
Two Income Family of Four - $90,000
1. Provincial Income Tax	3,288	4,332	4,070	6,731	3,896	7,683	6,175	6,911	6,909	5,536
Net Child Benefits	-495	140	0	—	0	-2,163	0	0	—	0
2. Property Tax - Gross	3,917	3,215	4,673	3,676	5,203	5,272	5,147	4,281	3,620	3,028
- Net	3,347	3,215	4,673	2,976	5,203	5,272	5,147	4,281	3,620	3,028
3. Sales Tax	1,458	0	1,161	1,740	2,064	2,604	2,077	2,513	2,038	2,027
4. Fuel Tax	218	135	225	210	317	419	300	353	306	353
5. Net Carbon Tax	236	—	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	8,051	7,822	10,129	11,657	11,480	13,814	13,699	14,057	12,872	10,943
7. Health Care Premiums/Payroll Tax	1,728	—	—	1,935	1,755	4,134	—	—	—	1,800
8. Total Provincial Tax	9,779	7,822	10,129	13,592	13,235	17,948	13,699	14,057	12,872	12,743
9. Federal Income Tax	8,325	8,325	8,325	8,325	8,325	8,296	8,325	8,325	8,325	8,325
10. Net Federal GST	1,374	1,456	1,413	1,257	1,324	1,242	1,308	1,266	1,302	1,277
11. Total Tax	19,478	17,603	19,867	23,174	22,884	27,485	23,332	23,648	22,500	22,345
Two Income Family of Four - $60,000
1. Provincial Income Tax	1,434	1,836	1,097	3,584	1,226	3,617	3,439	3,531	3,788	2,950
Net Child Benefits	-495	-500	0	—	0	-3,263	0	0	—	0
2. Property Tax - Gross	2,851	2,609	3,113	2,972	3,733	3,625	2,862	2,686	2,879	2,084
- Net	2,281	2,609	3,113	2,272	3,733	3,625	2,862	2,686	2,879	2,084
3. Sales Tax	1,159	0	953	1,420	1,685	2,244	1,673	2,050	1,572	1,641
4. Fuel Tax	218	135	225	210	317	419	300	353	306	353
5. Net Carbon Tax	208	—	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	4,804	4,080	5,388	7,486	6,960	6,641	8,273	8,619	8,546	7,027
7. Health Care Premiums/Payroll Tax	1,728	—	—	1,290	1,170	2,703	—	—	—	1,200
8. Total Provincial Tax	6,532	4,080	5,388	8,776	8,130	9,343	8,273	8,619	8,546	8,227
9. Federal Income Tax	4,476	4,476	4,476	4,476	4,476	4,457	4,476	4,476	4,476	4,476
10. Net Federal GST	1,092	1,197	1,160	1,026	1,085	1,075	1,054	1,033	1,057	1,033
11. Total Tax	12,101	9,754	11,024	14,279	13,691	14,876	13,803	14,129	14,079	13,737
Two Income Family of Four - $30,000
1. Provincial Income Tax	0	0	-670	251	-621	-2,804	247	430	1,090	114
Net Child Benefits	-495	-1,282	0	—	-1,945	-3,548	-52	0	—	0
2. Property Tax - Gross	2,851	2,609	3,113	2,972	3,733	3,625	2,862	2,686	2,879	2,084
- Net	2,281	2,609	3,113	2,272	3,733	3,625	2,862	2,686	2,879	2,084
3. Sales Tax	928	0	744	1,165	404	2,047	1,351	1,646	1,161	1,327
4. Fuel Tax	145	90	150	140	211	279	200	235	204	235
5. Net Carbon Tax	-126	—	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	2,734	1,417	3,338	3,828	1,780	-401	4,607	4,997	5,335	3,760
7. Health Care Premiums/Payroll Tax	307	—	—	645	585	1,278	—	—	—	600
8. Total Provincial Tax	3,041	1,417	3,338	4,473	2,365	877	4,607	4,997	5,335	4,360
9. Federal Income Tax	743	743	743	743	743	733	743	743	743	743
10. Net Federal GST	51	136	82	18	121	165	27	5	14	12
11. Total Tax	3,834	2,296	4,162	5,233	3,229	1,774	5,376	5,745	6,092	5,114
Unattached Individual - $25,000
1. Provincial Income Tax	347	390	471	702	296	-123	698	943	1,412	1,028
2. Property Tax	—	—	—	—	—	—	—	—	—	—
3. Sales Tax	467	0	386	595	513	923	727	880	587	688
4. Fuel Tax	145	90	150	140	211	279	200	235	204	235
5. Net Carbon Tax	-49	—	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	910	480	1,008	1,437	1,020	1,079	1,625	2,058	2,203	1,951
7. Health Care Premiums/Payroll Tax	154	—	—	538	488	1,165	—	—	—	500
8. Total Provincial Tax	1,064	480	1,008	1,974	1,507	2,244	1,625	2,058	2,203	2,451
9. Federal Income Tax	1,446	1,446	1,446	1,446	1,446	1,438	1,446	1,446	1,446	1,446
10. Net Federal GST	61	92	71	38	52	39	47	32	32	23
11. Total Tax	2,571	2,018	2,525	3,459	3,005	3,721	3,119	3,537	3,682	3,920

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A3   Comparison of Provincial and Federal Taxes by Province — 2015 (continued)

										New-
									Prince	foundland
			Saskat-				New	Nova	Edward	and
Tax	British Columbia	Alberta	chewan	Manitoba	Ontario	Quebec	Brunswick	Scotia	Island	Labrador
	($)
Unattached Individual - $80,000
1. Provincial Income Tax	4,000	5,208	6,605	7,749	5,145	8,960	7,605	8,400	8,084	6,624
2. Property Tax - Gross	1,951	2,582	3,378	4,390	3,617	4,811	2,327	3,529	2,653	2,139
- Net	1,381	2,582	3,378	3,690	3,617	4,811	2,327	3,529	2,653	2,139
3. Sales Tax	1,103	0	869	1,299	1,636	1,920	1,617	1,942	1,569	1,589
4. Fuel Tax	218	135	225	210	317	419	300	353	306	353
5. Net Carbon Tax	186	—	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	6,886	7,925	11,077	12,948	10,716	16,109	11,848	14,223	12,613	10,704
7. Health Care Premiums/Payroll Tax	864	—	—	1,720	1,560	3,608	—	—	—	1,600
8. Total Provincial Tax	7,750	7,925	11,077	14,668	12,276	19,717	11,848	14,223	12,613	12,304
9. Federal Income Tax	10,702	10,702	10,702	10,702	10,702	10,669	10,702	10,702	10,702	10,702
10. Net Federal GST	1,116	1,170	1,087	983	1,048	923	1,021	982	1,014	1,003
11. Total Tax	19,569	19,797	22,866	26,354	24,026	31,309	23,572	25,907	24,329	24,010
Senior Couple with Equal Pension Incomes - $30,000
1. Provincial Income Tax	0	0	(482)	(316)	(1,563)	(1,210)	0	(255)	0	0
2. Property Tax — Gross	2,851	2,609	3,113	2,972	3,733	3,625	2,862	2,686	2,879	2,084
- Net	2,006	2,609	3,113	2,272	3,733	3,625	2,862	2,686	2,879	2,084
3. Sales Tax	860	0	678	1,140	893	1,679	1,316	1,642	1,140	1,353
4. Fuel Tax	145	90	150	140	211	279	200	235	204	235
5. Net Carbon Tax	(57)	—	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	2,954	2,699	3,459	3,236	3,273	4,372	4,378	4,308	4,223	3,672
7. Health Care Premiums/Payroll Tax	0	—	—	—	—	—	—	—	—	—
8. Total Provincial Tax	2,954	2,699	3,459	3,236	3,273	4,372	4,378	4,308	4,223	3,672
9. Federal Income Tax	0	0	0	0	0	0	0	0	0	0
10. Net Federal GST	331	361	329	333	327	290	292	290	302	315
11. Total Tax	3,286	3,061	3,788	3,569	3,600	4,662	4,669	4,598	4,525	3,987

Personal Income Tax

•  Income tax is based on basic personal credits, applicable credits and typical major deductions at each income level. Quebec residents pay federal income tax less an abatement of 16.5 per cent of basic federal tax. This abatement has been used to reduce Quebec provincial tax rather than federal tax, for comparative purposes. The two income family of four with $60,000 annual income is assumed to have one spouse earning $40,000 and the other $20,000, the family with $90,000 income is assumed to have one spouse earning $50,000 and the other $40,000, the family with $30,000 is assumed to have each spouse earning $15,000 and each senior is assumed to receive $15,000. All representative families are assumed to have employment income except the senior couple.

Net Child Benefits

•  Net child benefits are provincial measures affecting payments to families with children. Provincial child benefit measures are available in British Columbia (BC Family Bonus), Alberta (Family Employment Credit), Saskatchewan (Child Benefit), Ontario (Child Benefit), Quebec (Child Assistance Payments), New Brunswick (Child Tax Benefit), Nova Scotia (Child Benefit) and Newfoundland and Labrador (Child Benefit). In addition, the Alberta government has chosen to vary the amount of the basic federal child tax benefit that its residents receive (shown as a net amount).

Property Tax

•  It is assumed that the individual at $25,000 rents accommodation; the family at $30,000 and at $60,000 and the senior couple own bungalows; the family at $90,000 owns a two-story executive style home; and the single at $80,000 owns a luxury condominium, in a major city for each province. Net local and provincial property taxes are estimated as taxes owing after credits provided through the property tax system are subtracted.

Sales, Fuel and Carbon Tax Estimates

•  Includes sales tax on meals, liquor and accommodation. Estimates are based on the Survey of Household Spending. In estimating individual and family taxable consumption, disposable income is reduced by 20 per cent to reflect housing (mortgage and property taxes or rent) costs. The senior couple is assumed to own their home and have no mortgage costs. For each province, disposable income is further reduced by estimated federal income taxes, estimated provincial income taxes and health care premiums if applicable. In addition, the single individual with $80,000 annual income and the family with $90,000 annual income are assumed to have savings equal to 5 per cent of their disposable income. For each family, disposable income is distributed among expenditures using the consumption pattern of a typical family with the relevant characteristics as estimated by the Survey of Household Spending and the relevant sales tax component is extracted. Sales tax includes provincial retail sales taxes in British Columbia, Saskatchewan and Manitoba, Quebec’s value added tax, the provincial component of the HST in Ontario, New Brunswick, Nova Scotia, Newfoundland and Labrador, and Prince Edward Island, Alberta’s Tourism Levy and the federal GST. Sales tax estimates have been reduced by sales tax credits where applicable.

•  Fuel tax is based on annual consumption: 1,000 litres of unleaded gasoline for the single at $25,000, the family at $30,000 and the senior couple; others are assumed to consume 1,500 litres.

•  Carbon tax applies in British Columbia to household consumption of gasoline, natural gas and home heating fuel. Estimated carbon tax liabilities are based on natural gas and home heating fuel consumption amounts from the Survey of Household Spending and the assumed fuel consumption noted above. Net carbon tax is estimated as carbon tax liabilities less the BC low income climate action tax credit where applicable. In previous years, the five per cent personal income tax cut in the first two tax bracket rates was shown as a reduction in carbon tax.

Health Care Premiums/Payroll Tax

•   A health care premium is levied in British Columbia and Quebec only. Approximately 50 per cent of British Columbia premiums are paid by employers on behalf of their employees with the remainder paid by individuals, either by employees or by residents who are not employed. Payroll taxes, in the four provinces that levy them (Manitoba, Ontario, Quebec, and Newfoundland and Labrador), are paid by the employer. Employer-paid payroll taxes and health care premiums are generally reflected in reduced wages.

Effective Tax Rates

•   British Columbia taxes have been calculated using rates in effect for 2015. Taxes for other provinces were calculated using rates that were announced prior to February 1, 2015, and that come into effect during 2015.

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A4  Interprovincial Comparisons of Provincial Personal Income Taxes Payable 1 — 2015

(Rates known as of February 1, 2015)

									Prince	New- foundland
Taxable income	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec[2]	New Brunswick	Nova Scotia	Edward Island	and Labrador
	Annual provincial taxes payable[3] ($)
$10,000	0	0	0	0	0	0	0	0	0	0
$20,000	52	59	349	1,016	447	311	382	858	1,088	242
$30,000	873	991	1,373	2,051	1,222	1,680	1,584	1,752	2,001	1,491
$40,000	1,448	1,923	2,398	3,233	1,843	3,222	2,693	3,187	3,234	2,448
$50,000	2,184	2,855	3,544	4,435	2,836	4,904	4,110	4,623	4,548	3,646
$60,000	2,945	3,838	4,824	5,691	3,742	6,545	5,575	6,116	5,911	4,882
$70,000	3,715	4,838	6,124	7,105	4,657	8,182	7,057	7,783	7,466	6,132
$80,000	4,604	5,838	7,424	8,845	5,833	9,819	8,540	9,450	9,136	7,462
$100,000	6,938	7,838	10,024	12,325	9,011	13,624	11,844	12,842	12,476	10,122
$125,000	10,478	10,338	13,274	16,675	13,364	18,933	15,974	17,217	17,066	13,447
$150,000	14,153	12,838	17,008	21,025	17,716	24,242	20,368	21,592	21,659	16,772

	Provincial personal income taxes as a per cent of taxable income (%)
$10,000	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
$20,000	0.3	0.3	1.7	5.1	2.2	1.6	1.9	4.3	5.4	1.2
$30,000	2.9	3.3	4.6	6.8	4.1	5.6	5.3	5.8	6.7	5.0
$40,000	3.6	4.8	6.0	8.1	4.6	8.1	6.7	8.0	8.1	6.1
$50,000	4.4	5.7	7.1	8.9	5.7	9.8	8.2	9.2	9.1	7.3
$60,000	4.9	6.4	8.0	9.5	6.2	10.9	9.3	10.2	9.9	8.1
$70,000	5.3	6.9	8.7	10.2	6.7	11.7	10.1	11.1	10.7	8.8
$80,000	5.8	7.3	9.3	11.1	7.3	12.3	10.7	11.8	11.4	9.3
$100,000	6.9	7.8	10.0	12.3	9.0	13.6	11.8	12.8	12.5	10.1
$125,000	8.4	8.3	10.6	13.3	10.7	15.1	12.8	13.8	13.7	10.8
$150,000	9.4	8.6	11.3	14.0	11.8	16.2	13.6	14.4	14.4	11.2

1  Calculated for a single individual with wage income and claiming credits for Canada Pension Plan and Quebec Pension Plan contributions, Employment Insurance premiums, Quebec Parental Insurance Plan premiums, and the basic personal amount.

2   Quebec residents pay federal tax less an abatement of 16.5 per cent of federal tax. In the table, the Quebec abatement has been used to reduce Quebec provincial personal income tax for comparative purposes.

3   Includes provincial low income reductions, surtaxes payable in Ontario and Prince Edward Island, and the Ontario Health Premium tax. Excludes sales and property tax credits.

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A5   Material Assumptions — Revenue

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2014/15	2015/16	2016/17	2017/18	2015/16 Sensitivities
Personal income tax	$8,063	$7,948	$8,104	$8,455
Current calendar year assumptions
Household income growth	3.0%	3.5%	3.8%	4.0%	+/- 1% point change in 2015 BC household income growth equals +/- $70 to $100 million
Compensation of employees growth	3.4%	3.7%	4.0%	4.1%
Tax base growth	1.6%	3.4%	3.4%	3.6%
Average tax yield	5.25%	5.29%	5.17%	5.21%
Current-year tax	$7,399	$7,713	$7,794	$8,133
Prior year’s tax assessments	$317	$327	$337	$347
Unapplied taxes	$90	$90	$90	$90
BC Tax Reduction	$-133	$-140	$-143	$-146
Non-refundable BC tax credits	$-66	$-66	$-61	$-61
Policy neutral elasticity *	0.9	1.1	1.1	1.1	+/- 0.5 change in 2015 BC policy neutral elasticity equals +/- $120 to $130 million
Fiscal year assumptions
Prior-year adjustment	$372

2013 Tax-year	2013 Assumptions
Household income growth		4.6%

+/- 1% point change in 2014 BC household or taxable income growth equals +/- $90 to $100 million one-time effect (prior-year adjustment) and could result in an additional +/-$70 to $80 million base change in 2015/16

Tax base growth		6.1%
Average 2013 tax yield		5.05%
2013 tax		$6,989
2012 & prior year’s tax assessments		$307
Unapplied taxes		$90
BC Tax Reduction		$-131
Non-refundable BC tax credits		$-62
Policy neutral elasticity *		1.9

* Ratio of annual per cent change in current-year revenue to annual per cent change in personal income (calendar year).

Corporate income tax	$2,636	$2,630	$2,789	$2,908
Components of revenue (fiscal year)
Instalments - subject to general rate	$2,378	$2,436	$2,572	$2,658
Instalments - subject to small business rate	$287	$285	$299	$308
Non-refundable BC tax credits	$-103	$-105	$-111	$-117
Advance instalments	$2,562	$2,616	$2,760	$2,849
International Business Activity Act refunds	$-20	$-20	$-20	$-20
Prior-year adjustment	$94	$34	$49	$79
Current calendar year assumptions
National tax base ($ billions)	$283.7	$287.2	$303.7	$309.4	+/- 1% change in the 2015 national tax base equals +/- $20 to $30 million
BC instalment share of national tax base	11.4%	11.5%	11.5%	11.8%
Effective tax rates (general/small business)	11.0 / 2.5	11.0 / 2.5	11.0 / 2.5	11.0 / 2.5
Share of the BC tax base subject to small business rate	35.0%	34.0%	33.9%	33.8%	+/- 1% point change in the 2015 small business share equals -/+ $20 to $30 million
BC tax base growth (post federal measures)	5.3%	4.6%	6.2%	5.8%
BC net operating surplus growth	5.3%	3.3%	6.3%	5.8%

2013 Tax-year	2013 Assumptions
BC tax base growth (post federal measures)		6.2%			+/- 1% change in the 2014 BC tax base equals +/- $30 to $40 million in 2015/16
BC net operating surplus growth		-5.4%
Gross 2013 tax		$2,490
Prior-year adjustments		$94
Prior years losses/gains (included in above)		$-55
Non-refundable BC tax credits		$-86

Net cash received from the federal government and cash refunds under the International BusinessActivity Act are used as the basis for estimating revenue. Due to lags in the federal collection and instalment systems, changes to the BC net operating surplus and tax base forecasts affect revenue in the succeeding year. The 2015/16 instalments from the federal government reflects two-third of payments related to the 2015 tax year (paid during Apr-July 2015 and adjusted in Sept and Dec) and one-third of 2016 payments. Instalments for the 2015 (2016) tax year are based on BC’s share of the national tax base for the 2013 (2014) tax year and a forecast of the 2015 (2016) national tax base. BC’s share of the 2013 national tax base was 11.45%, based on tax assessments as of December 31, 2014. Cash adjustments for any under/over payments from the federal government in respect of 2014 will be received/paid on March 31, 2016.

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A5     Material Assumptions — Revenue (continued)

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2014/15	2015/16	2016/17	2017/18	2015/16 Sensitivities
Provincial sales tax	$5,672	$5,970	$6,212	$6,468
Provincial sales tax base growth (fiscal year)	5.3%	4.1%	4.1%	4.2%	+/- 1% point change in the 2015
Calendar Year					consumer expenditure growth
Nominal consumer expenditure	4.7%	4.3%	4.5%	4.5%	equals up to +/- $30 million
Nominal business investment	5.6%	3.9%	4.5%	4.6%
Other expenditures	6.5%	5.8%	5.1%	5.1%
Components of Provincial sales tax revenue					+/- 1% point change in the 2015
Consolidated Revenue Fund	$5,658	$5,963	$6,205	$6,461	busines investment growth equals up to +/- $10 million
BC Transportation Financing Authority	$14	$7	$7	$7
Fuel and carbon taxes	$2,167	$2,195	$2,226	$2,256
Calendar Year
Real GDP	2.2%	2.3%	2.4%	2.3%
Gasoline volumes	0.0%	0.0%	0.0%	0.0%
Diesel volumes	2.0%	2.0%	2.0%	2.0%
Natural gas volumes	2.2%	2.3%	2.4%	2.3%
Carbon tax rates (July 1)
Carbon dioxide equivalent emissions ($/tonne)	$30	$30	$30	$30
Natural gas (cents/gigajoule)	148.98 ¢	148.98 ¢	148.98 ¢	148.98 ¢
Gasoline (cents/litre)	6.67 ¢	6.67 ¢	6.67 ¢	6.67 ¢
Light fuel oil (cents/litre)	7.67 ¢	7.67 ¢	7.67 ¢	7.67 ¢
Carbon tax revenue	$1,240	$1,261	$1,284	$1,307

Components of fuel tax revenue
Consolidated Revenue Fund	$505	$509	$514	$518
BC Transit	$12	$12	$12	$12
BC Transportation Financing Authority	$410	$413	$416	$419
	$927	$934	$942	$949
Property taxes	$2,137	$2,225	$2,312	$2,408
Calendar Year
BC Consumer Price Index	1.0%	1.6%	1.9%	2.0%	+/- 1% point change in new
Housing starts	28,356	27,598	27,543	27,008	construction & inflation growth
Home owner grants (fiscal year)	$814	$825	$842	$859	equals up to +/- $35 million in
Components of revenue					residential property taxation revenue
Residential (net of home owner grants)	$727	$763	$790	$819
Non-residential	$1,127	$1,166	$1,211	$1,258	+/- 1% change in 2015 total
Rural area	$89	$91	$93	$96	business property assessment
Police	$33	$34	$36	$37	value equals up to +/- $20
BC Assessment Authority	$84	$85	$88	$91	million in non-residential
BC Transit	$77	$86	$94	$107	property taxation revenue
Other taxes	$2,263	$2,158	$2,158	$2,149
Calendar Year
Population	1.1%	1.2%	1.3%	1.3%
BC Consumer Price Index	1.0%	1.6%	1.9%	2.0%
BC housing starts	4.8%	-2.7%	-0.2%	-1.9%
Real GDP	2.2%	2.3%	2.4%	2.3%
Nominal GDP	3.9%	3.8%	4.3%	4.3%
Components of revenue
Property transfer	$1,039	$928	$923	$909
Tobacco	$770	$770	$770	$770
Insurance premium and other	$454	$460	$465	$470

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A5  Material Assumptions — Revenue (continued)

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2014/15	2015/16	2016/17	2017/18	2015/16 Sensitivities
Energy, sales of Crown land tenures, metals, minerals and other	$1,742	$1,456	$1,433	$1,279
Natural gas price

+/- $0.50 change in the natural gas price equals +/- $175 million, including impacts on production volumes and royalty program credits, but excluding any changes from byproducts revenue (e.g. butane, ethane, propane) Sensitivities can also vary significantly at different price levels.

Plant inlet, $Cdn/gigajoule	$2.69	$2.09	$2.32	$2.54
Sumas, $US/ MMBtu	$3.94	$3.20	$3.46	$3.70
Natural gas production volumes
Billions of cubic metres	41.3	44.4	48.6	53.2
Petajoules	1,641	1,760	1,928	2,112
Annual per cent change	4.8%	7.3%	9.5%	9.5%

Oil price ($US/bbl at Cushing, Ok)	$79.58	$45.00	$50.42	$53.89

Auctioned land base (000 hectares)	141	150	100	80
Average bid price/hectare ($)	$2,404	$1,000	$1,025	$1,100	+/- 1% change in natural gas volumes equals +/- $3 million on natural gas royalties
Cash sales of Crown land tenures	$340	$150	$103	$88
Metallurgical coal price ($US/tonne, fob west coast)	$119	$128	$138	$138
Copper price ($US/lb)	$3.10	$3.02	$3.05	$3.04
Annual electricity volumes set by treaty	4.1	4.1	4.1	4.0	+/- 1 cent change in the exchange rate equals +/- $30 million on natural gas royalties +/- 10% change in the average Mid-Columbia electricity price equals +/- $13 million
(million mega-watt hours)
Mid-Columbia electricity price	$33	$28	$31	$35
($US/mega-watt hour)
Exchange rate (US¢/ Cdn$, calendar year)	90.5	85.3	85.5	87.0
Components of revenue
Natural gas royalties	$542	$344	$402	$492
Bonus bids, fees and rentals	$835	$784	$660	$400

Based on a recommendation from the Auditor General to be consistent with generally accepted accounting principles, bonus bid revenue recognition reflects nine-year deferral of cash receipts from the sale of Crown land tenures

Petroleum royalties	$97	$47	$54	$58
Columbia River Treaty electricity sales	$133	$117	$133	$146
Coal	$46	$67	$82	$78
Minerals, metals and other	$37	$41	$46	$48
Oil and Gas Commission fees and levies	$52	$56	$56	$57

Royalty programs and infrastructure credits
Deep drilling	$-406	$-273	$-411	$-594
Road and pipeline infrastructure	$-58	$-107	$-141	$-126
Total	$-464	$-380	$-552	$-720
Implicit average natural gas royalty rate	12.3%	9.4%	9.0%	9.2%

Royalty program (marginal, low productivity and ultra marginal drilling) adjustments reflect reduced royalty rates. Natural gas royalties incorporate royalty programs and Treasury Board approved infrastructure credits.

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A5 Material Assumptions — Revenue (continued)

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2014/15	2015/16	2016/17	2017/18	2015/16 Sensitivities
Forests	$757	$835	$866	$907
Prices (calendar year average)					+/- US$50 change in SPF
SPF 2x4 ($US/1000 bd ft)	$353	$344	$340	$340	price equals +/- $100 to
Random Lengths Composite ($US/thousand board feet)	$375	$369	$365	$365
Pulp ($US/tonne)	$925	$888	$838	$825	+/- US$50 change in pulp price
Coastal log ($Cdn/cubic metre);					equals +/-$5 to $10 million
Vancouver Log Market)	$97	$94	$92	$90	+/- Cdn$10 change in average
					log price equals +/-$10 to
Fiscal Year Trade Assumptions					$20 million
Export tax rate (effective rate) Lumber shipments and consumption (billion board feet)	0.0%	0.8%	0.8%	0.8%	+/- 1 cent change in
U.S. lumber consumption	41.0	41.3	41.9	42.4	exchange rate equals
BC surge trigger volumes	8.7	8.8	8.9	9.0	+/- $15 to $20 million on
BC lumber exports to US	6.7	7.0	7.3	7.3	stumpage revenue
					+/- 10% change in Interior
Crown harvest volumes (million cubic metres)					harvest volumes equals
Interior	47.0	48.9	48.8	49.8	+/- $50 to $60 million
Coast	14.0	14.1	14.2	14.2	+/- 10% change in Coastal
Total	61.0	63.0	63.0	64.0	harvest volumes equals
BC Timber Sales (included in above)	11.1	11.4	11.8	11.8	+/- $8 to $12 million

Stumpage rates ($Cdn/cubic metre)
Total stumpage rates	$10.99	$11.80	$12.33	$12.79

Components of revenue					The above sensitivities relate
Tenures	$437	$517	$543	$585	to stumpage revenue only.
BC Timber Sales	$257	$248	$255	$255	Depending on market
Federal border tax (SLA 2006)	$0	$0	$0	$0	conditions, changes in
Logging tax	$25	$25	$25	$25	stumpage revenues may be
Other CRF revenue	$23	$20	$19	$19	offset by changes in softwood
Recoveries	$15	$25	$24	$23	lumber border tax revenues

2015/16 and 2016/17 SLA 2006 border tax forecast assumes a continuation of the Softwood Lumber Agreement beyond its current October 2015 expiry date.

Other natural resources	$463	$466	$507	$498
Components of revenue
Water rental and licences*	$392	$395	$436	$432
Recoveries	$50	$50	$50	$45
Angling and hunting permits and licences	$14	$10	$10	$10
Recoveries	$7	$11	$11	$11

* Water rentals for power purposes are indexed to Consumer Price Index.

Other revenue	$9,251	$9,932	$10,040	$9,978
Components of revenue
Fees and licences					+/- 1% point change in BC’s
Medical Services Plan (MSP) premium	$2,277	$2,399	$2,529	$2,666	population growth equals +/- $10 to $20 million on MSP
Consolidated Revenue Fund	$2,173	$2,315	$2,445	$2,582	premium revenue
MSP recoveries	$104	$84	$84	$84	MSP rates are assumed to
Motor vehicle licences and permits	$509	$516	$523	$530	increase 4 percent annually
Other Consolidated Revenue Fund	$333	$381	$374	$349
Summary consolidation eliminations	—	$-16	$-16	$-16
Other recoveries	$113	$105	$99	$100
Crown corporations and agencies	$105	$109	$76	$67
Post-secondary education fees	$1,539	$1,612	$1,677	$1,742
Other health-care related fees	$352	$348	$355	$355
School Districts	$180	$180	$180	$180
Investment earnings
Consolidated Revenue Fund	$104	$74	$80	$88
Fiscal agency loans & sinking funds earnings	$875	$944	$995	$1,060
Summary consolidation eliminations	$-45	$-53	$-63	$-76
Crown corporations and agencies	$34	$21	$23	$27
SUCH sector agencies	$159	$151	$155	$158
Sales of goods and services	$927	$935	$948	$973
Miscellaneous	$1,789	$2,226	$2,105	$1,775

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A5  Material Assumptions — Revenue (continued)

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2014/15	2015/16	2016/17	2017/18	2015/16 Sensitivities
Health and social transfers	$5,812	$6,142	$6,470	$6,745
National Cash Transfers
Canada Health Transfer (CHT)	$32,100	$34,026	$36,068	$37,655	+/- 0.1% point change in BC’s
Canada Social Transfer (CST)	$12,582	$12,959	$13,348	$13,748	population share equals
BC share of national population (June 1)	13.04%	13.06%	13.09%	13.12%	+/- $45 to $50 million
BC health and social transfers revenue
CHT	$4,184	$4,443	$4,720	$4,941
CST	$1,640	$1,692	$1,747	$1,804
Prior-year adjustments	$-29
Health deferral
Diagnostic and Medical Equipment	$10	—	—	—
Medical Equipment Trust	$7	$7	$3	—
Other federal contributions	$1,567	$1,504	$1,479	$1,465
Components of revenue
Disaster Financial Assistance	$43	$8	$8	$8
Other Consolidated Revenue Fund	$147	$136	$137	$137
Labour Market Development Agreement	$301	$300	$300	$300
Labour Market and Skills Training Program	$66	$77	$69	$65
Family Support and Children in Care	$49	$49	$49	$49
Emergency Management	$5	$5	$1	$1
Local Government Services and Transfers	$8	—	—	—
Other recoveries	$111	$110	$109	$109
Crown corporations and agencies	$247	$230	$214	$207
Post-secondary institutions	$502	$506	$509	$506
Other SUCH sector agencies	$88	$83	$83	$83
Service delivery agency direct revenue	$5,828	$6,311	$6,041	$6,079
School districts	$527	$527	$527	$527
Post-secondary institutions	$3,065	$3,144	$3,238	$3,336
Health authorities and hospital societies	$839	$1,091	$825	$827
BC Transportation Financing Authority	$482	$504	$493	$486
Other service delivery agencies	$915	$1,045	$958	$903
Commercial Crown corporation net income	$3,242	$2,904	$3,050	$3,101
BC Hydro	$588	$653	$693	$707
reservoir water inflows	95%	100%	100%	100%	+/-1% in hydro generation = +/-$15 million

mean gas price	4.11	3.82	3.94	4.13	+/-10% = -/+$5 million
(Sumas, $US/MMbtu — BC Hydro forecast based on NYMEX forward selling prices)
electricity prices	32.52	32.22	34.24	36.89	+/-10% change in electricity trade
(Mid-C, $US/MWh)					margins = +/-$15 million
ICBC	$600	$210	$231	$237
vehicle growth	+1.9%	+1.7%	+1.7%	+1.7%	+/-1% = +/-$44 million
current claims cost percentage change	+6.7%	+2.2%	+3.0%	+3.5%	+/-1% = -/+$35 million
unpaid claims balance	$8.2 billion	$8.6 billion	$9.0 billion	$9.4 billion	+/-1% = -/+$82 to $86 million
investment return	6.2%	3.0%	2.9%	2.9%	+/-1% return = +/-$142 to $146 million
loss ratio	88.9%	86.6%	85.6%	85.6%

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A6    Natural Gas Price Forecasts — 2015/16 to 2017/18

				Adjusted to fiscal years and
				$C/gigajoule at plant inlet
Private sector forecasts (calendar year)	2015	2016	2017	2015/16	2016/17	2017/18

GLJ Henry Hub US$/MMBtu (Jan 1, 2015)	3.31	3.75	4.00	2.31	2.68	2.91
Sproule Henry Hub US$/MMBtu (Dec 31, 2014)	3.25	3.75	4.00	2.27	2.68	2.98
McDaniel Henry Hub US$/MMBtu (Jan 1, 2015)	3.30	3.80	4.05	2.32	2.74	2.96
Deloitte Henry Hub US$/Mcf (Dec 31, 2014)	3.70	4.00	4.25	2.56	2.80	3.01
GLJ Alberta AECO-C Spot CDN$/MMBtu (Jan 1, 2015)	3.31	3.77	4.02	2.09	2.46	2.70
Sproule Alberta AECO-C Spot CDN$/MMBtu (Dec 31, 2014)	3.32	3.71	3.90	2.08	2.39	2.67
McDaniel AECO-C Spot C$/MMBtu (Jan 1, 2015)	3.50	4.00	4.25	2.28	2.68	2.92
Deloitte AECO-C Spot C$/Mcf (Dec 31, 2014)	3.85	4.15	4.45	2.42	2.70	2.98
GLJ Sumas Spot US$/MMBtu (Jan 1, 2015)	3.26	3.70	3.95	2.30	2.67	2.89
Sproule Sumas Spot CDN$/MMBtu (Dec 31, 2014)	3.77	4.16	4.35	2.20	2.51	2.79
GLJ BC Spot Plant Gate CDN$/MMBtu (Jan 1, 2015)	2.97	3.43	3.68	1.98	2.36	2.60
Sproule BC Station 2 CDN$/MMBtu (Dec 31, 2014)	3.27	3.66	3.85	2.14	2.45	2.73
McDaniel BC Avg Plant Gate C$MMBtu (Jan 1, 2015)	3.20	3.70	3.95	2.21	2.62	2.85
Deloitte BC Station 2 C$MMBtu (Dec 31, 2014)	3.75	4.05	4.35	2.55	2.82	3.10
GLJ Midwest Chicago US$/MMBtu (Jan 1, 2015)	3.41	3.85	4.10	2.07	2.44	2.66
Sproule Alliance Plant Gate CDN$/MMBtu (Dec 31, 2014)	3.02	3.51	3.80	1.82	2.23	2.58
EIA Henry Hub US$/MMBtu (Dec 9, 2014)	3.83
TD Economics Henry Hub FuturesUS$/MMBtu (Dec 15, 2014)	3.60	3.60		2.52
Scotiabank Group Henry Hub US$/MMBtu (Dec 19, 2014)	4.00	4.00		2.94
BMO Alberta Empress US$/MMBtu (Dec 19, 2014)	4.20
CIBC World Markets Inc. Henry Hub US$/MMBtu (Dec 16, 2014)	4.00	4.10		2.98
InSite Petroleum Consultants Ltd Henry Hub US$/MMBtu (Dec 31, 2014)	3.50	4.00	4.25	2.54	2.96	3.18
Fekete AECO-C CDN$/MMBtu (Sep 30, 2014)	4.30	4.55	4.85	2.97	3.22	3.49
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (Dec 15, 2014)				2.15	2.47	2.70
Average all minus high/low				2.35	2.62	2.87
Average one forecast per consultant minus high/low				2.55	2.71	2.97
Natural gas royalty price forecast				2.09	2.32	2.54

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd       US EIA: US Energy Information Administration         AECO: Alberta Energy Company

Deloitte/AJM: Deloitte L.L.P acquired Ashton Jenkins Mann Petroleum Consultants          McDaniel: McDaniel & Associates Consultants Ltd

Natural Gas Prices

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A7  Material Assumptions — Expense

	Updated	Budget
Ministry Programs and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2014/15	2015/16	2016/17	2017/18	Sensitivities 2015/16
Advanced Education	1,972	1,961	1,975	2,002
Student spaces in public institutions (# FTEs)	204,250	201,256	201,274	201,274	The number of student spaces may vary depending on the financial and other policies of post-secondary institutions.
Children and Family Development	1,339	1,379	1,385	1,396
Average children-in-care Caseload (#)	8,250	8,250	8,250	8,250	Caseload is expected to remain stable between 15/16 and 17/18. A 1% increase in the cost per case or a 1% increase in the average
Average annual residential cost per child in care ($)	39,750	40,500	41,350	42,200	caseload will affect expenditures by approximately $2 million (excluding Delegated Aboriginal Agencies).
Education	5,397	5,498	5,591	5,648
Public School Enrolment (# of FTEs)	531,574	537,377	538,225	541,125

Enrolment figures are based on BC Stats and school district enrollment trends, to which the ministry has added forecasts for distributed learning, adult education and summer learning.

Summer Learning was affected by the teachers’ job action in 2014/15, but is expected to resume full operation in 2015/16 and subsequent years.

School age (K—12)	516,463	515,380	516,460	519,346
Distributed Learning (online)	11,433	11,743	11,511	11,525
Summer	82	6,658	6,658	6,658
Adults	3,596	3,596	3,596	3,596

Forests, Lands and Natural Resource Operations	835	608	631	637
BC Timber Sales	161	165	171	171

Targets can be impacted by changes to actual inventory costs incurred. There is a lag of approximately 1.5 years between when inventory costs are incurred and when they are expensed. Volume harvested can also impact targets. For example, if volume harvested is less than projected in any year, then capitalized expenses will also be reduced in that year.

Direct Fire Fighting	300	63	63	63	Over the past several years, Direct Fire Fighting costs have ranged from a low of $19 million in 1997 to $382 million in 2009.
Health	16,928	17,444	17,934	18,471
Pharmacare	1,079	1,103	1,125	1,148	A 1% change in utilization or prices affects costs by approximately $10 million.
Medical Services Plan (MSP)	4,061	4,117	4,285	4,451	A 1% increase in volume of services provided by fee-for-service physicians affects costs by approximately $25 million.
Regional Services	11,516	11,949	12,245	12,590
Justice	1,169	1,172	1,178	1,184
New cases filed/processed (# for all courts)	270,000	270,000	270,000	270,000

The number of criminal cases proceeded on by the provincial and federal Crown (including appeals to higher courts in BC), the number of civil and family litigation cases, the number of violation tickets disputed, and the number of municipal bylaw tickets disputes which would go to court for resolution.

Crown Proceeding Act (CPA)	25	25	25	25	The number and size of litigation brought against the province, as well as the effectiveness of mitigation strategies and legal defence.
Policing, Victim Services and Corrections	609	617	619	621	The volume and severity of criminal activity, the number of inmate beds occupied and the number of offenders under community supervision.
Emergency Program Act (EPA)	30	15	15	15	The number and severity of natural disasters.

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A7  Assumptions — Expense (continued)

	Updated	Budget
Ministry Programs and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2014/15	2015/16	2016/17	2017/18	Sensitivities 2015/16
Social Development and Social Innovation	2,530	2,594	2,646	2,659

Temporary Assistance annual average caseload (#)	43,500	40,700	38,300	35,700

The expected to work caseload is sensitive to fluctuations in economic and employment trends in the service sector. A 1% change in Temporary Assistance will affect expenditures by approximately $3.2 million annually.

Disability Assistance annual average caseload (#)	91,000	94,500	98,600	98,600

The caseload for persons with disabilities is sensitive to the aging of the population and longer life expectancy for individuals with disabilities and significant health issues. A 1% change in Disability Assistance will affect expenditures by approximately $9.8 million annually

Adult Community Living:
Developmental Disabilities Programs

The adult community living caseload is sensitive to an aging population and to the level of service required. For example, residential care is significantly more costly than day programs. A 1% increase in the caseload can increase expenditures by between $7.6 and $7.9 million annually.

Average caseload (#)	16,370	17,200	17,990	18,760
Average cost per client ($)	45,500	44,900	44,210	43,860
Personal Supports Initiative
Average caseload (#)	810	1,020	1,230	1,440
Average cost per client ($)	21,260	20,890	20,400	20,330
Tax Transfers	848	975	989	1,003
Individuals	302.0	459.0	459.0	459.0
Low Income Climate Action	192.6	195.0	195.0	195.0

These tax transfers are now expensed as required under generally accepted accounting principles. Previously the family bonus was split 50/50 between expense program and as reduction to revenue while all other refundable credits were recorded as reduction to revenue.

Early Childhood Tax Benefit		146.0	146.0	146.0
Sales Tax	40.8	50.0	50.0	50.0
Small Business Venture Capital	22.5	25.0	25.0	25.0
BC Senior’s Home Renovation	-1.3	2.0	2.0	2.0
Other tax transfers to individuals	46.8	40.8	40.8	40.8
Family Bonus Program	0.6	0.2	0.2	0.2
Corporations	546.0	516.0	530.0	544.0
Film and Television	77.9	80.0	80.0	80.0
Production Services	265.2	252.5	262.5	272.5
Scientific Research & Experimental Development	51.1	68.0	72.0	76.0

Interactive Digital Media	37.1	50.0	50.0	50.0
Mining Exploration	104.4	50.0	50.0	50.0
Other tax transfers to corporations	10.3	15.5	15.5	15.5
2014/15 tax transfer forecasts incorporates adjustments relating to prior years.
Management of Public Funds and Debt	1,221	1,267	1,338	1,385
Interest rates for new provincial borrowing:					Full year impact on MoPD on interest costs of a 1% change in interest rates equals $83.8 million; $100 million increase in debt level equals $3.0 million.
Short-term	0.98%	1.29%	2.11%	2.54%
Long-term	2.85%	3.52%	4.10%	4.70%
CDN/US exchange rate (cents)	111.7	117.8	116.2	114.9
Service delivery agency net spending	5,953	6,042	5,822	6,167
School districts	344	325	256	183
Post-secondary institutions	3,018	3,017	2,973	3,152
Health authorities and hospital societies	697	709	535	748
BC Transportation Financing Authority	996	1,106	1,224	1,203
Other service delivery agencies	898	885	834	881

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A8  Operating Statement - 2008/09 to 2017/18

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Revenue	38,720	37,978	40,688	41,809	42,049	43,728	45,772	46,365	47,646	48,617	2.6
Expense	(38,665)	(39,790)	(40,926)	(42,047)	(43,201)	(43,375)	(44,793)	(45,831)	(46,920)	(47,868)	2.4
Surplus (deficit) before unusual items	55	(1,812)	(238)	(238)	(1,152)	353	979	534	726	749
Forecast allowance	—	—	—	—	—	—	(100)	(250)	(350)	(350)
Negotiating Framework incentive payments	(2)	—	—	—	—	—	—	—	—	—
Climate Action Dividend	20	—	—	—	—	—	—	—	—	—
Liability for HST transition funding repayment	—	—	—	(1,599)	—	—	—	—	—	—
Surplus (deficit)	73	(1,812)	(238)	(1,837)	(1,152)	353	879	284	376	399

Per cent of GDP: [1]
Surplus (deficit)	0.0	-0.9	-0.1	-0.8	-0.5	0.2	0.4	0.1	0.1	0.1
Per cent of revenue:
Surplus (deficit)	0.2	-4.8	-0.6	-4.4	-2.7	0.8	1.9	0.6	0.8	0.8
Per capita ($): [2]
Surplus (deficit)	17	(411)	(53)	(408)	(254)	77	190	61	79	83

1   Surplus (deficit) as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2015/16 amounts divided by GDP for the 2015 calendar year).

2   Per capita revenue and expense is calculated using July 1 population (e.g. 2015/16 amounts divided by population on July 1, 2015).

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A9   Revenue by Source - 2008/09 to 2017/18

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Taxation revenue:
Personal income	6,309	5,769	5,805	6,427	6,977	6,862	8,063	7,948	8,104	8,455	3.3
Corporate income	2,294	1,625	2,026	2,002	2,204	2,427	2,636	2,630	2,789	2,908	2.7
Sales	5,137	4,945	5,614	5,930	6,068	5,303	5,672	5,970	6,212	6,468	2.6
Fuel	891	884	940	928	890	917	927	934	942	949	0.7
Carbon	306	541	741	959	1,120	1,222	1,240	1,261	1,284	1,307	n/a
Tobacco	709	683	735	636	614	724	770	770	770	770	0.9
Property	1,850	1,887	1,920	1,913	1,985	2,080	2,137	2,225	2,312	2,408	3.0
Property transfer	715	887	855	944	758	937	1,039	928	923	909	2.7
Corporation capital	108	95	(3)	(5)	1	—	(1)	—	—	—	n/a
Insurance premium	389	389	399	411	433	458	455	460	465	470	2.1
	18,708	17,705	19,032	20,145	21,050	20,930	22,938	23,126	23,801	24,644	3.1
Natural resource revenue:
Natural gas royalties	1,314	406	313	339	169	445	542	344	402	492	-10.3
Crown land tenures	814	867	923	928	868	859	835	784	660	400	-7.6
Columbia River Treaty	231	168	136	110	89	170	133	117	133	146	-5.0
Other energy and minerals	479	421	514	529	306	269	232	211	238	241	-7.3
Forests	557	387	436	482	562	719	757	835	866	907	5.6
Other resources	413	398	406	424	479	493	463	466	507	498	2.1
	3,808	2,647	2,728	2,812	2,473	2,955	2,962	2,757	2,806	2,684	-3.8
Other revenue:
Medical Services Plan premiums	1,595	1,666	1,787	1,919	2,047	2,158	2,277	2,399	2,529	2,666	5.9
Post-secondary education fees	1,036	1,123	1,235	1,291	1,345	1,445	1,539	1,612	1,677	1,742	5.9
Other healthcare-related fees	257	267	308	324	327	333	352	348	355	355	3.7
Motor vehicle licences and permits	450	449	467	479	489	504	509	516	523	530	1.8
Other fees and licences	670	616	643	722	699	770	731	759	713	680	0.2
Investment earnings	818	930	843	1,022	1,173	1,236	1,127	1,137	1,190	1,257	4.9
Sales of goods and services	694	728	759	930	942	946	927	935	948	973	3.8
Miscellaneous	1,809	1,887	1,937	1,755	1,684	2,248	1,789	2,226	2,105	1,775	-0.2
	7,329	7,666	7,979	8,442	8,706	9,640	9,251	9,932	10,040	9,978	3.5
Contributions from the federal government:
Health and social transfers	4,743	4,883	5,176	5,384	5,442	5,869	5,812	6,142	6,470	6,745	4.0
Harmonized sales tax transition payments	—	250	769	580	—	—	—	—	—	—	n/a
Other cost shared agreements	1,252	1,794	2,064	1,755	1,602	1,633	1,567	1,504	1,479	1,465	1.8
	5,995	6,927	8,009	7,719	7,044	7,502	7,379	7,646	7,949	8,210	3.6
Commercial Crown corporation net income:
BC Hydro	365	447	591	558	509	549	588	653	693	707	7.6
Liquor Distribution Branch	891	877	891	909	930	877	871	881	896	910	0.2
BC Lotteries (net of payments to federal gov’t)	1,082	1,070	1,097	1,102	1,116	1,165	1,198	1,206	1,233	1,250	1.6
ICBC	512	601	315	84	231	136	600	210	231	237	-8.2
BC Railway Company	36	2	15	14	6	13	5	5	7	7	-16.6
Transportation Invest. Corp. (Port Mann)	(47)	(4)	(7)	(17)	(60)	(88)	(89)	(101)	(102)	(106)	n/a
Other	41	40	38	41	44	49	69	50	92	96	9.9
	2,880	3,033	2,940	2,691	2,776	2,701	3,242	2,904	3,050	3,101	0.8
Total revenue	38,720	37,978	40,688	41,809	42,049	43,728	45,772	46,365	47,646	48,617	2.6

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A10   Revenue by Source Supplementary Information — 2008/09 to 2017/18

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Per cent of nominal GDP: [1]
Taxation	9.2	9.0	9.2	9.3	9.5	9.1	9.6	9.3	9.2	9.1	0.0
Natural resources	1.9	1.4	1.3	1.3	1.1	1.3	1.2	1.1	1.1	1.0	-6.8
Other	3.6	3.9	3.9	3.9	3.9	4.2	3.9	4.0	3.9	3.7	0.3
Contributions from the federal government	2.9	3.5	3.9	3.6	3.2	3.3	3.1	3.1	3.1	3.0	0.4
Commercial Crown corporation net income	1.4	1.5	1.4	1.2	1.2	1.2	1.4	1.2	1.2	1.2	-2.3
Total revenue	19.0	19.4	19.8	19.2	18.9	19.0	19.2	18.7	18.4	18.0	-0.6
Growth rates (per cent):
Taxation	-5.4	-5.4	7.5	5.8	4.5	-0.6	9.6	0.8	2.9	3.5	n/a
Natural resources	1.8	-30.5	3.1	3.1	-12.1	19.5	0.2	-6.9	1.8	-4.3	n/a
Other	-3.1	4.6	4.1	5.8	3.1	10.7	-4.0	7.4	1.1	-0.6	n/a
Contributions from the federal government	0.9	15.5	15.6	-3.6	-8.7	6.5	-1.6	3.6	4.0	3.3	n/a
Commercial Crown corporation net income	-3.8	5.3	-3.1	-8.5	3.2	-2.7	20.0	-10.4	5.0	1.7	n/a
Total revenue	-3.3	-1.9	7.1	2.8	0.6	4.0	4.7	1.3	2.8	2.0	n/a
Per capita ($): [2]
Taxation	4,301	4,014	4,262	4,478	4,634	4,567	4,953	4,933	5,013	5,124	2.0
Natural resources	876	600	611	625	544	645	640	588	591	558	-4.9
Other	1,685	1,738	1,787	1,876	1,917	2,104	1,997	2,119	2,115	2,075	2.3
Contributions from the federal government	1,378	1,571	1,793	1,716	1,551	1,637	1,593	1,631	1,674	1,707	2.4
Commercial Crown corporation net income	662	688	658	598	611	589	700	619	642	645	-0.3
Total revenue	8,902	8,610	9,111	9,293	9,257	9,542	9,883	9,891	10,036	10,109	1.4

Real Per Capita Revenue (2014 $) [3]	9,426	9,117	9,519	9,484	9,343	9,639	9,883	9,727	9,693	9,569	0.2
Growth rate (per cent)	-6.5	-3.3	4.4	-0.4	-1.5	3.2	2.5	-1.6	-0.3	-1.3	-0.5

1  Revenue as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2015/16 revenue divided by nominal GDP for the 2015 calendar year).

2  Per capita revenue is calculated using July 1 population (e.g. 2015/16 revenue divided by population on July 1, 2015).

3  Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2015 CPI for 2015/16 revenue).

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A11 Expense by Function — 2008/09 to 2017/18

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Function:
Health:
Medical Services Plan	3,282	3,407	3,641	3,873	3,906	4,114	4,176	4,282	4,458	4,633	3.9
Pharmacare	1,010	1,053	1,129	1,147	1,122	1,130	1,121	1,144	1,166	1,189	1.8
Regional services	10,030	10,273	10,597	11,255	11,784	11,960	12,415	12,849	13,152	13,507	3.4
Other healthcare expenses	601	597	625	642	690	658	832	786	790	795	3.2
	14,923	15,330	15,992	16,917	17,502	17,862	18,544	19,061	19,566	20,124	3.4
Education:
Elementary and secondary	5,740	5,778	5,802	5,885	6,002	6,133	6,113	6,259	6,347	6,413	1.2
Post-secondary	4,573	4,732	4,859	4,907	5,103	5,284	5,384	5,454	5,559	5,712	2.5
Other education expenses	158	528	504	436	423	410	464	477	476	472	12.9
	10,471	11,038	11,165	11,228	11,528	11,827	11,961	12,190	12,382	12,597	2.1
Social services:
Social assistance	1,339	1,454	1,506	1,550	1,552	1,572	1,575	1,605	1,626	1,608	2.1
Child welfare	1,073	1,077	1,118	1,112	1,098	1,097	1,013	1,258	1,263	1,271	1.9
Low income tax credit transfers	188	216	408	509	534	279	234	245	245	245	3.0
Community living and other services	723	729	754	769	806	857	888	901	929	962	3.2
	3,323	3,476	3,786	3,940	3,990	3,805	3,710	4,009	4,063	4,086	2.3
Protection of persons and property	1,429	1,380	1,448	1,512	1,539	1,520	1,419	1,423	1,369	1,376	-0.4
Transportation	1,401	1,453	1,580	1,544	1,552	1,554	1,601	1,713	1,783	1,728	2.4
Natural resources & economic development	1,886	2,159	2,349	1,873	2,092	1,755	2,029	1,867	1,915	1,932	0.3
Other	1,649	1,382	1,208	1,415	1,346	1,184	1,309	1,290	1,310	1,320	-2.4
Contingencies	—	—	—	—	—	—	300	350	400	400	n/a
General government	1,425	1,375	1,146	1,235	1,262	1,386	1,408	1,280	1,279	1,288	-1.1
Debt servicing	2,158	2,197	2,252	2,383	2,390	2,482	2,512	2,648	2,853	3,017	3.8
Operating expense	38,665	39,790	40,926	42,047	43,201	43,375	44,793	45,831	46,920	47,868	2.4
Unusual items:
Negotiating Framework incentive payments	2	—	—	—	—	—	—	—	—	—
Climate Action Dividend	(20)	—	—	—	—	—	—	—	—	—
HST transition funding repayment	—	—	—	1,599	—	—	—	—	—	—
Total expense	38,647	39,790	40,926	43,646	43,201	43,375	44,793	45,831	46,920	47,868
Per cent of operating expense:
Health	38.6	38.5	39.1	40.2	40.5	41.2	41.4	41.6	41.7	42.0	1.0
Education	27.1	27.7	27.3	26.7	26.7	27.3	26.7	26.6	26.4	26.3	-0.3
Social services and housing	8.6	8.7	9.3	9.4	9.2	8.8	8.3	8.7	8.7	8.5	-0.1
Protection of persons and property	3.7	3.5	3.5	3.6	3.6	3.5	3.2	3.1	2.9	2.9	-2.8
Transportation	3.6	3.7	3.9	3.7	3.6	3.6	3.6	3.7	3.8	3.6	0.0
Natural resources & economic development	4.9	5.4	5.7	4.5	4.8	4.0	4.5	4.1	4.1	4.0	-2.1
Other	4.3	3.5	3.0	3.4	3.1	2.7	2.9	2.8	2.8	2.8	-4.7
Contingencies	—	—	—	—	—	—	0.7	0.8	0.9	0.8	n/a
General government	3.7	3.5	2.8	2.9	2.9	3.2	3.1	2.8	2.7	2.7	-3.4
Debt servicing	5.6	5.5	5.5	5.7	5.5	5.7	5.6	5.8	6.1	6.3	1.4
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A12 Expense by Function Supplementary Information — 2008/09 to 2017/18

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Per cent of nominal GDP: [1]
Health	7.3	7.8	7.8	7.8	7.9	7.8	7.8	7.7	7.6	7.5	0.2
Education	5.1	5.6	5.4	5.2	5.2	5.1	5.0	4.9	4.8	4.7	-1.0
Social services	1.6	1.8	1.8	1.8	1.8	1.7	1.6	1.6	1.6	1.5	-0.8
Protection of persons and property	0.7	0.7	0.7	0.7	0.7	0.7	0.6	0.6	0.5	0.5	-3.5
Transportation	0.7	0.7	0.8	0.7	0.7	0.7	0.7	0.7	0.7	0.6	-0.8
Natural resources & economic development	0.9	1.1	1.1	0.9	0.9	0.8	0.9	0.8	0.7	0.7	-2.8
Other	0.8	0.7	0.6	0.7	0.6	0.5	0.5	0.5	0.5	0.5	-5.4
Contingencies	—	—	—	—	—	—	0.1	0.1	0.2	0.1	n/a
General government	0.7	0.7	0.6	0.6	0.6	0.6	0.6	0.5	0.5	0.5	-4.1
Debt servicing	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	0.6
Operating expense	19.0	20.3	19.9	19.3	19.4	18.9	18.8	18.5	18.2	17.7	-0.7
Growth rates (per cent):
Health	5.8	2.7	4.3	5.8	3.5	2.1	3.8	2.8	2.6	2.9	n/a
Education	4.9	5.4	1.2	0.6	2.7	2.6	1.1	1.9	1.6	1.7	n/a
Social services	10.0	4.6	8.9	4.1	1.3	-4.6	-2.5	8.1	1.3	0.6	n/a
Protection of persons and property	0.0	-3.4	4.9	4.4	1.8	-1.2	-6.6	0.3	-3.8	0.5	n/a
Transportation	1.7	3.7	8.7	-2.3	0.5	0.1	3.0	7.0	4.1	-3.1	n/a
Natural resources & economic development	-9.0	14.5	8.8	-20.3	11.7	-16.1	15.6	-8.0	2.6	0.9	n/a
Other	19.0	-16.2	-12.6	17.1	-4.9	-12.0	10.6	-1.5	1.6	0.8	n/a
General government	17.0	-3.5	-16.7	7.8	2.2	9.8	1.6	-9.1	-0.1	0.7	n/a
Debt servicing	-3.5	1.8	2.5	5.8	0.3	3.8	1.2	5.4	7.7	5.7	n/a
Operating expense	5.0	2.9	2.9	2.7	2.7	0.4	3.3	2.3	2.4	2.0	n/a
Per capita ($): [2]
Health	3,431	3,476	3,581	3,760	3,853	3,898	4,004	4,066	4,121	4,184	2.2
Education	2,407	2,503	2,500	2,496	2,538	2,581	2,583	2,600	2,608	2,619	0.9
Social services	764	788	848	876	878	830	801	855	856	850	1.2
Protection of persons and property	329	313	324	336	339	332	306	304	288	286	-1.5
Transportation	322	329	354	343	342	339	346	365	376	359	1.2
Natural resources & economic development	434	489	526	416	461	383	438	398	403	402	-0.8
Other	379	313	270	315	296	258	283	275	276	274	-3.5
Contingencies	—	—	—	—	—	—	65	75	84	83	n/a
General government	328	312	257	274	278	302	304	273	269	268	-2.2
Debt servicing	496	498	504	530	526	542	542	565	601	627	2.6
Operating expense	8,890	9,021	9,164	9,346	9,511	9,465	9,672	9,776	9,882	9,952	1.3
Real Per Capita Operating Expense (2014 $) [3]	9,412	9,551	9,575	9,538	9,599	9,562	9,672	9,615	9,546	9,422	0.0
Growth rate (per cent)	1.4	1.5	0.2	-0.4	0.6	-0.4	1.2	-0.6	-0.7	-1.3	0.2

1   Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2015/16 expense divided by nominal GDP for the 2015 calendar year).

2   Per capita expense is calculated using July 1 population (e.g. 2015/16 expense divided by population on July 1, 2015).

3     Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2015 CPI for 2015/16 expense).

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A13 Full-Time Equivalents (FTEs) — 2008/09 to 2017/18 1

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF) [2]	31,874	31,353	30,221	27,228	27,326	26,526	26,600	26,500	26,500	26,500	-1.0
Service delivery agencies [3]	4,403	4,508	4,295	4,346	4,508	4,640	4,805	4,821	4,574	4,580	0.2
Total FTEs	36,277	35,861	34,516	31,574	31,834	31,166	31,405	31,321	31,074	31,080	-0.8
Growth rates:
Ministries and special offices (CRF)	5.5	-1.6	-3.6	-9.9	0.4	-2.9	0.3	-0.4	0.0	0.0	-1.2
Service delivery agencies	6.7	2.4	-4.7	1.2	3.7	2.9	3.6	0.3	-5.1	0.1	1.1
Population per FTE: [4]
Total FTEs	119.9	123.0	129.4	142.5	142.7	147.0	147.5	149.7	152.8	154.7	1.4

1     Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

2     The ministry 2011/12 FTE total includes a reduction of about 3,200 FTEs reflecting the shift of BC Ambulance Service oversight from the Ministry of Health to the Provincial Health Services Authority.

3     Service delivery agency FTE amounts do not include SUCH sector staff employment.

4     Population per FTE is calculated using July 1 population (e.g. population on July 1, 2015 divided by 2015/16 FTEs).

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A14 Capital Spending — 2008/09 to 2017/18

							Updated	Budget			Average annual
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	change
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	(per cent)
Taxpayer-supported:
Education
Schools districts	413	449	433	560	509	466	405	481	541	627	4.7
Post-secondary institutions	630	669	924	655	591	507	781	691	739	626	-0.1
Health	892	927	916	732	742	690	1,004	983	1,084	678	-3.0
BC Transportation Financing Authority	881	918	1,080	921	1,005	1,017	828	941	706	678	-2.9
BC Transit	77	150	39	37	48	80	88	119	137	53	-4.1
Vancouver Convention Centre expansion	242	41	10	1	—	—	—	—	—	—	n/a
BC Place redevelopment	45	75	197	194	6	—	—	—	—	—	n/a
Government direct (ministries)	430	306	261	245	267	298	392	392	431	383	-1.3
Other	133	184	250	220	111	93	139	124	88	154	1.6
	3,743	3,719	4,110	3,565	3,279	3,151	3,637	3,731	3,726	3,199	-1.7
Self-supported:
BC Hydro	1,397	2,406	1,519	1,703	1,929	2,036	2,268	2,234	2,277	2,718	7.7
BC Transmission Corporation	19	12	—	—	—	—	—	—	—	—	n/a
Columbia River power projects	32	16	67	108	94	52	36	24	14	16	-7.4
Transportation Invest. Corp. (Port Mann)	215	778	730	734	540	202	95	16	9	—	n/a
BC Railway Company	10	14	6	9	10	8	4	5	2	1	-22.6
ICBC	22	22	48	92	73	82	81	115	50	40	6.9
BC Lotteries	97	92	81	74	97	100	90	90	110	110	1.4
Liquor Distribution Branch	17	19	18	19	10	13	30	34	65	59	14.8
Other [1]	1	3	1	5	12	26	—	—	—	—	n/a
	1,810	3,362	2,470	2,744	2,765	2,519	2,604	2,518	2,527	2,944	5.6
Total capital spending	5,553	7,081	6,580	6,309	6,044	5,670	6,241	6,249	6,253	6,143	1.1
Per cent of nominal GDP: [2]
Taxpayer-supported	1.8	1.9	2.0	1.6	1.5	1.4	1.5	1.5	1.4	1.2	-4.7
Self-supported	0.9	1.7	1.2	1.3	1.2	1.1	1.1	1.0	1.0	1.1	2.3
Total	2.7	3.6	3.2	2.9	2.7	2.5	2.6	2.5	2.4	2.3	-2.0
Growth rates:
Taxpayer-supported	2.2	-0.6	10.5	-13.3	-8.0	-3.9	15.4	2.6	-0.1	-14.1	-0.9
Self-supported	39.3	85.7	-26.5	11.1	0.8	-8.9	3.4	-3.3	0.4	16.5	11.8
Total	11.9	27.5	-7.1	-4.1	-4.2	-6.2	10.1	0.1	0.1	-1.8	2.6
Per capita: [3]
Taxpayer-supported	861	843	920	792	722	688	785	796	785	665	-2.8
Self-supported	416	762	553	610	609	550	562	537	532	612	4.4
Total	1,277	1,605	1,473	1,402	1,331	1,237	1,348	1,333	1,317	1,277	0.0
Real Per Capita Capital Spending (2014 $) [4]	1,352	1,700	1,539	1,431	1,343	1,250	1,348	1,311	1,272	1,209	-1.2
Growth rate (per cent)	8.1	25.7	-9.4	-7.0	-6.2	-6.9	7.8	-2.7	-3.0	-5.0	0.1

1         Includes post-secondary institutions self-supported subsidiaries.

2         Capital spending as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2015/16 amounts divided by nominal GDP for the 2015 calendar year).

3         Per capita capital spending is calculated using July 1 population (e.g. 2015/16 amounts divided by population on July 1, 2015).

4         Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2015 CPI for 2015/16 capital spending).

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A15 Statement of Financial Position — 2008/09 to 2017/18

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
Financial assets:											(per cent)
Cash and temporary investments	5,185	2,911	3,060	3,235	3,174	2,802	2,793	1,838	1,650	1,457	-10.9
Other financial assets	5,875	7,171	7,990	7,938	8,186	9,336	9,372	9,684	9,590	9,591	4.6
Sinking funds	2,134	1,329	1,410	1,491	1,778	835	911	915	934	958	-7.0
Investments in commercial Crown corporations:
Retained earnings	5,952	7,458	7,092	6,998	7,541	7,839	8,195	8,442	8,769	9,191	4.0
Recoverable capital loans	9,149	11,471	12,947	14,846	16,907	18,921	20,723	21,830	23,086	24,656	9.4
	15,101	18,929	20,039	21,844	24,448	26,760	28,918	30,272	31,855	33,847	7.6
Warehouse borrowing program assets	2,081	—	—	—	—	—	—	—	—	—	n/a
	30,376	30,340	32,499	34,508	37,586	39,733	41,994	42,709	44,029	45,853	3.8
Liabilities:
Accounts payable & accrued liabilities	7,451	7,042	7,675	8,874	8,902	8,024	7,938	7,915	8,372	8,773	1.5
Deferred revenue	9,433	10,002	10,741	10,438	9,861	9,684	9,824	9,691	9,414	9,238	-0.2
Debt:
Taxpayer-supported debt	26,402	29,968	31,821	34,659	38,182	41,068	42,302	43,182	44,126	44,733	4.9
Self-supported debt	11,612	11,917	13,333	15,534	17,634	19,625	21,428	22,528	23,769	25,321	7.3
Forecast allowance	—	—	—	—	—	—	100	250	350	350	n/a
Total provincial debt	38,014	41,885	45,154	50,193	55,816	60,693	63,830	65,960	68,245	70,404	5.8
Add: debt offset by sinking funds	2,134	1,329	1,410	1,491	1,778	835	911	915	934	958	-7.0
Less: guarantees and non-guaranteed debt	(496)	(546)	(455)	(730)	(755)	(726)	(725)	(717)	(702)	(685)	3.0
Financial statement debt	39,652	42,668	46,109	50,954	56,839	60,802	64,016	66,158	68,477	70,677	5.4
	56,536	59,712	64,525	70,266	75,602	78,510	81,778	83,764	86,263	88,688	4.2
Net liabilities	(26,160)	(29,372)	(32,026)	(35,758)	(38,016)	(38,777)	(39,784)	(41,055)	(42,234)	(42,835)	4.6
Capital and other assets:
Tangible capital assets	30,539	32,219	34,278	35,692	36,762	37,778	39,308	40,930	42,483	43,483	3.3
Restricted assets	1,178	1,241	1,312	1,377	1,442	1,493	1,560	1,614	1,668	1,722
Other assets	758	896	1,086	1,215	1,267	1,641	1,518	1,427	1,416	1,410	5.8
	32,475	34,356	36,676	38,284	39,471	40,912	42,386	43,971	45,567	46,615	3.3
Accumulated surplus (deficit)	6,315	4,984	4,650	2,526	1,455	2,135	2,602	2,916	3,333	3,780	n/a
Per cent of Nominal GDP: [1]
Net liabilities	12.8	15.0	15.5	16.4	17.1	16.9	16.7	16.6	16.3	15.9	2.0
Capital and other assets	15.9	17.5	17.8	17.6	17.7	17.8	17.8	17.7	17.6	17.3	0.7
Growth rates:
Net liabilities	9.9	12.3	9.0	11.7	6.3	2.0	2.6	3.2	2.9	1.4	5.7
Capital and other assets	6.5	5.8	6.8	4.4	3.1	3.7	3.6	3.7	3.6	2.3	4.1
Per capita: [2]
Net liabilities	6,015	6,659	7,171	7,948	8,369	8,462	8,590	8,758	8,896	8,906	3.6
Capital and other assets	7,467	7,789	8,212	8,509	8,689	8,928	9,152	9,380	9,598	9,692	2.4

1         Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2015/16 amount divided by GDP for the 2015 calendar year).

2         Per capita net liabilities is calculated using July 1 population (e.g. 2015/16 amount divided by population on July 1, 2015).

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A16 Changes in Financial Position — 2008/09 to 2017/18

							Updated	Budget
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	10-Year
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	Total
(Surplus) deficit for the year	(73)	1,812	238	1,837	1,152	(353)	(879)	(284)	(376)	(399)	2,675
Comprehensive income (increase) decrease	437	(481)	96	287	(81)	(327)	412	(30)	(41)	(48)	224
Change in accumulated (surplus) deficit	364	1,331	334	2,124	1,071	(680)	(467)	(314)	(417)	(447)	2,899
Capital and other asset changes:
Taxpayer-supported capital investments	3,743	3,719	4,110	3,565	3,279	3,151	3,637	3,731	3,726	3,199	35,860
Less: amortization and other accounting changes	(1,856)	(2,039)	(2,051)	(2,151)	(2,209)	(2,135)	(2,107)	(2,109)	(2,173)	(2,199)	(21,029)
Increase in net capital assets	1,887	1,680	2,059	1,414	1,070	1,016	1,530	1,622	1,553	1,000	14,831
Increase (decrease) in restricted assets	48	63	71	65	65	51	67	54	54	54	592
Increase (decrease) in other assets	50	138	190	129	52	374	(123)	(91)	(11)	(6)	702
	1,985	1,881	2,320	1,608	1,187	1,441	1,474	1,585	1,596	1,048	16,125
Increase (decrease) in net liabilities	2,349	3,212	2,654	3,732	2,258	761	1,007	1,271	1,179	601	19,024
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	(769)	(2,274)	149	175	(61)	(372)	(9)	(955)	(188)	(193)	(4,497)
Increase (decrease) in warehouse borrowing investments	2,081	(2,081)	—	—	—	—	—	—	—	—	—
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	623	1,506	(366)	(94)	543	298	356	247	327	422	3,862
Self-supported capital investments	1,810	3,362	2,470	2,744	2,765	2,519	2,604	2,518	2,527	2,944	26,263
Less: loan repayments and other accounting changes	(380)	(1,040)	(994)	(845)	(704)	(505)	(802)	(1,411)	(1,271)	(1,374)	(9,326)
	2,053	3,828	1,110	1,805	2,604	2,312	2,158	1,354	1,583	1,992	20,799
Other working capital changes	(2,856)	331	(472)	(867)	1,084	1,262	58	472	(255)	(200)	(1,443)
	509	(196)	787	1,113	3,627	3,202	2,207	871	1,140	1,599	14,859
Increase (decrease) in financial statement debt	2,858	3,016	3,441	4,845	5,885	3,963	3,214	2,142	2,319	2,200	33,883
(Increase) decrease in sinking fund debt	515	805	(81)	(81)	(287)	943	(76)	(4)	(19)	(24)	1,691
Increase (decrease) in guarantees	(9)	(14)	(31)	(27)	(14)	(6)	(2)	(1)	—	1	(103)
Increase (decrease) in non-guaranteed debt	13	64	(60)	302	39	(23)	1	(7)	(15)	(18)	296
Increase (decrease) in total provincial debt	3,377	3,871	3,269	5,039	5,623	4,877	3,137	2,130	2,285	2,159	35,767
Represented by increase (decrease) in:
Taxpayer-supported debt	(147)	3,566	1,853	2,838	3,523	2,886	1,234	880	944	607	18,184
Self-supported debt	3,524	305	1,416	2,201	2,100	1,991	1,803	1,100	1,241	1,552	17,233
Forecast allowance	—	—	—	—	—	—	100	150	100	—	350
Total provincial debt	3,377	3,871	3,269	5,039	5,623	4,877	3,137	2,130	2,285	2,159	35,767

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A17 Provincial Debt — 2008/09 to 2017/18

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
Taxpayer-supported debt:											(per cent)
Provincial government direct operating	5,744	7,359	6,964	7,813	9,408	10,223	9,441	8,420	6,718	4,767	-2.1
Other taxpayer-supported debt (mainly capital):
Education facilities
School districts	5,522	5,777	6,016	6,407	6,830	7,245	7,612	7,956	8,430	8,991	5.6
Post-secondary institutions	3,611	3,824	4,092	4,185	4,315	4,386	4,523	4,686	5,007	5,340	4.4
	9,133	9,601	10,108	10,592	11,145	11,631	12,135	12,642	13,437	14,331	5.1
Health facilities	3,936	4,389	4,895	5,293	5,691	6,038	6,545	7,036	7,721	8,166	8.4
Highways, ferries and public transit
BC Transportation Financing Authority	4,586	5,211	5,785	6,287	7,084	7,912	8,512	9,312	10,142	11,085	10.3
SkyTrain extension	1,154	1,154	1,155	1,174	1,174	1,174	1,174	1,174	1,174	1,174	0.2
Public transit	997	997	997	1,000	1,000	1,000	1,000	1,000	1,000	1,000	0.0
BC Transit	94	140	158	183	163	143	123	168	201	202	8.9
	6,831	7,502	8,095	8,644	9,421	10,229	10,809	11,654	12,517	13,461	7.8
Other
Social Housing	286	305	511	674	658	719	786	706	708	709	10.6
Provincial government general capital	—	294	570	808	1,073	1,371	1,743	1,995	2,377	2,710	n/a
BC Immigrant Investment Fund	287	289	347	398	363	440	433	311	224	156	-6.5
Homeowner Protection Office	150	144	—	—	—	—	—	—	—	—	n/a
BC Pavilion Corporation	—	49	250	383	383	383	380	387	396	404	n/a
Other	35	36	81	54	40	34	30	31	28	29	-2.1
	758	1,117	1,759	2,317	2,517	2,947	3,372	3,430	3,733	4,008	20.3
Total other taxpayer-supported debt	20,658	22,609	24,857	26,846	28,774	30,845	32,861	34,762	37,408	39,966	7.6
Total taxpayer-supported debt	26,402	29,968	31,821	34,659	38,182	41,068	42,302	43,182	44,126	44,733	6.0

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	9,054	10,792	11,710	12,978	14,167	15,559	16,940	18,013	19,215	20,734	9.6
Transportation Invest. Corp. (Port Mann)	20	544	1,148	1,779	2,610	3,209	3,329	3,371	3,407	3,439	n/a
Post-secondary institution subsidiaries	149	220	173	173	215	198	198	198	198	198	3.2
Columbia Power Corporation	—	—	—	—	—	—	299	293	286	278
Columbia River power projects	208	196	183	481	475	470	464	457	443	428	8.3
BC Transmission Corporation	70	70	—	—	—	—	—	—	—	—	n/a
BC Lotteries	—	60	85	90	132	155	155	155	180	206	n/a
Other	30	35	34	33	35	34	43	41	40	38	2.7
	9,531	11,917	13,333	15,534	17,634	19,625	21,428	22,528	23,769	25,321	11.5
Warehouse borrowing program	2,081	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	11,612	11,917	13,333	15,534	17,634	19,625	21,428	22,528	23,769	25,321	9.0
Forecast allowance	—	—	—	—	—	—	100	250	350	350	n/a
Total provincial debt	38,014	41,885	45,154	50,193	55,816	60,693	63,830	65,960	68,245	70,404	7.1

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A18 Provincial Debt Supplementary Information — 2008/09 to 2017/18 1

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
Per cent of nominal GDP: [2]											(per cent)
Taxpayer-supported debt:
Provincial government direct operating	2.8	3.8	3.4	3.6	4.2	4.5	4.0	3.4	2.6	1.8	-5.0
Education facilities	4.5	4.9	4.9	4.9	5.0	5.1	5.1	5.1	5.2	5.3	1.9
Health facilities	1.9	2.2	2.4	2.4	2.6	2.6	2.7	2.8	3.0	3.0	5.1
Highways, ferries and public transit	3 3	3 8	3 9	4 0	4 2	4 5	4 5	4 7	4 8	5 0	4 5
Other	0.4	0.6	0.9	1.1	1.1	1.3	1.4	1.4	1.4	1.5	16.6
Total taxpayer-supported debt	12.9	15.3	15.4	15.9	17.2	17.9	17.7	17.4	17.1	16.6	2.8
Self-supported debt:
Commercial Crown corporations & agencies	4.7	6.1	6.5	7.1	7.9	8.5	9.0	9.1	9.2	9.4	8.1
Warehouse borrowing program	1.0	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	5.7	6.1	6.5	7.1	7.9	8.5	9.0	9.1	9.2	9.4	5.7
Total provincial debt	18.6	21.4	21.9	23.1	25.1	26.4	26.7	26.6	26.4	26.1	3.8
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	-24.5	28.1	-5.4	12.2	20.4	8.7	-7.6	-10.8	-20.2	-29.0	-2.8
Education facilities	5.7	5.1	5.3	4.8	5.2	4.4	4.3	4.2	6.3	6.7	5.2
Health facilities	12.1	11.5	11.5	8.1	7.5	6.1	8.4	7.5	9.7	5.8	8.8
Highways, ferries and public transit	11.2	9.8	7.9	6.8	9.0	8.6	5.7	7.8	7.4	7.5	8.2
Other	16.1	47.4	57.5	31.7	8.6	17.1	14.4	1.7	8.8	7.4	21.1
Total taxpayer-supported debt	-0.6	13.5	6.2	8.9	10.2	7.6	3.0	2.1	2.2	1.4	5.4
Self-supported debt:
Commercial Crown corporations & agencies	17.8	25.0	11.9	16.5	13.5	11.3	9.2	5.1	5.5	6.5	12.2
Warehouse borrowing program	—	-100.0	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	43.6	2.6	11.9	16.5	13.5	11.3	9.2	5.1	5.5	6.5	12.6
Total provincial debt	9.7	10.2	7.8	11.2	11.2	8.7	5.2	3.3	3.5	3.2	7.4
Per capita: [3]
Taxpayer-supported debt:
Provincial government direct operating	1,321	1,668	1,559	1,737	2,071	2,231	2,039	1,796	1,415	991	-3.1
Education facilities	2,100	2,177	2,263	2,354	2,453	2,538	2,620	2,697	2,830	2,980	4.0
Health facilities	905	995	1,096	1,176	1,253	1,318	1,413	1,501	1,626	1,698	7.2
Highways, ferries and public transit	1,571	1,701	1,813	1,921	2,074	2,232	2,334	2,486	2,636	2,799	6.6
Other	174	253	394	515	554	643	728	732	786	833	19.0
Total taxpayer-supported debt	6,070	6,794	7,125	7,703	8,405	8,962	9,134	9,212	9,294	9,301	4.9
Self-supported debt:
Commercial Crown corporations & agencies	2,191	2,702	2,985	3,453	3,882	4,282	4,627	4,806	5,007	5,265	10.2
Warehouse borrowing program	478	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	2,670	2,702	2,985	3,453	3,882	4,282	4,627	4,806	5,007	5,265	7.8
Total provincial debt	8,740	9,496	10,111	11,156	12,287	13,244	13,782	14,071	14,375	14,639	5.9
Real Per Capita Provincial Debt (2014 $) [4]	9,254	10,054	10,564	11,386	12,402	13,379	13,782	13,838	13,884	13,858	4.6
Growth rate (per cent)	6.1	8.7	5.1	7.8	8.9	7.9	3.0	0.4	0.3	-0.2	4.8

1         Numbers may not add due to rounding.

2         Debt as a percent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2015/16 debt divided by nominal GDP for the 2015 calendar year).

3         Per capita debt is calculated using July 1 population (e.g. 2015/16 debt divided by population on July 1, 2015).

4         Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2015 CPI for 2015/16 debt).

Budget and Fiscal Plan — 2015/16 to 2017/18

Appendix

Table A19 Key Provincial Debt Indicators — 2008/09 to 2017/18

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
Debt to revenue (per cent)											(per cent)
Total provincial	77.2	86.5	88.5	94.7	104.1	107.7	108.4	110.5	111.1	112.2	4.2
Taxpayer-supported	71.0	82.6	78.8	85.1	93.7	96.1	95.8	95.4	95.1	94.7	3.3
Debt per capita ($) [1]
Total provincial	8,740	9,496	10,111	11,156	12,287	13,244	13,782	14,071	14,375	14,639	5.9
Taxpayer-supported	6,070	6,794	7,125	7,703	8,405	8,962	9,134	9,212	9,294	9,301	4.9
Debt to nominal GDP (per cent) [2]
Total provincial	18.6	21.4	21.9	23.1	25.1	26.4	26.7	26.6	26.4	26.1	3.8
Taxpayer-supported	12.9	15.3	15.4	15.9	17.2	17.9	17.7	17.4	17.1	16.6	2.8
Interest bite (cents per dollar of revenue) [3]
Total provincial	4.3	4.6	4.2	4.3	4.4	4.5	4.4	4.7	4.8	5.1	1.8
Taxpayer-supported	4.2	4.2	4.0	4.0	3.9	3.9	3.8	3.9	4.1	4.3	0.1
Interest costs ($ millions)
Total provincial	2,138	2,205	2,155	2,300	2,336	2,547	2,580	2,827	2,966	3,193	4.6
Taxpayer-supported	1,570	1,534	1,596	1,625	1,590	1,686	1,679	1,777	1,913	2,016	2.8
Interest rate (per cent) [4]
Taxpayer-supported	5.9	5.4	5.2	4.9	4.4	4.3	4.0	4.2	4.4	4.5	-2.9
Background Information:
Revenue ($ millions)
Total provincial [5]	49,224	48,438	51,044	53,005	53,626	56,356	58,885	59,688	61,436	62,744	2.7
Taxpayer-supported [6]	37,205	36,272	40,394	40,746	40,757	42,725	44,166	45,241	46,402	47,220	2.7
Debt ($ millions)
Total provincial	38,014	41,885	45,154	50,193	55,816	60,693	63,830	65,960	68,245	70,404	7.1
Taxpayer-supported [7]	26,402	29,968	31,821	34,659	38,182	41,068	42,302	43,182	44,126	44,733	6.0
Provincial nominal GDP ($ millions) [8]	203,951	195,966	205,996	217,460	222,565	229,685	238,726	247,860	258,484	269,701	3.2
Population (thousands at July 1) [9]	4,349	4,411	4,466	4,499	4,543	4,583	4,631	4,688	4,748	4,809	1.1

1    The ratio of debt to population (e.g. 2015/16 debt divided by population at July 1, 2015).

2    The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2015/16 debt divided by 2015 nominal GDP).

3    The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

4    Weighted average of all outstanding debt issues.

5    Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

6    Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

7    Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

8    Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2015 is used for the fiscal year ended March 31, 2016).

9    Population at July 1st within the fiscal year (e.g. population at July 1, 2015 is used for the fiscal year ended March 31, 2016).

Budget and Fiscal Plan — 2015/16 to 2017/18

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